Exhibit 10.13

DATED 11 October 1999

SSC BENELUX & CO. SCA

AS BORROWER

ARRANGED BY

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

Euro 140,000,000 REVOLVING CREDIT AGREEMENT

RELATING TO THE DEVELOPMENT OF

SELF STORAGE CENTRES BY

SSC BENELUX & CO. SCA GROUP

CLIFFORD CHANCE

CONTENTS

1.	Interpretation	1

2.	Facility And Purpose	29

3.	Conditions Precedent	30

4.	Rights And Obligations Of Finance Parties	31

5.	Drawdown	31

6.	Interest	36

7.	Repayment	38

8.	Prepayment And Cancellation	39

9.	Taxes	41

10.	Increased Costs	44

11.	Illegality	45

12.	Mitigation	46

13.	Market Disruption	47

14.	Representations	47

15.	Financial Undertakings	54

16.	Control Accounts	56

17.	General Undertakings	59

18.	Property Undertakings	67

19.	Events Of Default	84

20.	Guarantee	92

21.	Commitment Commission And Fees	96

22.	Costs And Expenses	97

23.	Default Interest, Break Costs And Indemnities	97

24.	Payments	100

25.	Set-Off	102

26.	Sharing	102

27.	Finance Parties	103

28.	Parties	111

29.	Calculations And Evidence Of Debt	113

30.	Remedies And Waivers	115

31.	Notices	115

32.	Amendments	116

33.	Applicable Law And Jurisdiction	117

34.	Counterparts	118

Schedule 1	PARTIES	119

	Part A Banks	119

	Part B Original Charging Companies	120

Schedule 2	CONDITIONS PRECEDENT	121

	Part A Conditions Precedent To Initial Advance	121

	Part B Conditions Precedent To Second Advance	127

Schedule 3	DRAWDOWN	130

	Part A Drawdown Notice	130

	Part B Drawdown Report	132

Schedule 4	NEW PARTIES	133

	Part A Transfer Certificate	133

	Part B Accession Agreement	136

Schedule 5	INITIAL PROPERTIES	137

	Part A Finished Properties	137

	Part B Initial Projects	139

Schedule 6	APPROVED NEW PROPERTIES	141

Schedule 7	ADDRESSES FOR NOTICES	143

EXECUTION PAGE		144

THIS AGREEMENT is made between:

(1)	SSC BENELUX & CO. SCA, a Belgian company with its registered office at 48 Quai du Commerce, 1000 Brussels RC Brussels N° 587,679 (the “Borrower”);

(2)	THE COMPANIES listed in Part B Schedule 1 (Parties) (each an “Original Charging Company”);

(3)	CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED as the arranger of this Facility (the “Arranger”);

(4)	CREDIT SUISSE FIRST BOSTON, LONDON BRANCH as agent for the Finance Parties under the Finance Documents (the “Agent”);

(5)	CREDIT SUISSE FIRST BOSTON, LONDON BRANCH as trustee for the Finance Parties under the Security Trust Deed (the “Security Trustee”); and

(6)	THE FINANCIAL INSTITUTIONS listed in Part A Schedule 1 (Banks).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Terms defined

In each Finance Document:

“Accession Agreement” means an agreement substantially in the form of Part B Schedule 4 (Transfers) incorporating such changes as the Agent may approve or reasonably require.

“Accepted Finance Statements” means:

(a)	for the Group, the consolidated annual profit and loss accounts and balance sheet of Recom as reviewed by its auditors for the financial year ending 31 December 1998; and

(b)	for each Obligor, its most recent audited annual profit and loss accounts and balance sheet as at the date of this Agreement or, if it is a New Charging Company, on the date it accedes as a party to this Agreement or:

(i)	if a Charging Company has no audited accounts and balance sheet on that date, such unaudited profit and loss accounts and balance sheet of that Charging Company for the period since its formation in a form approved by the Agent (acting reasonably); or

(ii)	if a Charging Company has remained dormant since its formation, a pro forma balance sheet and profit and loss account of that Charging Company for the period since its formation together with a certificate from the directors of that company confirming that that Charging Company has remained dormant since its formation.

“Account Bank” means KBC Bank N.V. acting through its branch at Guimardstraat 9, 1040 Brussels Belgium or such other bank or banks appointed to act as such in any jurisdiction in accordance with Clause 16.2 (Account Bank).

“Additional Project” means a development and construction project (in accordance with the relevant Real Estate Package approved by the Agent) conducted or to be conducted by or on behalf of an Obligor on a Property owned by that Obligor on which is already situated another Project which has achieved Project Completion.

“Advance” means any principal amount borrowed or to be borrowed under this Agreement or the principal amount of any such borrowing outstanding under this Agreement from time to time.

“Anticipated Costs” means, on any date in relation to a Project, the euro equivalent of aggregate of the latest estimates by the relevant Obligor in consultation, where the relevant Obligor has engaged a Project Contractor, with that Project Contractor (or as otherwise determined by the Agent (acting reasonably)) of the projected and unpaid costs and expenses itemised in each of the categories specified in the Projects Schedule to be incurred in relation to the carrying out of that Project as from the date of that Drawdown Report to achieve Project Completion in accordance with the relevant Project Documents within the applicable Project Timetable.

“Approved New Project” means the development and construction project of a self storage centre by or on behalf of an Obligor on:

(a)	an Approved New Property (in the form set out in the relevant Real Estate Package approved by the Agent); or

(b)	a property specified in Part B Schedule 5 (Initial Projects) which ceases to be an Initial Property on the date of the Drawdown Notice in respect of the Second Advance,

in relation to which the relevant Obligor has complied with Clauses 18.2.1, 18.2.2 and 18.2.3 (New Projects), in each case, owned by such Obligor to Project Completion in accordance with the terms of the Relevant Documents relating to each such development.

“Approved New Property” means any freehold, leasehold or other real property:

(a)	specified in Schedule 6 (Approved New Properties);

(b)	specified in Schedule 5 (Initial Properties) which ceases to be an Initial Property on the date of the Drawdown Notice in respect of the Second Advance; or

(c)	which the Agent designates as being an Approved New Property prior to the Drawdown Date of the Second Advance,

in relation to which the relevant Obligor has complied with Clauses 18.2.1, 18.2.2 and 18.2.3 (New Projects).

“Architect” means, in relation to any Project, any Firm of architects appointed by the relevant Obligor or, where a Project Contract has been engaged by it in relation to that Project, that Project Contractor.

“Available Facility Amount” means, at any time, an amount in euro units equal to the lesser of:

(a)	the Total Commitments at that time; and

(b)	the euro equivalent of the sum of:

((A+B+C) - (W+X+Y)) - Z

where:

“A” means the sum of all Advances borrowed at that time;

“B” means the maximum Advance available to be drawn down in accordance with Clauses 5.2.2 and 5.2.3 (Drawdown Notice) on the forthcoming Interest Payment Date as disclosed in the then most recent Drawdown Report;

“C” means 41.25 per cent. of the value of each Finished Property set out in the then most recent Valuation which ceases to be an Initial Property on the drawdown date of the Second Advance but in relation to which all of the outstanding conditions precedent in Part B Schedule 2 (Conditions precedent) have been met subsequent to the drawdown date of the Second Advance;

“W” means the greater of:

(i)	euro 30,000,000 minus the sum of 41.25 per cent multiplied by value of each Finished Property set out in the then most recent Valuation which qualify as Initial Properties on the Drawdown Date of the Second Advance; and

(ii)	zero;

“X” means the sum of 41.25 per cent of the greater of:

(i)	the Paid Project Costs incurred by the relevant Obligor in relation to any Finished Property which is an Excluded Property as disclosed in the most recent Drawdown Report; and

(ii)	the value of the relevant Obligor’s interest in that Excluded Property as recorded in the then most recent Valuation of that Excluded Property;

“Y” means the sum of all Advances drawn down in accordance with Clauses 5.2.2 and 5.2.3 (Drawdown Notice) in relation to any other Property which is an Excluded Property as disclosed in the then most recent Drawdown Report; and

“Z” means the sum of all Realisation Proceeds standing to the credit of the Proceeds Account or which are required to be deposited into the Proceeds Account at that time.

“Available Liquid Assets” means, for any specified period commencing on last date in the calendar month the subject of the then most recent Drawdown Report, the euro equivalent of the sum of:

(a)	all funds held by the Obligors in the form of:

(i)	cash at hand and proceeds on deposit in accounts (other than any Control Account) maturing not later than the next Interest Payment Date (but excluding any proceeds deposited by any Obligor as collateral in support of a letter of credit or other assurance against financial loss given to a Trade Contractor under a Trade Contract (unless such proceeds are applied by way of payment under that Trade Contract on or before the next Interest Payment Date);

(ii)	proceeds on deposit in the Disbursement Account derived from any contribution received prior to the date of the then most recent Drawdown Report by way of equity contributions in the Borrower or debt drawn down by the Borrower, which the Borrower is permitted to withdraw from the Disbursement Account pursuant to Clause 16.3.5 (Disbursement Account); and

(iii)	proceeds on deposit in the Proceeds Account (excluding all Realisation Proceeds and proceeds paid under any Insurance Policy in each case on deposit in the Proceeds Account); and

(b)	an amount equal to the maximum:

(i)	Advances which are anticipated to be drawn down; and

(ii)	undrawn equity contributions in the Borrower,

in each case, on each Interest Payment Date during that period as disclosed in the then most recent Drawdown Report.

“Availability Period” means the period from the opening of business in London on the date of this Agreement to the close of business in London on 31 December 2001.

“Bank” means each of the financial institutions listed in Part A Schedule 1 (Banks) or a New Bank and which, in each case, has not ceased to be a party to this Agreement in accordance with the terms of this Agreement.

“Belgian Obligor” means any Obligor incorporated in Belgium and, where designated as being “Original”, means any such Obligor which is the Borrower or an Original Charging Company.

“Budgeted Costs” means, in relation to any Project, the euro equivalent of the itemised budget of costs and expenses relating to that Project specified in the relevant Real Estate Package setting out each of the categories of costs and expenses appearing in the Projects Schedule.

“Building Contract” means, in relation to any Project where the relevant Obligor has engaged or intends to engage a Project Contractor, the design and construct building contract (or such other procurement agreement in form and substance approved by the Agent (acting reasonably)) entered into by the relevant Obligor with the relevant Project Contractor relating to the carrying out of that Project.

“Business Day” means a day (other than a Saturday or Sunday) on which:

(a)	banks generally are open for business in London and Brussels; and

(b)	in relation to a date for the payment or purchase of any sum denominated in euro units, the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system is open for settlement of payments in euro units.

“Certificate on Title” means in relation to any Property in England and Wales, each certificate on title, in form and substance satisfactory to the Agent, addressed to the Finance Parties and prepared by solicitors for the Obligors acceptable to the Agent relating to each such Property.

“Charging Company” means each of:

(a)	the Original Charging Companies; and

(b)	any New Charging Company,

but any such person will cease to be included in this definition if:

(i)	that person has disposed of, or refinanced, all its Properties in accordance with Clause 17.6.2(e) (Disposals) and the Realisation Proceeds derived from each such disposal or refinancing determined in accordance with Clause 17.6.2(e)(iii) (Disposals) and have been applied in accordance with Clause 16.4.3 (Proceeds Account); or

(ii)	all its Properties are irrevocably released from the Security constituted under the Finance Documents.

“Collateral Warranty” means any agreement in the nature of collateral warranties or indemnities entered into by any Project Contractor, Major Trade Contractor or Professional in favour of the Finance Parties in form and substance acceptable to the

Agent (or such equivalent agreement or warranty (if any) which the Agent determines (acting reasonably) is market practice in the relevant jurisdiction).

“Commitment” means, in relation to a Bank, the amount in euro units set opposite its name in Part A Schedule 1 (Banks) to the extent not cancelled, varied, transferred or reduced in accordance with this Agreement.

“Computer System” means any computer hardware or software or any equipment operated by electronic means.

“Consents” means:

(a)	in relation to a Property in Belgium, the Planning Permission relating to any Project being conducted on any such Property, all listed building or landscape consents, and all consents, licences, permissions and approvals (whether statutory or otherwise) required in connection with the carrying out and completion of that Project;

(b)	in relation to a Property in England and Wales, the Planning Permission relating to any Project being conducted on any such Property, all listed building consents, scheduled monument consents, conservation area consents and all consents, licences, permissions and approvals (whether statutory or otherwise) required in connection with the carrying out and completion of that Project;

(c)	in relation to a Property in France, the Planning Permission relating to any Project being conducted on any such Property and all consents, licences, permissions and approvals (whether statutory or otherwise) required in connection with the carrying out and completion of that Project, together with the activities exercised in that Project;

(d)	in relation to a Property in the Netherlands, the Planning Permission relating to any Project being conducted on any such Property, all listed building or environmental consents and all consents, licenses, permissions and approvals (whether statutory or otherwise) required in connection with the carrying out and completion of that Project;

(e)	in relation to a Property in Sweden, the Building Permit relating to any Project being conducted on any such Property granted pursuant to Plan- and Building Act (1987-10) (Sweden); and

(f)	in relation to a Property situated elsewhere, all such planning, listed building or landscape and other consents relating to any Project, licences, permissions and approvals (whether statutory or otherwise) which the Agent may designate as being required in connection with the carrying out and completion of that Project.

“Contingency” means, in relation to any Project, the sum in euro units specified as being for contingency in the Budgeted Costs applicable to that Project as varied from time to time pursuant to Clause 18.1.7 (Project Costs).

“Control Account” means each of the:

(a)	Disbursement Account; and

(b)	Proceeds Account.

“Cost Overrun” means, on any date in relation to a Project, the euro equivalent of the amount by which the aggregate of:

(a)	the line item in the Projects Schedule corresponding to a category of costs and expenses incurred by the relevant Obligor up to that date in relation to the carrying out of that Project; and

(b)	the corresponding line item in the Anticipated Costs for that Project for such category of costs and expenses to be incurred by that Obligor after that date,

exceeds the corresponding line item for such category of costs and expenses in the Budgeted Costs for that Project.

“Cost Overrun Period” means any period of time during which:

(a)	an Event of Default is continuing; or

(b)	aggregate Cost Overruns (which are in excess of any applicable Contingency in accordance with Clause 18.1.7 (Project Costs)) in relation to:

(i)	all Projects (other than a Project where over 50 per cent, of the net lettable surface is integrated in buildings that are not constructed by or on behalf of an Obligor as disclosed in the then most recent Drawdown Report) (the “Relevant Projects”) which have not achieved Project Completion at the relevant time exceeds 2.5 per cent. of the aggregate Budgeted Costs for all such Relevant Projects; or

(ii)	the last five Relevant Projects which have achieved Project Completion at the relevant time exceeds 5 per cent of the aggregate Budgeted Costs for all such Relevant Projects,

in each case, as determined by the Agent on the basis of the then most recent Drawdown Report and as notified to the Borrower by the Agent;

(c)	the euro equivalent of:

(i)	the aggregate Project Costs incurred by the relevant Obligors in relation to the last five Relevant Projects to achieve Project Completion as determined by the Agent on the basis of the then most recent Drawdown Report; exceeds

(ii)	the aggregate value of such five Relevant Projects at the relevant time as disclosed in the relevant Valuations conducted in accordance with Clause 18.5.l(b) (Valuation) (or, if none, the then most recent applicable Valuation);

“Dangerous Substance” means any controlled, hazardous, special, toxic, radioactive or other dangerous emissions or waste and any natural or artificial substance in any form (whether alone or in combination with any other emission or substance) which may cause material harm to man or any other living organism or material damage to the Environment or public health.

“Default” means an Event of Default or any event which may become (with the passage of time, the giving of notice, the making of any determination or any combination of the foregoing) an Event of Default.

“Disbursement Account” means the account maintained by the Borrower in accordance with Clause 16.1.1 (Designation of Control Accounts) and includes any interest of the Borrower in any replacement account or sub-division or sub-account of any such account.

“Drawdown Date” means the date an Advance is or is to be made available to the Borrower.

“Drawdown Notice” means a notice in writing substantially in the form of Part A Schedule 3 (Drawdown Notice) incorporating such changes as the Agent may approve or reasonably require.

“Drawdown Report” means the report in writing in form and substance satisfactory to the Agent (acting reasonably) based substantially on the form of Part B Schedule 3 (Drawdown Report) (incorporating such changes as the Agent may approve or reasonably require) issued monthly by the Borrower (on behalf of the Obligors) in accordance with Clause 5.3 (Drawdown Report).

“Due Diligence Report” means the legal due diligence reports:

(a)	prepared by Loeff Claeys Verbeke concerning the Original Belgian Obligors and the Original Dutch Obligor and the Initial Properties situated in Belgium and The Netherlands,

(b)	prepared by Allen & Overy concerning the Original English Obligor and the Initial Properties situated in England and Wales;

(c)	prepared by Gide Loyrette Nouel concerning the Original French Obligors and the Initial Properties situated in France;

(d)	prepared by Lagerlof & Leman concerning the Original Swedish Obligors and the Initial Properties situated in Sweden; and

(e)	prepared by Deloitte & Touche concerning compliance with control environment and cash management systems of the Borrower (if delivered to the Agent in accordance with Clause 5.1.2(b)(i)(2) (Drawdown of Advances); and

(f)	prepared by Arthur Andersen concerning the tax structure of the Group and the equity holding structure in the Borrower,

which, at the request of each such Obligor, was prepared in relation to the Facility and addressed to the Finance Parties.

“Dutch Obligor” means any Obligor incorporated in The Netherlands and, where designated as being “Original”, means any such Obligor which is an Original Charging Company.

“Engineer” means, in relation to any Project, any firm or firms of mechanical, electrical and/or structural engineers as the relevant Obligor or, where a Project Contractor has been engaged by it in relation to that Project, that Project Contractor may appoint in relation to that New Project.

“English Obligor” means any Obligor incorporated in England and Wales and, where designated as being “Original”, means any such Obligor which is an Original Charging Company.

“Environment” means any of the following media:

(a)	land, including any natural or man-made structures;

(b)	water, including ground waters and waters in drains and sewers; and

(c)	air, including air within buildings and other man-made or natural structures above or below ground,

and includes any living organism or system supported by any such media.

“Environmental Authority” means any local, regional, national or federal department, agency, ministry or any similar body having jurisdiction over the Environment and health and safety matters.

“Environmental Claim” means any claim by any person or competent authority:

(a)	in respect of loss or liability alleged by that person or authority as a result of or in connection with any violation of Environmental Law or Environmental Permit provided applicable Environmental Law imposes liability on the relevant Obligor for such loss or liability; or

(b)

that arises as a result of or in connection with Environmental Contamination and that could give rise to any requirement to clean up contaminated land or water or any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings including, without limitation, any such claim arising from harm to persons, property or natural resources.

“Environmental Contamination” means each of the following and their consequences:

(a)	the presence or release, emission, leakage or spillage of any Dangerous Substance at or from any site at any time owned, occupied or used by any Obligor into any part of the Environment; or

(b)	any accident, fire, explosion or sudden event at any site owned, occupied or used by any Obligor which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment,

all as defined under applicable Environmental Law.

“Environmental Law” means all applicable laws, regulations, decrees, instructions, standards set out by any Environmental Authority (whether in Belgium or elsewhere) concerning the protection of health and safety and, the Environment, including, without limitation the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances or the clean-up or remediation of any of the same.

“Environmental Permit” means any permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation including any condition which attaches to any of the foregoing and the filing of any notification, report or assessment required under any Environmental Law for the operation of any business in, or the occupation or use of, any Property.

“EURIBOR” means, in relation to each Advance and any unpaid sum under the Finance Documents on which interest for a given period is to accrue:

(a)	the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays the rate of the Banking Federation of the European Union for euro units (being currently page 248) for such period as of 11.00 a.m. (Brussels time) on the Quotation Date for such period or, if such page or such service ceases to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union as the Agent, after consultation with the Banks and the Borrower, selects; or

(b)

if no quotation for euro units for the relevant period is displayed and the Agent has not selected an alternative page on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in euro units of an equivalent amount and for such period as of 11.00 a.m. (Brussels time) on the Quotation Date.

“Event of Default” means any of those events specified in Clause 19.1 (Events of Default).

“Excluded Property” means any Property which:

(a)	is the subject of a notice given under Clause 19.22. l(i) (Project specific Events of Default); and

(b)	the Agent designates as being such in accordance with Clause 19.22.2(b) (Project specific Events of Default),

but such Property will cease to be an Excluded Property the date of the earlier to occur of:

(i)	the relevant event which gave rise to the notice referred to in paragraph (a) above being waived or cured in accordance with this Agreement as if it were an Event of Default;

(ii)	the Agent making a determination in relation to that Property in accordance with Clause 19.22.3 (Project specific Events of Default); and

(iii)	such Excluded Property ceasing to be a Property in accordance with this Agreement.

“Facility” means the euro 140,000,000 revolving loan facility granted to the Borrower by the Banks under this Agreement.

“Facility Office” means, in relation to a Bank:

(a)	the office of that Bank specified opposite its name in Part A Schedule 1 (Banks) or in the schedule to a Transfer Certificate; or

(b)	any other office notified by that Bank to the Agent as the office through which that Bank will participate in the Facility.

“Fee Letter” means the letter dated on or about the date of this Agreement given by the Agent, the Arranger and the Banks as at the date of this Agreement and countersigned by the Borrower.

“Final Repayment Date” means, subject to Clause 7.2 (Extension option), the earlier to occur of:

(a)	31 December 2002; and

(b)	30 November 1999, but only if the Agent has not received by that date all conditions precedent in accordance with Clause 3.1.2 (Conditions precedent),

or, if such date (or any date to which the Final Repayment Date is extended in accordance with Clause 7.2 (Extension Option)) is not a Business Day, the immediately preceding Business Day.

“Finance Costs” means, during any period, the aggregate of all interest, commission and other finance payments (other than payments of principal on the Advances) payable by the Borrower to the Finance Parties under the Finance Documents during that period.

“Finance Document” means each of:

(a)	this Agreement;

(b)	the Real Estate Security Documents;

(c)	the Recom Loan Agreement;

(d)	the Security Trust Deed;

(e)	any Transfer Certificate;

(f)	the Shares Pledges;

(g)	the Receivables Pledge Agreement;

(h)	the Swedish Floating Charge Agreement;

(i)	the Fee Letter;

(j)	any document, agreement or confirmation evidencing any Hedge to which an Obligor and a Finance Party are party;

(k)	any Accession Agreement;

(l)	each Collateral Warranty;

(m)	any document entered into pursuant to, or which amends or varies, any document referred to in paragraphs (a) to (1) above; and

(n)	any document designated as such in writing by both the Agent and the Borrower (as agent for the Obligors).

“Finance Party” means each of the Agent, the Arranger, the Security Trustee and the Banks.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any amount raised pursuant to any issue of shares which are expressed to be redeemable;

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the relevant jurisdiction, be treated as a finance or capital lease;

(f)	the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

(g)	receivables sold or discounted (other than on a non-recourse basis);

(h)	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing (but excluding normal trade credit or operational debt incurred in the ordinary course of business);

(j)	any documentary credit facility;

(k)	any Hedge (and the amount of the Financial Indebtedness in relation to any such Hedge will be calculated by reference to its mark-to-market valuation at the relevant time); and

(l)	the amount of any liability in respect of any guarantee, indemnity, bond, standby letter of credit or any other instrument issued for any of the items referred to in paragraphs (a) to (k) above or in connection with the performance of any contract or other obligation.

“Finished Property” means each of the freehold, leasehold and other real properties specified in Part A Schedule 5 (Finished Properties) (excluding all excess land identified as such in relation to each such property in the relevant Real Estate Package) except that any such property will:

(a)	cease to be a Finished Property if it ceases to be an Initial Property on the date of the Drawdown Notice in respect of the Second Advance and:

(b)	in the case of any property referred to in paragraph (a) above, be included as a Finished Property upon it becoming an Approved New Property.

“French Obligor” means any Obligor incorporated in France and, where designated as being “Original”, means any such Obligor which is an Original Charging Company.

“Group” means the Borrower and its subsidiaries for the time being.

“Hedge” means any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of the same or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Information Memorandum” means the document concerning the Original Obligors, which, at their request, and on behalf of them will be prepared in relation to the Facility and distributed by the Arranger to selected banks in connection with the syndication of, and/or participation in, the Facility in accordance with Clause 17.17.1 (Syndication).

“Initial Advance” means the first Advance to be drawn down by the Borrower in accordance with this Agreement.

“Initial Project” means the development and construction project of the self storage centres on the Initial Properties as specified in Part B Schedule 5 (Initial Projects) and conducted or to be conducted by or on behalf of any Original Obligor on an Initial Property owned by such Original Obligor to Project Completion in accordance with the terms of the Relevant Documents relating to each such development except that any such project will cease to be an Initial Project if the Initial Property upon which such project is situated ceases to be an Initial Property on the date of the Drawdown Notice in respect of the Second Advance.

“Initial Property” means each of the freehold, leasehold and other real properties specified in Schedule 5 (Initial Properties) excluding all excess land identified as such in relation to each such property in the relevant Real Estate Package except that:

(a)	any such property will cease to be an Initial Property on the date of the Drawdown Notice in respect of the Second Advance (the “Relevant Date”) if the Agent has not confirmed to the Borrower and the other Finance Parties by the Relevant Date that it has received, or it is satisfied that it will have received by the Drawdown Date for the Second Advance, all items relating to any such property (or the relevant Initial Project situated on that property) listed in paragraphs 1.1(a) and (c), 2, 3 and 8;

(b)	each such property situated in Sweden will cease to be an Initial Property on the Relevant Date if the Agent has not confirmed to the Borrower and the other Finance Parties by the Relevant Date that it has received, or it is satisfied that it will have received by the Drawdown Date for the Second Advance, all items relating to any such property (or the relevant Initial Project situated on that property) listed in paragraphs 1.1(b) and 1.2; and

(c)

each such property owned by an Obligor will cease to be an Initial Property on the Relevant Date if the Agent has not confirmed to the Borrower and the other Finance Parties by the Relevant Date that it has received, or it is satisfied that it will have received by the Drawdown Date for the Second Advance, all items relating to any such Obligor listed in paragraph 1.3, in each case, of Part B Schedule 2 (Conditions precedent to Second Advance).

“Input VAT” means any amount of VAT payable in respect of supplies of goods or services or acquisition of real property in relation to any Obligor.

“Instructing Group” means:

(a)	except as provided in paragraph (b) below, a Bank or Banks whose Commitments at the relevant time amount in aggregate to more than 70 per cent. of the Total Commitments; and

(b)	for the purpose only of cancelling the Total Commitments in full in accordance with Clause 19.20.2(a)(iii) (Acceleration) or if Total Commitments are cancelled in full, a Bank or Banks to whom in aggregate more than 70 per cent. of the Advances at the relevant time is (or, immediately prior to its repayment, was then) owed.

“Insurance Policy” means any policy of insurance or assurance in which any Obligor may at any time have an interest entered into in accordance with Clause 18.4 (Insurance).

“Interest Payment Date” means:

(a)	in relation to any Advance:

(i)	during the period commencing on the date of this Agreement and ending on 29 February 2000, the last day of an Interest Period determined in accordance with Clause 6.3.3 (Interest Periods); and

(ii)	otherwise, the 25th day of each calendar month in each year (or if a non-Business Day, on the Business Day falling immediately thereafter in the same calendar month); and

(b)	in relation to any unpaid sum under the Finance Documents, the last day of an Interest Period relevant to that overdue amount.

“Interest Period” means, in relation to any Advance, each period determined in accordance with Clause 6.3 (Interest Periods), and, in relation to any unpaid sum, each period determined in accordance with Clause 23.1 (Default Interest Periods).

“Investments” means any stocks, shares, debentures, securities and other investments, assets, rights or interests whether or not held directly by or to the order of any person or by any fiduciary or clearance system on its behalf.

“Joint Venture Agreement” means the agreement dated on or about 8 October 1999 between the Existing Partners, the Investors, the Guarantors (each as defined therein), Credit Suisse First Boston (Europe) Limited and the Borrower.

“Lease” means any present or future lease, underlease, sub-lease, licence, agreement, option, tenancy or right to occupy or use in each case howsoever described whether on a fixed term or periodic basis governing the use or occupation of any Property or any part of it.

“Major Trade Contractor” means, in relation to any Project, any Trade Contractor having a responsibility for the design or construction of a significant part of that Project (including without limitation any plant, machinery or equipment comprised therein) or such other Trade Contractor which the Agent considers (acting reasonably) to have a material role in relation to the construction of that Project.

“Management Fee” means:

(a)	in relation to a Property on which a Project is being conducted which has not achieved Project Completion, the sum of six per cent. of the Paid Project Costs incurred and paid by the relevant Obligor not being more than the relevant line item for such Project Costs in the relevant Real Estate Package; and

(b)	in relation to any other Property, the sum of six per cent. of all Rental Income received in respect of that Property excluding:

(i)	any sum paid by, or receivable from, a tenant or licensee of any part of that Property by way of reimbursement of expenses incurred or on account of expenses to be incurred by an Obligor in the management, maintenance and repair of that Property and the payment of insurance premiums for that Property;

(ii)	any sum paid by, or receivable from, a tenant or licensee of any part of that Property for a breach of covenant under that tenant or licensee’s Lease to, or for expenses incurred by, an Obligor where such amount is applied by that Obligor in remedying such breach of discharging such expenses; and

(iii)	any VAT on such Rental Income or any sum mentioned above.

“Mandatory Cost Rate” means the rate determined in accordance with Clause 6.6 (Mandatory costs).

“Margin” means, subject to Clause 7.2.3 (Extension option), 1.75 per cent. per annum.

“Material Adverse Change” means any present or future event or circumstance which, in the opinion of the Agent, is reasonably likely to impair materially the ability of an Obligor to perform and comply with its obligations under the Finance Documents or its material obligations under the Project Documents.

“Monitoring Surveyor” means such firm or firms of chartered surveyors, quantity surveyors or monitoring surveyors as the Agent may appoint in relation to the Projects.

“Net Rental Income” means Rental Income in respect of a Property after deducting the Management Fee in relation to that Property.

“New Bank” means any regulated bank or financial institution to which at any time rights and obligations under a Finance Document are assigned or transferred in accordance with Clause 28.3 (Transfers by Banks).

“New Charging Company” means any wholly-owned subsidiary of the Borrower which at any time becomes a New Charging Company in accordance with Clause 28.5 (New Charging Companies).

“New Project” means the development and construction, to Project Completion in accordance with the terms of the Relevant Documents relating to that development and construction, by or on behalf of an Obligor of a self storage centre to be conducted by, or on behalf of, an Obligor on a Property owned by that Obligor which has been approved by the Agent in accordance with Clauses 18.2.4, 18.2.5 and 18.2.6 (New Projects).

“New Property” means any freehold, leasehold or other real property owned or held legally and beneficially by an Obligor referred to in Clause 18.2.4(b) (New Projects).

“Obligor” means each of the Borrower and the Charging Companies and, where designated as being “Original”, means each of the Borrower and each Original Charging Company.

“Paid Project Costs” means, in relation to any Project, the costs and expenses (including land costs) (excluding any VAT payable thereon to the extent that such VAT is recoverable by the relevant Obligor) incurred by the relevant Obligor in relation to that Project in respect of which that Obligor has received and approved an invoice which has been paid in full, or which is payable in full within 30 days of receipt, by the relevant Obligor.

“Planning Laws” means:

(a)	in relation to a Property situated in Belgium, all federal or regional laws and decrees with regard to city planning, space occupation, environment, employees protection (to the extent dealing with building safety or environmental matters) or similar matters;

(b)	in relation to a Property situated in England and Wales, the Town and Country Planning Act 1990 (UK), The Planning (Listed Buildings and Conservation Areas) Act 1990 (UK), The Planning (Hazardous Substances) Act 1990 (UK), The Planning (Consequential Provisions) Act 1990 (UK), The Planning and Compensation Act 1991 (UK) and any subsequent legislation of a similar nature;

(c)	in relation to a Property situated in France, means all applicable law, regulations, instructions and standards whether national or local with regard to city planning, space occupation, environmental, employees protection (to the extent dealing with building safety or environmental matters) or similar matters;

(d)	in relation to a Property situated in The Netherlands, the Zoning Act (Netherlands)(Wet op de Ruimtelijke Ordening);

(e)	in relation to a Property situated in Sweden, the Plan- and Building Act (1987-10) (Sweden);

(f)	in relation to any Property situated elsewhere, such laws relating to planning and listed buildings or landscapes relating to any Project situated on such Property including all relevant statutory licences, permissions and approvals which the Agent may designate for the purposes of this definition.

“Planning Permission” means:

(a)	in relation to any Project situated in France, the demolition permit (or permits), the construction permit (or permits) and the transfer permit (or permits), office/warehouse development permit (agrément), permit with regard to commercial premises (CDEC), with declaration of opening of the site, proof of publication at the Town Hall and on site, certificates of non-recourse and non-withdrawal granted in respect of that Project in accordance with the Planning Laws and under all building and other regulations and bye-laws so far in each case the same affect the Property or the user of the Property; and

(b)	in relation to any other Project, the planning permission (or permissions) granted in respect of that Project in accordance with the Planning Laws and under all building and other regulations and bye-laws so far in each case as the same affect the Property or the user of the Property.

“Plans and Specifications” means, in relation to any Project, all material drawings, plans, elevations, specifications/bills of quantities and engineering calculations for or relating to that Project prepared by any of the relevant Project Contractor, the Trade Contractors and the Professionals and includes (where the context permits) any substitute plans and specifications substituted therefor and/or any amendments, variations or additions thereto which, if material, are accepted by the Agent under Clause 18.1.6 (Variations).

“Proceeds Account” means any account maintained by the Borrower in accordance with Clause 16.1 (Designation of Control Accounts) and includes any interest of the Borrower in any replacement account or sub-division or sub-account of any such account.

“Professional” means, in relation to any Project:

(a)	any Architect; and

(b)	any Engineer,

and any other professional advisor (not being a firm of lawyers or accountants) as the relevant Project Contractor or Obligor may appoint for the carrying out of that Project in place of any such advisor.

“Professional Appointment” means, in the case of any Professional, any agreement or contract entered into at any time in accordance with this Agreement by an Obligor or, where a Project Contract has been engaged by it in relation to that Project, that Project Contractor for the appointment or engagement of any such Professional in relation to any Project being conducted by or on behalf of the relevant Obligor.

“Project” means each of:

(a)	the Approved New Projects;

(b)	the Initial Projects;

(c)	each New Project; and

(d)	each Additional Project.

“Project Completion” means:

(a)	in relation to any Project, the Borrower or, where the relevant Obligor has appointed a Project Contractor in relation to that Project, that Project Contractor certifying to the Agent in form and substance satisfactory to the Agent, that the requirements for the practical completion of the whole of the construction and development works in relation to that Project have all been satisfied in accordance with the relevant Project Documents; and

(b)	in relation to any Project (other than an Additional Project), the last date in any calendar month during which aggregate operating income derived (or projected to be derived) by the relevant Obligor from the operation of such Project in that calendar month, as determined by the Agent (acting reasonably) in accordance with the then most recent Drawdown Report:

(i)	exceeds; or

(ii)	is projected, in the Real Estate Package relating to that Project, to exceed,

aggregate operating costs and expenses (including, without limitation, applicable Management Fees and accrued interest in relation to Advances allocated to that Project) incurred (or projected to be incurred in the relevant Real Estate Package) by that Obligor in relation to that Project during that calendar month.

“Project Contractor” means, in relation to any Project where the relevant Obligor intends to appoint a contractor to carry out the design and construction of the whole of

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under the Finance Documents, the day on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period and if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period will be the last of those dates.

“Real Estate Package” means, in relation to any Project, the appraisal prepared by the relevant Obligor of the costs and expenses projected to be incurred by it in relation to the carrying out of that Project delivered to the Agent in accordance with Clause 3 (Conditions precedent) substantially in the form of the draft initialled on the date of this Agreement by the Borrower and the Agent or otherwise in form and substance satisfactory to the Agent.

“Real Estate Security Document” means:

(a)	in relation to any Property (onroerend goed/bien immeuble) situated in Belgium, the mortgage mandates (hypothecaire mandaten/mandats hypothécaire) to be granted by the relevant Obligor to certain attorneys for the benefit of the Finance Parties and if and when such mortgage mandate would be exercised each mortgage granted by any such Belgian Obligor pursuant to any such mortgage mandate;

(b)	in relation to any asset of an Obligor situated in France and owned by the Obligor means the notarial mortgage deed (Acte d’affectation hypothécaire) granted by the French Obligor for the benefit of the Finance Parties;

(c)	in relation to any asset of an Obligor situated in England and Wales, a fixed and floating charge debenture creating fixed and floating security over such assets entered or to be entered into by the relevant Obligor in favour of the Security Trustee as trustee for the Finance Parties;

(d)	in relation to any Property (onroerend goed) situated in The Netherlands, a mortgage (hypotheek) creating security over such Property entered or to be entered into by the relevant Obligor in favour of the Finance Parties;

(e)	in relation to any Property situated in Sweden, a mortgage agreement (avtal om pantförskrivning av pantbrev) or, in the case of buildings located on leased land, a security transfer agreement (avtal om säkerhetsöverlaelse), entered or to be entered into by the relevant Obligor, whereby security, in amounts acceptable to the Agent, is created over such Property in favour of the Finance Parties; and

(f)

in relation to any asset of an Obligor which is situated elsewhere, the document or documents evidencing or creating fixed or other Security under the laws of the relevant jurisdiction over such assets in connection with the Finance Documents, in each case, substantially in the form of the draft initialled on the date of this Agreement by the Borrower and the Agent or otherwise in form and substance satisfactory to the Agent.

“Realisation Proceeds” means all sums paid or payable or any other consideration given or to be given in money or money’s worth for or in respect of:

(a)	the disposal of any Obligor’s interest in all or part of any Property or in any Investment in any Charging Company including (without limitation):

(i)	in the case of any disposal of a Property, all such sums and other consideration of a capital nature, all compensation and damages received for any use or disturbance, blight or compulsory purchase and the cash value of any apportionment of any Rental Income or other sum given or made to any purchaser or other person upon such a disposal; and

(ii)	in the case of any disposal of Investments in any Charging Company, all sums and other consideration paid for such Investments and of any payment of indebtedness owed by any Charging Company to any Obligor made in connection with such disposal; and

(b)	the proceeds of any indebtedness borrowed or raised by any Obligor from any person not being a member of the Group and applied in refinancing a Property on the basis that such Property is, or is to be, released from the Security constituted under the Finance Documents in accordance with this Agreement.

“Receivables Pledge Agreement” means the pledge agreement dated on or about the date of this Agreement to be granted by certain Obligors in favour of the Finance Parties substantially in the form of the draft initialled on the date of this Agreement by the Borrower and the Agent or otherwise in form and substance satisfactory to the Agent.

“Recom” means Recom & Co. SNC.

“Recom Loan Agreement” means the BEF850,000,000 loan facility made available to the Borrower under an agreement dated 2 January 1998 between the Borrower and Recom as supplemented by a supplemental agreement dated on or about the date of this Agreement between the Borrower and Recom substantially in the form of the draft initialled on the date of this Agreement by the Borrower and the Agent or otherwise in form and substance satisfactory to the Agent.

“Reference Bank” means the principal London office of each of Credit Suisse First Boston, London Branch, Bank of America and KBC Bank N.V. or such other bank or banks which the Agent (in consultation with the Borrower) may appoint from time to time to replace any such Reference Bank.

“Relevant Document” means each of the Finance Documents and the Project Documents.

“Rental Income” means all sums paid or payable to or for the benefit of an Obligor arising from the letting use or occupation of any Property, including (but without double counting):

(a)	rents, licence fees and equivalent sums reserved or made payable;

(b)	sums received from any deposit held as security for performance of any tenant’s obligations;

(c)	any other moneys payable in respect of use and/or occupation;

(d)	proceeds of insurance in respect of loss of rent;

(e)	receipts from or the value of consideration given for the surrender or variation of any letting;

(f)	proceeds paid by way of reimbursement of expenses incurred or on account of expenses to be incurred in the management, maintenance and repair of, and the payment of insurance premiums for, that Property;

(g)	proceeds paid for a breach of covenant under any Lease and for expenses incurred in relation to any such breach;

(h)	any contribution to a sinking fund paid by an occupational tenant;

(i)	any contribution by an occupational tenant of the Property to ground rent due under any Lease out of which an Obligor derives its interest in that Property;

(j)	any payment from a guarantor or other surety in respect of any of the items listed in this definition; and

(k)	interest, damages or compensation in respect of any of the items in the definition.

“Second Advance” means the second Advance to be drawn down by the Borrower under this Agreement.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent, whether owed jointly, severally or in any other capacity whatsoever and whether originally incurred by the Borrower or by some other person) of the Borrower to the Finance Parties (or any of them) under each of the Finance Documents.

“Security” means any mortgage, pledge, lien, charge, security assignment, hypothecation, security interest or any other agreement or arrangement (such as sale or lease and leaseback, a blocked account, set-off or similar “flawed asset” arrangement)

having a commercial effect analogous to the conferring of security, or any mandate with a view to the creation of the same.

“Security Trust Deed” means the security trust deed in form and substance satisfactory to the Agent dated on or about the date of this Agreement between the Security Trustee, the Original Obligors as original obligors and the Finance Parties.

“Shares Pledge” means any shares mortgage or pledge in respect of Investments in any Obligor entered or to be entered into by another Obligor in favour of the Finance Parties in each case, substantially in the form of the draft initialled on the date of this Agreement by the Borrower and the Agent or otherwise in form and substance satisfactory to the Agent.

“Sufficient Assets” means, for any period commencing on the last date in the calendar month the subject of the then most recent Drawdown Report, aggregate Available Liquid Assets of each Obligor having Projects which have not achieved Project Completion as disclosed in that Drawdown Report (in form and substance satisfactory to the Agent (acting reasonably)) which are available or will be available during that period to the Obligors to satisfy all Anticipated Costs for all such Projects and including a contingent amount considered prudent by the Agent (acting reasonably).

“Sufficient Liquid Assets” means, for any specified period commencing on the last date of the calendar month the subject of the then most recent Drawdown Report and ending immediately before the second Interest Payment Date following the date of the relevant Drawdown Report, aggregate Available Liquid Assets of each Obligor as disclosed in that Drawdown Report (in form and substance satisfactory to the Agent (acting reasonably)) which are available or will be available to the Obligors to satisfy all payment obligations of the Obligors in relation to the payment of Project Costs, the Secured Obligations as they fall due and general operating overheads and expenses of the Obligors (including applicable Management Fees) during the period and including a contingent amount considered prudent by the Agent (acting reasonably).

“Stabilised Project” means a Project which;

(a)	has achieved Project Completion; and

(b)	has operated as a self storage centre for two years since it that Project was opened as a self storage centre.

“Statutory Requirements” means:

(a)	any provision or requirement of any law in relation to the carrying out, use, occupation or operation of the whole or any part of a Project or a Property;

(b)	the contractual or statutory requirements of any company or authority with whose drainage, sewerage, mechanical, electrical, fuel, telecommunication or other systems a Project or a Property or any part thereof is or will be connected; and

(c)	the requirements of the Environmental Authorities and of all relevant laws and applicable codes of practice.

“Swedish Obligor” means any Obligor incorporated in Sweden and, where designated as being “Original”, means any such Obligor which is an Original Charging Company.

“Swedish Floating Charge Agreement” means the floating charge agreement to be granted by Shurgard Sweden AB in favour of the Agent, as representative for the Finance Parties, under which Shurgard Sweden AB will pledge floating charge certificates (foretagshypoteksbrev) as security for a specified amount of the Secured Obligations.

“Total Commitments” means the aggregate for the time being of the Commitments of all the Banks.

“Trade Contract” means, in relation to any Project, the contract or other agreement made by a Trade Contractor with the relevant Obligor or, where the relevant Obligor has engaged or intends to engage a Project Contractor, with the Project Contractor governing its appointment as such and the obligations of that Trade Contractor in relation to that Project.

“Trade Contractor” means, in relation to any Project, any trade contractor or service provider (other than a Professional) appointed by the relevant Obligor or, where a Project Contractor has been engaged by it in relation to that Project, that Project Contractor in relation to that New Project.

“Transfer Certificate” means a certificate substantially in the form set out in Part A Schedule 4 (Transfers).

“Valuation” means:

(a)	in relation to a Property situated in Belgium, a valuation in form and substance satisfactory to the Agent, prepared by and issued by the Valuer and addressed to the Finance Parties in accordance with Clause 18.5 (Valuations) valuing the relevant Obligor’s interests in each such Property carried out on the basis of a negotiated private sale (excluding registration duties, transfer taxes and VAT) and measured as the gross investment value (valeur acte en mains) to the purchaser.

(b)	in relation to a Property situated in England and Wales, a valuation in form and substance satisfactory to the Agent, prepared by and issued by the Valuer and addressed to the Finance Parties in accordance with Clause 18.5 (Valuations) valuing the relevant Obligor’s interests in each Property carried out on an open market value basis as defined in the then current Royal Institution of Chartered Valuers appraisal and Valuation Manual in association with the Incorporated Society of Valuers and Auctioneers and the Institute of Revenues Rating and Valuation, Practice Statement 4 (or its successor);

(c)	in relation to any Property situated in France, a valuation in form and substance satisfactory to the Agent, prepared by and issued by the Valuer and addressed to the Finance Parties in accordance with Clause 18.5 (Valuations) valuing the relevant Obligor’s interests in each such Property carried out on the basis of a negotiated private sale (excluding registration duties, transfer taxes and VAT) and measured as the gross investment value to the purchaser;

(d)	in relation to a Property situated in The Netherlands, a valuation in form and substance satisfactory to the Agent, prepared by and issued by an appraiser appointed by the Agent and addressed to the Finance Parties in accordance with Clause 18.5 (Valuations) valuing the relevant Obligor’s interests in each such Property carried out on the basis of a negotiated private sale and measured as the gross investment value to the purchaser (but excluding registration duties, transfer taxes and VAT);

(e)	in relation to a Property situated in Sweden, a valuation in form and substance satisfactory to the Agent, prepared by and issued by the Valuer and addressed to the Finance Parties in accordance with Clause 18.5 (Valuations) valuing the relevant Obligor’s interests in each such property carried out on the basis of a negotiated private sale; and

(f)	in relation to any Property situated elsewhere, such basis of valuing that Property generally accepted in the place in which it is situated which the Agent may designate for the purposes of this definition.

“Valuer” means any of Healey & Baker, CB Hillier Parker and Jones Lang LaSalle & Associates and any other firm of chartered surveyors or valuers approved by the Agent to act as surveyor or valuers (such approval not to be unreasonably withheld or delayed).

“VAT” means value added, or any other form of goods, real property and services, tax.

“Year 2000 Compliant” means, in relation to any Computer System, that any reference to or use of a date before, on or after 31 December 1999 in the operation of that Computer System will not have an adverse effect on the use of that Computer System.

1.2	Interpretation

In each Finance Document, the following terms will be interpreted as follows:

an “asset” includes any present and future property, asset or undertaking wherever situated;

an “authorisation” includes any consent, approval, resolution, licence, exemption, permission, easement, right of way, recording, filing or registration howsoever described;

“continuing”, in relation to an Event of Default, is a reference to an Event of Default which occurs or has occurred and has not been waived in accordance with the terms of this Agreement;

a “disposal” includes any transfer, assignment, sale, lease for a capital sum, compulsory acquisition or other disposal of any asset;

“euro unit” is the currency unit of the euro;

the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted generally by the Agent (after taking into account any relevant currency rate Hedge) at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency and “euro equivalent” means the equivalent in euro units of any second currency where euro units are the first currency;

a “financial year” and “financial quarter” is a reference to the appropriate period for statutory accounting purposes for the Group and each Obligor;

a “subsidiary” (dochter/filiale) of a company has the meaning defined for the purposes of Belgian accounting law; an “affiliate” of a company is any person which controls, is controlled by or is under common control with such first company, in each case directly or indirectly; “control” shall for this purpose have the meaning defined by Belgian accounting law; a “holding company” of a company means a company of which such other company is a subsidiary; and a “wholly owned subsidiary” of a company is a subsidiary in which that company directly or indirectly owns at least 99 per cent. of the share capital and of the voting shares;

“indebtedness” includes any liability for the payment or discharge of money or other financial accommodation, whether present or future, actual or contingent or owed jointly or severally or otherwise;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(a)	if that numerically corresponding day is not a Business Day, such period will end on the immediately succeeding Business Day to occur in the same calendar month as that period ends or, if none, it will end on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period ends, that period will end on the last Business Day in that calendar month; and

1.3	Construction

In each Finance Document, unless the context otherwise requires, the following rules of construction apply as follows:

1.3.1	where a word or expression is given a meaning, interpretation or construction in a Relevant Document, its other grammatical forms will have the same meaning, interpretation or construction;

1.3.2	a reference to:

(a)	a person, corporation, state, state entity, organisation, trust, joint venture, partnership, agency, association or other entity (whether or not having separate legal personality) includes any of the foregoing;

(b)	a party to any Relevant Document or a party to any other document or agreement includes such party’s successors in title and permitted transferees and assigns;

(c)	a Relevant Document or any other document or agreement is to that Relevant Document or any other document or agreement as amended, novated, supplemented, restated, or replaced from time to time except to the extent prohibited by the terms of any Finance Document;

(d)	a treaty or legislation (both primary and subordinate) or to a provision of a treaty or legislation includes a modification or re-enactment of it, a treaty or legislative provision substituted for it and a regulation, statutory instrument or order issued under it;

(e)	a Clause, Part or Schedule of a Relevant Document is a reference to a clause or part of, a schedule to, that Relevant Document; and

(f)	the winding-up, dissolution, receivership or administration of any person or any of its assets includes any equivalent or analogous proceedings under the law of any jurisdiction to which such person or any such asset is subject or in which it carries on business;

(g)	the Security Trustee includes any additional Security Trustee appointed in accordance with the Security Trust Deed; and

1.3.3	a time of day is a reference to London time.

1.4	Headings

The table of contents and paragraph, Clause, Part and Schedule headings in each Finance Document are for ease of reference only.

1.5	Disposition of Property

The terms of the other Finance Documents and of any side letters between the parties to this Credit Agreement in relation to the Finance Documents are incorporated into each Finance Document to the extent required for any purported disposition of any

Property located in England and Wales contained in any Finance Document to be a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989 (UK).

1.6	Benefit of undertakings

Each Obligor gives the undertakings expressed to be given by it in Clauses 15 (Financial undertakings), 16 (Control Accounts), 17 (General undertakings) and 18 (Property undertakings) to each Finance Party and such undertakings will remain in force until the Secured Obligations have been fully and irrevocably paid or discharged and the Total Commitments reduced to nil.

2.	FACILITY AND PURPOSE

2.1	Facility

2.1.1	The Banks agree to make the Advances available during the Availability Period to the Borrower as a revolving loan facility, upon the terms of this Agreement, up to an aggregate amount not exceeding the Total Commitments.

2.1.2	No Bank is obliged to lend more than its Commitment.

2.2	Purpose

2.2.1	The proceeds of the Initial Advance will be added to Available Liquid Assets and be applied in accordance with this Agreement in or towards the payment of Project Costs, the Secured Obligations as they fall due and general operating overheads and expenses of the Obligors (including the full discharge of any liabilities secured by Security over the assets of the Group, and the repayment and discharge of not more than euro 25,000,000 of indebtedness owed by the Borrower to Recom and Shurgard Storage Centers Inc. which was incurred to pay Project Costs incurred after 30 June 1999 in respect of Projects situated on the Initial Properties) and not otherwise.

2.2.2	The proceeds of each Advance (other than the Initial Advance) will be added to Available Liquid Assets and be applied in accordance with this Agreement in or towards (and not otherwise):

(a)	in the case of any Project which has not achieved Project Completion, the refunding of the cost of Paid Project Costs of the Obligors in relation to such Projects; and

(b)	in the case of any Project which has achieved Project Completion during the previous calendar month, the payment of Project Costs, the Secured Obligations as they fall due and general operating overheads and expenses of the Obligors.

2.3	Parallel debt

Subject to the provisions of this Agreement the Borrower covenants in favour of the Security Trustee to pay to the Security Trustee sums equal to the Secured Obligations as and when the same falls due for payment, so that the Security Trustee shall be the obligee of such covenant to pay and shall be entitled to claim performance thereof in its own name and not, or not only, as agent acting on behalf of the Finance Parties (resulting in a solidarité active/actieve hoofdelijkheid between the Finance Parties and the Security Trustee with regard to the Secured Obligations), provided that the irrevocable payment or discharge of the Secured Obligations will be a good discharge of such covenant and the irrevocable payment or discharge of such covenant will be a good discharge of the Secured Obligations, it being understood and agreed by all parties to this Agreement that the operation of this Clause 2.3 (Parallel Debt) will not result in any additional liability of the Borrower or any of the Obligors under Clauses 9 (Taxes), 10 (Increased Costs) and 11 (Illegality) or otherwise prejudice the rights of the Borrower or the Obligors under or in relation to this Agreement.

2.4	Application

The Finance Parties are not obliged to concern themselves with the application of the Advances.

3.	CONDITIONS PRECEDENT

3.1	Conditions precedent

The obligations of each Finance Party to the Borrower under the Finance Documents are subject to the Agent having confirmed to the Borrower and the other Finance Parties that it has received, or it is satisfied that it will have received:

3.1.1	in relation to the Initial Advance, all of the items listed in Part A Schedule 2 (Conditions precedent to Initial Advance);

3.1.2	in relation to the Second Advance, all applicable items listed in Part B Schedule 2 (Conditions precedent to Second Advance); and

3.1.3	in relation to each Advance, evidence in the form of the latest Drawdown Report that:

(a)	each Obligor will have Sufficient Liquid Assets for the period ending immediately before the second Interest Payment Date following the date of the relevant Drawdown Report;

(b)	in respect of those Projects which have not achieved Project Completion, each Obligor will have Sufficient Assets for the period ending on the last date on which Project Completion is projected to be achieved for each such Project; and

(c)	in respect of each of its Projects which have not achieved Project Completion and in respect of which all or part of such Advance is to be calculated, each Obligor has incurred Paid Project Costs in relation to each such Project as permitted under the relevant Real Estate Package of not less than 30 per cent. of total Project Costs set out in that Real Estate Package for each such Project, in each case, unless waived in writing by the Agent on such terms as an Instructing Group consider fit and that each is, in form and substance, satisfactory to the Agent.

3.2	Continuing conditions precedent

The obligations of each Bank to advance any part of the Advances are subject to the further conditions precedent (save to the extent waived in accordance with this Agreement) that on both the date of each Drawdown Notice and each Drawdown Date:

3.2.1	no Default is continuing or would occur as a result of the drawing being made; and

3.2.2	the representations and warranties in Clause 14 (Representations) to be repeated on those dates are true and will be correct immediately after the advance is made.

4.	RIGHTS AND OBLIGATIONS OF FINANCE PARTIES

4.1	The rights of a Finance Party under the Finance Documents are separate rights and a Finance Party may, except as expressly provided in a Finance Document, separately enforce those rights.

4.2	The obligations of each Finance Party under a Finance Document are several.

4.3	The failure by a Finance Party to perform its obligations under a Finance Document will not relieve any other party to this Agreement of its obligations under the Finance Documents nor will any other Finance Party be liable for the failure by such Finance Party to perform its obligations under a Finance Document.

5.	DRAWDOWN

5.1	Drawdown of Advances

Subject to this Clause 5 (Drawdown), the Borrower may borrow an Advance prior to the expiry of the Availability Period if:

5.1.1	the proposed Drawdown Date is:

(a)	in the case of the Initial Advance, any Business Day falling on or before 20 October 1999;

(b)	in the case of the Second Advance, an Interest Payment Date falling on or before 30 November 1999; and

(c)	in the case of any subsequent Advance, an Interest Payment Date following the Drawdown Date for the Second Advance;

5.1.2	the Agent receives a duly completed Drawdown Notice:

(a)	in the case of the Initial Advance and the Second Advance, by not earlier than eight Business Days, and not later than 12.00 noon one Business Day before the proposed Drawdown Date; and

(b)	in the case of any other Advance, by not later than 12.00 noon:

(i)	10 Business Days before the proposed Drawdown Date but only if the Borrower delivers to the Agent prior to the date of the Drawdown Notice for the Second Advance :

(1)	a statement of the internal control procedures and accounting policies to be applied by the Obligors in the preparation of each Drawdown Report; and

(2)	the Due Diligence Report by Deloitte & Touche duly addressed to the Finance Parties,

in each case, in form and substance satisfactory to the Agent; or

(ii)	otherwise, 20 Business Days (or such shorter period as the Borrower and the Agent may agree from time to time) before the proposed Drawdown Date.

5.1.3	the Borrower at the same time delivers a Drawdown Report in accordance with Clause 5.3 (Drawdown Report) to the Agent; and

5.1.4	the interest rate applicable to such Advance during its first Interest Period would not fall to be determined pursuant to Clause 13 (Market Disruption).

5.2	Drawdown Notice

5.2.1	A Drawdown Notice delivered pursuant to Clause 5.1 (Drawdown of Advances) will be irrevocable and, in order to be valid, it must be signed by an authorised signatory of the Borrower and must specify:

(a)	the amount of the proposed Advance which will be:

(i)	a minimum of euro 1,000,000 or multiples of euro 1,000,000 (or such other amount as the Borrower and the Agent may agree);

(ii)	not more than the maximum amount specified in the relevant Drawdown Report as being available for drawing (rounded down to the nearest euro 1,000,000);

(iii)	not more (when aggregated with all other Advances) than the Available Facility Amount on the proposed Drawdown Date;

(iv)	in the case of the Initial Advance, not more than euro 30,000,000; and

(v)	in the case of any other Advance, not more than the aggregate amount permitted in relation to that Advance under Clauses 5.2.2 and 5.2.3;

(b)	the proposed Drawdown Date, which will be:

(i)	in the case of the Initial Advance, as specified in the relevant Drawdown Notice; and

(ii)	in the case of any other Advance, an Interest Payment Date falling within the Availability Period;

(c)	where Clause 6.3.3 (Interest Periods) is applicable, the next Interest Payment Date;

(d)	the payment instructions which must comply with this Agreement; and

(e)	the confirmation, to the extent applicable, as set out in paragraph 5 of the Drawdown Notice in Part A Schedule 3 (Drawdown Notice).

5.2.2	The maximum amount of any Advance to the extent such Advance is to be calculated in relation to any Project (other than a Project situated on a Property the subject of a notice by the Borrower under Clause 19.22 (Project specific Events of Default)) which has not achieved Project Completion may not be more than the euro equivalent of the lesser of:

(a)	the aggregate Paid Project Costs incurred by the relevant Obligors in relation to each such Project excluding the amount of such Paid Project Costs equal to 30 per cent. of Budgeted Costs for that Project as disclosed in the Real Estate Package in respect of that Project; or

(b)	70 per cent. of the Budgeted Costs in relation to that Project.

5.2.3	The maximum amount of any Advance to the extent such Advance is to be calculated in relation to any Project (other than a Project situated on a Property the subject of a notice by the Borrower under Clause 19.22 (Project specific Events of Default)) which has achieved Project Completion during the then current Interest Period may not be more than 70 per cent. of the euro equivalent of the lesser of:

(a)	the Paid Project Costs incurred by the relevant Obligor in relation to that Project up to the Project Completion as disclosed in the most recent Drawdown Report;

(b)	the value of the relevant Obligor’s interest in the relevant Property at that time as recorded in the then most recent Valuation of that Property provided that, where such Project is an Additional Project, such valuation will be reduced by an amount equal to the euro equivalent of the lesser of:

(i)	the Paid Project Costs incurred by the relevant Obligor in relation to each Project (other than that Additional Project) situated on the same Property as disclosed in the last Drawdown Report issued prior to the commencement of that Additional Project; and

(ii)	the value of the relevant Obligor’s interest in the relevant part of the Property attributable to each such Project (other than that Additional Project) as recorded in the last Valuation of that Property issued prior to the commencement of that Additional Project.

5.3	Drawdown Report

5.3.1	Each Drawdown Notice (other than in the case of the Initial Advance and the Second Advance) for an Advance must, in order to be valid, have delivered with it a Drawdown Report to the Agent (if originals are delivered, in sufficient copies for each of the Banks or if by fax, one copy is sufficient).

5.3.2	Where the Borrower does not intend to issue a Drawdown Notice on any Interest Payment Date and in the case of the drawdown of the Second Advance, it will deliver by not earlier than 15 Business Days, and not later than 12.00 noon ten Business Days before the relevant Interest Payment Date (or, in the case of the Second Advance, the proposed Drawdown Date) a Drawdown Report to the Agent (if originals are delivered, in sufficient copies for each of the Banks or if faxed, one copy is sufficient)

5.3.3	Each Drawdown Report will set out, amongst other things, the following schedules (each substantially in the form set out in Part B Schedule 3 (Drawdown Report)):

(a)	a schedule of Advances available for borrowing and the principal amount of all Advances borrowed to date;

(b)	a schedule setting out the sources and application of Available Liquid Assets demonstrating that the Obligors have Sufficient Liquid Assets for the period ending immediately before the second Interest Payment Date following the date of the relevant Drawdown Report;

(c)	in respect of those Projects which have not achieved Project Completion, a schedule setting out the sources and application of Available Liquid Assets demonstrating that the relevant Obligors have Sufficient Assets for the period ending on the date Project Completion is projected to be achieved for each such Project;

(d)	a Projects Schedule in relation to each Project which has not achieved Project Completion;

(e)	a schedule in relation to each Property on which is situated a Project which has achieved Project Completion since the last Drawdown Report;

(f)	a schedule setting out each Property on which is situated a Project which has achieved Project Completion; and

(g)	a schedule setting out any Property sold or refinanced by an Obligor as permitted under this Agreement, the Realisation Proceeds realised from any such sale or refinancing and the most recent Valuation of each such Property at the time the sale is agreed or refinancing is completed.

5.3.4	Each Projects Schedule will include, in relation to each Project which has not achieved Project Completion:

(a)	the projected date of Project Completion for each such Project in accordance with the applicable Project Timetable;

(b)	a statement of the then Anticipated Costs applicable to each such Project;

(c)	a statement of the aggregate Paid Project Costs, and the amount of each category of Paid Project Costs, properly incurred by the Obligors to date in respect of each such Project;

(d)	specifying all Cost Overruns (if any) and evidence that each Obligor has complied with Clause 18.1.7 (Project Costs).

5.4	Number of Advances

5.4.1	Not more than one consolidated Advance and one Advance borrowed on the then most recent Interest Payment Date may be outstanding at any time.

5.4.2	Only one Initial Advance and only one Second Advance may be borrowed.

5.4.3	Where the end date of an Interest Period for an Advance borrowed by the Borrower ends on the same date as the end date of the Interest Period for another Advance, those Advances will be consolidated and treated as one Advance.

5.4.4	Each Drawdown Notice must specify one Advance only and no more than one Drawdown Notice may be issued in any calendar month.

5.5	Banks’ allocations

5.5.1	Each Bank’s allocation in an Advance will be determined as the proportion of that Advance which its Commitment bears to the Total Commitments on the proposed Drawdown Date.

5.5.2	The Agent will promptly notify each Bank by fax or telephone (to be confirmed that day by fax or letter) of the receipt by it of a Drawdown Notice, the proposed Advance, its proposed first Interest Period and the principal amount of the proposed Advance.

5.6	Payment of proceeds

5.6.1	Each Bank will, subject to this Agreement, pay its allocation of the relevant Advance to the Agent at its designated account by not later than 10.00 a.m. on the proposed Drawdown Date.

5.6.2	Subject to this Agreement:

(a)	the Agent will pay the proceeds of the Initial Advance as directed in the relevant Drawdown Notice;

(b)	the Agent will pay the proceeds of each other Advance into the Disbursement Account.

6.	INTEREST

6.1	Interest rate

The rate of interest on each Advance for each Interest Period is the rate per annum determined by the Agent on each Quotation Date to be the aggregate of the applicable EURIBOR and the Margin.

6.2	Due dates for interest payments

Subject to this Agreement, accrued interest on each Advance is payable in arrears by the Borrower on each Interest Payment Date.

6.3	Interest Periods

6.3.1	The period of which each Advance is outstanding will be divided into successive Interest Periods.

6.3.2	The duration of the first Interest Period for each Advance will start on the date of drawdown of that Advance and end on the day immediately preceding the first Interest Payment Date immediately following. The duration of each subsequent Interest Period will, save as otherwise provided in this Agreement, start on each Interest Payment Date (commencing on such first Interest Payment Date) and end on the day immediately preceding the next following Interest Payment Date except that, where an Interest Period would overrun the Final Repayment Date, that Interest Period will be shortened so that it ends on the Business Day falling on or, if none, immediately prior to the Final Repayment Date.

6.3.3	During the period commencing on the date of this Agreement and ending on 29 February 2000, the Borrower may:

(a)	in the relevant Drawdown Notice; and

(b)	after the relevant Advance has been drawn down, by notice in writing to the Agent not later than five Business Days before the commencement of that Interest Period,

select an Interest Payment Date falling on a Business Day falling on or between the 25th and the last day of the calendar month immediately following (or if no Business Day falls during that period, on the Business Day falling immediately after the last day in the same calendar month). Where no such date is selected, that Interest Payment Date will be the 25th day of the relevant calendar month (or if a non-Business Day, on the Business Day falling immediately thereafter in the same calendar month).

6.4	Adjustments to Interest Periods

The Agent and the Borrower may enter into such other arrangements as they may agree for the determination and adjustment of Interest Periods and the consolidation or splitting of Advances.

6.5	Notification

The Agent will promptly notify the Borrower and each Finance Party of the duration of each Interest Period and the applicable rate of interest promptly after ascertaining the same.

6.6	Mandatory Costs

6.6.1	If, during any Relevant Period, as a consequence of any Bank’s Commitment, its participation in the Facility or any arrangement made by it in funding its participation in the Facility:

(a)	any reserve requirement imposed by the European Central Bank is applied to that Bank and, as a result, the effective return on the overall capital of that Bank or its holding company is reduced; or

(b)	any requirement to pay fees to the Financial Services Authority under the Fees Regulations is incurred by that Bank,

(or, in each case, any other central bank or authority which replaces all or any of the functions of the Financial Services Authority or the European Central Bank) the Borrower irrevocably and unconditionally agrees as a primary obligation compensate that Bank during each Relevant Period for:

(i)	its compliance with such reserve requirements so as to enable that Bank to compensate itself, or indemnify its holding company, for any such reduction in that Bank’s effective return on its overall capital; and

(ii)	such costs.

6.6.2	Each Bank will promptly submit to the Agent a certificate setting out its calculation of any amount claimed by it under Clause 6.6.1 at the end of each Relevant Period. The Agent will notify the Borrower of any amount claimed by any Bank promptly after receiving any such certificate.

6.6.3	The Borrower will, on demand by the Agent, immediately pay to the Agent for the account of that Bank the amount so claimed by that Bank (unless such amount is paid in full in accordance with Clause 16.4.3 (Proceeds Account)).

6.6.4	In this Clause 6.6 (Mandatory Costs):

“Fees Regulation” means the Banking Supervision (Fees) Regulations 1999 or such other regulations as from time to time may be in force relating to the payment of fees for banking supervision.

“Relevant Period” means:

(a)	the period beginning on the date of this Agreement and ending on 31 December 1999; and

(b)	each subsequent six month period starting on 1 January or, as the case may be, 1 July in any year and ending on the immediately following 30 June or, as the case may be, 31 December,

except that:

(i)	where any such period would overrun the Final Repayment Date, that period will be shortened so that it ends on the Final Repayment Date: and

(ii)	if a Default is continuing, the Agent may shorten or extend any such period as it may determine.

7.	REPAYMENT

7.1	Final Repayment Date

On the Final Repayment Date, the Borrower will pay and discharge all Secured Obligations in full.

7.2	Extension option

In the event that the Secured Obligations are not irrevocably paid and discharged in full by:

7.2.1	the Final Repayment Date, all the Banks may (in their sole and absolute discretion) extend the Final Repayment Date to 31 December 2003 (the “First Extension Date”) subject to Clause 7.2.3 and:

(a)	the Borrower paying the Agent on the date such extension takes effect the relevant additional arrangement fee specified in the Fee Letter;

(b)	Hedges being entered into to fix EURIBOR for a period commencing on the date of such extension and ending on the first Interest Payment Date to occur after the First Extension Date; and

(c)	the Borrower repaying the Advances on each Interest Payment Date up to the First Extension Date in accordance with a 15 year debt constant amortisation schedule to be agreed between the Agent and the Borrower prior to the date such extension takes effect determined on the basis that EURIBOR, at the rate fixed in accordance with paragraph (a) above, will apply throughout the 15 year period.

7.2.2	the First Extension Date, all the Banks may (in their sole and absolute discretion) extend the Final Repayment Date to 31 December 2017 subject to Clause 7.2.3 and:

(a)	Hedges being entered into to fix EURIBOR for a period ending on the first Interest Payment Date to occur after five years from the First Extension Date;

(b)	the sum of the aggregate Advances not at any time exceeding 70 per cent. of the euro equivalent of the aggregate value of:

(i)	each Obligor’s interests in each Property on which a Project is situated which has achieved Project Completion as recorded in the then most recent Valuation of each such Property; and

(ii)	all Project Costs incurred by each Obligor in relation to each Property on which a Project is situated which has not achieved Project Completion as recorded in the then most recent Drawdown Report;

(c)	the Borrower paying to the Agent on the date such extension takes effect the relevant additional arrangement fee specified in the Fee Letter; and

(d)	the Borrower repaying the Advances on each Interest Payment Date in accordance with a 14 year debt constant amortisation schedule to be agreed between the Agent and the Borrower prior to the date such extension takes effect determined on the basis that EURIBOR, at the five year rate fixed in accordance with paragraph (a) above, will apply throughout the 14 year period.

7.2.3	Any extension of the Final Repayment Date in accordance with Clauses 7.2.1 or 7.2.2 will be without prejudice to the Borrower’s rights under Clause 8.1 (Voluntary prepayment) and, for the period of any such extension, the applicable Margin will be:

(a)	4.00 per cent. per annum on that part of the aggregate Advances by which the aggregate sum of all Advances on each Interest Payment Date falling after the date of any such extension exceeds 50 per cent. of the euro equivalent of the aggregate value of the Obligors’ interest in the Properties at that time as disclosed in the then most recent Valuations of each Property; and

(b)	2.50 per cent. per annum on the remainder of the aggregate Advances.

8.	PREPAYMENT AND CANCELLATION

8.1	Voluntary prepayment

The Borrower may, upon giving not less than 15 days’ prior notice in writing to the Agent, prepay any part of the Advances on the last day of the Interest Period relative thereto in part or in whole (but, if in part, in integral multiples of euro 1,000,000).

8.2	Mandatory prepayment

The Borrower will, on the next Interest Payment Date following the most recent Drawdown Report, prepay the Advances by the amount by which:

8.2.1	the sum of the Advances then outstanding; exceeds

8.2.2	the Available Facility Amount on that date.

8.3	Prepayments to be made with accrued interest

All prepayments will be made with applicable accrued interest and other related Secured Obligations then owed by the Borrower.

8.4	Voluntary cancellation

8.4.1	The Borrower may, upon giving not less than 15 days’ prior notice to the Agent, cancel the whole of the Total Commitments (but not in part) without premium or penalty except as provided in Clause 21 (Commitment, Commission and Fees).

8.4.2	No such cancellation may be made unless all Secured Obligations are paid or discharged in full on or prior to the date of such cancellation.

8.4.3	Any such cancellation will reduce the Commitment of each Bank rateably.

8.5	Mandatory cancellation

8.5.1	The Total Commitments will automatically be cancelled, without premium or penalty except as provided in Clause 21 (Commitment, Commission and Fees), by the amount equal to an amount determined in accordance with Clause 17.6.2(e)(iii) (Disposals).

8.5.2	Such cancellation will take effect on the date such Realisation Proceeds are (or would, if sufficient Secured Obligations were outstanding, be) applied in accordance with Clause 16.4.3 (Proceeds Account).

8.5.3	Any such cancellation will reduce the Commitment of each Bank rateably.

8.6	Prepayment and cancellation in other circumstances

8.6.1	If an Obligor becomes liable to pay any amount to any Bank under Clauses 9 (Taxes) or 10 (Increased Costs) or Clause 11 (Illegality) otherwise applies in relation to any Bank, the Borrower may, while these circumstances are continuing (but without limiting any Obligor’s obligations under such Clauses), give notice in writing to the relevant Finance Party (via the Agent) that, on a specified Business Day (being not earlier than five Business Days after the date of such notice) the Borrower will prepay in full the relevant Bank’s participation in all of the Advances and cancel the Commitments of that Bank in full.

8.6.2	On the specified date, the Borrower will prepay the relevant part of the Advances together with accrued interest thereon and the Commitment of the relevant Bank will be cancelled.

8.7	Re-borrowing

Any amount prepaid in accordance with Clauses 8.1 (Voluntary prepayment) and 8.2 (Mandatory prepayment) prior to the end of the Availability Period may be re-borrowed in accordance with this Agreement.

8.8	Restrictions

8.8.1	The Borrower may not prepay the Advances or cancel any Commitment except in accordance with this Agreement.

8.8.2	Any notice of prepayment or cancellation is irrevocable.

8.8.3	Upon receipt of a notice of prepayment or cancellation, the Agent will notify the Finance Parties concerned promptly of the terms of such notice.

8.8.4	No amount of the Total Commitments which is cancelled can be reinstated.

9.	TAXES

9.1	Tax gross-up

All payments to be made by an Obligor to any Finance Party under any Finance Document will be made free and clear of, and without deduction for or on account of, any present or future tax unless such Obligor is required by law to make such a payment subject to the deduction or withholding of tax, in which case, subject to Clause 9.5 (Qualifying Bank):

9.1.1	that Obligor will promptly notify the Agent if it is required to make any such deduction or withholding; and

9.1.2	the sum payable by that Obligor (in respect of which such deduction or withholding is required to be made) will be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such Finance Party receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

9.2	Tax indemnity

If:

9.2.1	any Finance Party is required to make any payment of or on account of tax (not being tax imposed on, and calculated by reference to, the net income paid to, and received by, the Facility Office of any Bank or other office of any other Finance Party by the jurisdiction in which such Finance Party is incorporated or in which such Facility Office or other office is located) on or in relation to any sum received or receivable by it from any Obligor under any Finance Document (including any sum deemed for purposes of tax to be received or receivable whether or not actually received or receivable); or

9.2.2	any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party,

that Obligor will, upon demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection with such payment or liability. If a Bank intends to make a claim pursuant to Clause 9.2 (Tax indemnity), it will notify the Agent of the event by reason of which it is entitled to do so. The Agent will then make demand under Clause 9.2 (Tax indemnity) on behalf of that Bank.

9.3	Evidence of payment of tax

If any Obligor is required to make any such deduction or withholding, it will promptly:

9.3.1	pay the amount deducted or withheld in full to the relevant taxation or other authority under applicable law; and

9.3.2	deliver to the Agent an original receipt (or a certified copy) issued by such authority evidencing such payment or, if no such receipts are usually delivered, a copy of the bank statement evidencing such payment.

9.4	Tax refunds and credits

If an additional payment is made under Clause 9.1 (Tax gross-up) by an Obligor for the benefit of any Finance Party and that Finance Party determines (in its absolute discretion) that:

9.4.1	it has obtained (and has derived full use and benefit from) a credit against, a relief or remission for, or repayment of, any tax;

9.4.2	such credit, relief, remission or repayment is in respect of or calculated with reference to the additional payment made by such Obligor pursuant to Clause 9.1 (Tax gross-up); and

9.4.3	its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled,

then, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, that Finance Party will pay to that Obligor such amount as the Finance Party determines (in its absolute discretion) will leave it (after such payment) in no worse after-tax position than it would have been in had such additional payment in question not been required to be made by such Obligor.

9.5	Qualifying Bank

9.5.1

Each Finance Party (except the Arranger) represents to the Borrower that, as at the date of this Agreement or, where applicable, the date on which it becomes a party to this Agreement, it is a Qualifying Bank and is beneficially entitled to its participation in the Advances. Each Finance Party (except the

Arranger) will promptly notify the Agent if it ceases to be a Qualifying Bank or become subject to the liability referred to in Clause 9.2 (Tax Indemnity).

9.5.2	If and for so long as any Finance Party (except the Arranger) is not or ceases to be a Qualifying Bank, no Obligor will be liable to pay to any such Finance Party under Clause 9.1 (Tax gross-up), 9.2 (Tax Indemnity) or Clause 10 (Increased Costs) any amount in excess of the amount it would have been obliged to pay if such Finance Party (except the Arranger) was or had not ceased to be a Qualifying Bank at the time when the same is paid unless:

(a)	after the date of this Agreement (or, where applicable, after the date on which it becomes a party to this Agreement), there is any change in, or in the interpretation or application of, any relevant law or the practice of the Belgian tax administration and as a result of any such change it ceases to be a Qualifying Bank at the time when the same is paid; or

(b)	the relevant Obligor would be required to make a deduction or withholding on account of tax irrespective of whether or not it is or is not a Qualifying Bank.

In which case the relevant Finance Party will promptly notify the Agent of any such event.

9.5.3	If any Finance Party is eligible under any double taxation treaty for a withholding tax exemption, such Finance Party undertakes to deliver to the Borrower, within three months of the Borrower’s request to that effect, the necessary tax certificates to ensure that all payments received by it under any Finance Document may be made free of any deduction or withholding of tax, and each Obligor shall provide such Finance Party with all necessary assistance in this respect and shall timely request the necessary certificates from each such Finance Party.

9.6	Tax and other affairs

Subject to Clause 12 (Mitigation), nothing in this Agreement limits the right of any Finance Party to arrange its tax and other affairs in whatever manner it thinks fit, oblige any Finance Party to claim any credit, relief, remission or repayment in respect of any payment under Clauses 9.1 (Tax gross-up) and 9.2 (Tax Indemnity) in priority to any other credit, relief, remission or repayment available to it nor oblige any Finance Party to disclose any information relating to its tax or other affairs or any computations in respect of such information.

9.7	Banks’ tax status confirmation

Each Bank confirms in favour of the Agent on the date of this Agreement (or, if it is a New Bank, the date on which it becomes a party to this Agreement) that either:

9.7.1	it is not resident for tax purposes in the United Kingdom and is beneficially entitled to its share of the Commitment and the interest thereon; or

9.7.2	it is a bank as defined for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 (UK) and is beneficially entitled to its share of the Commitment and the interest thereon,

and each Bank shall promptly notify the Agent if there is any change in its position from that set out above.

10.	INCREASED COSTS

10.1	Definition

In this Clause 10 (Increased Costs), “Increased Cost” means:

10.1.1	any additional cost, or any liability to tax, incurred by a Finance Party, in each case, as a result of it entering into, or performing, funding or maintaining its obligations under, a Finance Document; or

10.1.2	a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under the Finance Documents or on its capital; or

10.1.3	an additional cost incurred by a Finance Party or a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under the Finance Documents or on its capital calculated by reference to any amount received or receivable by that Finance Party under any Finance Document.

10.2	Increased Costs

If, by reason of:

10.2.1	any change in any law or in the interpretation or administration of any law; or

10.2.2	compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law (but, if not having the force of law, being a requirement with which banks are generally accustomed to act), a Finance Party incurs any Increased Cost, then the Obligor concerned will, on demand by the Agent, pay to the Agent for the account of that Finance Party such amount as is sufficient to indemnify that Finance Party fully against any such Increased Cost.

10.3	Claims by Finance Parties

A Finance Party intending to make a claim under Clause 10.2 (Increased Costs) will promptly notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent will promptly make demand on the Obligor concerned in accordance with Clause 10.2 (Increased Costs).

10.4	Exclusions

No Finance Party will be entitled to make any claim for Increased Costs:

10.4.1	to the extent compensated for by the Mandatory Costs Rate paid by the Borrower; or

10.4.2	compensated for by Clause 9 (Taxes); or

10.4.3	attributable to any tax or any change in the rate of tax on the overall net income of a Finance Party imposed in any jurisdiction in which it is incorporated or in which its Facility Office is for the time being located or in which it is otherwise resident, organised or conducting business by reference to:

(a)	the net income, profits or gains of that Finance Party world-wide; or

(b)	such of its net income, profits or gains as arise in, or in relation to, that jurisdiction; or

10.4.4	resulting from a failure by that Finance Party to comply with any request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law).

10.5	Non-disclosure

Nothing in this Clause 10 (Increased Costs) will require any Finance Party to disclose any information which it regards as confidential or commercially sensitive.

11.	ILLEGALITY

11.1	Illegality

11.1.1	If, at any time, it is:

(a)	unlawful in any relevant jurisdiction; or

(b)	contrary to any request from or requirement of any fiscal, monetary or other authority (whether or not having the force of law),

for a Finance Party to maintain any obligation under a Finance Document or for a Finance Party to make or fund its participation in the Advances then, promptly after becoming aware of the same, the Agent will notify the Borrower providing particulars of the same.

11.1.2	Each Finance Party represents and warrants to the Obligors and the Agent that on the date of this Agreement or, in the case of any New Bank or any successor Agent or Security Trustee, on the date on which it becomes a party to this Agreement or at the time of such succession (as the case may be), that it has the necessary regulatory status to exercise its rights and perform its obligations hereunder and that at such time no event referred to in Clause 11.1.1 exists.

11.2	Repayment and Cancellation

Except in relation to any Finance Party which is in breach of its representation under Clause 11.1.2 (Illegality) upon demand by the Agent on behalf, and at the request, of such Bank:

11.2.1	the Borrower will, on such date as the Agent certifies as necessary to comply with the relevant law, repay that Bank’s participation in the Advances together with all other Secured Obligations payable to such Bank; and

11.2.2	such Bank will then be released from any rights or obligations it owes under the Finance Documents and the amount of its Commitment will immediately be reduced to zero.

12.	MITIGATION

12.1	Mitigation

If, in respect of a Finance Party, circumstances arise which would, or would upon the giving of notice, result in:

12.1.1	any amount becoming payable under Clauses 9 (Taxes) or 10 (Increased Costs); or

12.1.2	any release, prepayment or cancellation under Clause 11 (Illegality),

then, without in any way limiting, reducing or otherwise qualifying the rights of such Finance Party or the obligations of any Obligor under those Clauses, such Finance Party will promptly, upon becoming aware of the same, notify the Agent and endeavour, in consultation with the Agent and the Borrower, to take such steps as that Finance Party determines are reasonably open to it to mitigate the effects of such circumstances including (without limitation):

(a)	the transfer of its Facility Office; or

(b)	the transfer of its rights and obligations under the Finance Documents to another financial institution acceptable to the Borrower which is willing to participate in the Facility.

12.2	Rights of Finance Parties

12.2.1	No Finance Party is obliged to take, or commit to take, any action under Clause 12.1 (Mitigation) if, in the sole opinion of such Finance Party, to do so might have any adverse effect upon its business, operations or financial condition.

12.2.2	Nothing in Clause 12.1 (Mitigation) limits the right of a Finance Party to arrange its affairs as it considers fit.

13.	MARKET DISRUPTION

If, on a date on which EURIBOR is to be determined:

(a)	EURIBOR is to be determined by reference to the Reference Banks and not all Reference Banks can supply a quotation for the purposes of determining EURIBOR; or

(b)	the Agent determines that adequate and fair means do not exist for determining or ascertaining EURIBOR,

the rate of interest on an Advance during the next Interest Period will be a percentage rate per annum determined by the Agent (in consultation with the Banks) to reflect the cost to each Bank concerned of funding its participation in that Advance from whatever sources it may select plus the Margin and any applicable Mandatory Costs Rate.

14.	REPRESENTATIONS

14.1	Benefit

Each Obligor makes the representations and warranties set out in this Clause 14 (Representations) in favour of the Finance Parties and acknowledges that the Finance Parties have entered into the Finance Documents in full reliance on those representations and warranties.

14.2	Status

14.2.1	The Borrower is a Belgian commanditaire vennootschap op aandelen/société en commandite par actions, and each other Belgian Original Obligor is either a Belgian gewone commanditaire vennootschap/société en commandite simple or a besloten vennootschap met beperkte aansprakelijkheid/société privée a responsibilité limitée duly incorporated and validly existing under the laws of Belgium;

14.2.2	each English Obligor is a limited liability company, duly incorporated and validly existing under the laws of England and Wales;

14.2.3	each French Obligor is a société par actions simplifiée with limited liability, duly incorporated and validly existing under the laws of France;

14.2.4	each Dutch Obligor is a private company with limited liability besloten vennootschap met beperkte aansprakelijkheid, duly incorporated and validly existing under the laws of The Netherlands;

14.2.5	each Swedish Obligor is either a company with limited liability (aktiebolag) or a limited partnership (kommanditbolag), and each is duly incorporated or formed and validly existing under the laws of Sweden; and

14.2.6	each Obligor is not in liquidation and possesses the capacity to sue and be sued in its own name and has the power to own its assets and to carry on its business as it is being conducted.

14.3	Powers

Each Obligor has:

14.3.1	the power to enter into each Finance Document to which it is a party and to exercise its rights and perform its obligations under each such Finance Document; and

14.3.2	taken all necessary corporate and other action to authorise its entry into each Finance Document to which it is a party and to exercise its rights and perform its obligations under each such Finance Document.

14.4	Legal validity

Subject to:

14.4.1	due presentation for registration of the Finance Documents in accordance with the Companies Act 1985 (UK);

14.4.2	due registration of each Finance Document creating Security over the Properties at HM Land Registry;

14.4.3	general equitable principles and insolvency, liquidation, administration and other laws generally applicable to creditors’ rights;

14.4.4	due notarisation, registration and filings with the relevant land or mortgage registers of any Finance Document creating Security over or in connection with any Property situated in Belgium and the Netherlands, or issued shares in any Dutch Obligor;

14.4.5	due registration of an original or a notarised copy of the Real Estate Security Document, relating to any Property situated in France, together with two duly executed and certified bordereaux d’inscription hypothécaire with the relevant conservation des hypothéques;

14.4.6	the entry of prescribed information relating to any Shares Pledge, creating Security over or in connection with issued shares in any Charging Company incorporated in Belgium or The Netherlands, in the share register of any such Belgian Obligor or Dutch Obligor; and

14.4.7	due delivery of the statement of pledge relating to the Shares Pledge and due delivery of a certificate of perfection of pledge and documents evidencing the registration of the Shares Pledge in the shareholding book of any Charging Company incorporated in France (including a copy of the relevant shareholder account and share transfer register), each Finance Document to which each Obligor is a party and the transactions contemplated thereby:

(a)	constitute, or will constitute when executed in accordance with its terms, each Obligor’s legal, valid and binding obligations enforceable in accordance with its terms;

(b)	validly create (to the extent it purports to do so) a first ranking Security of the type described, and over the assets to which it is expressed to apply, in the relevant Finance Documents and, if a Finance Document purports to evidence any Security, it accurately evidences that Security.

(c)	are in the overall best corporate interest of each Obligor.

14.5	Authorisations

Subject to the matters referred to in Clauses 14.4.1 to 14.4.7 (inclusive) (Legal validity) and the application of applicable laws of civil procedure, all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary authorisations, the making of registrations and the like) by the laws of the jurisdiction under which each Obligor is incorporated or formed in or in which any of its assets are situated in order:

14.5.1	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under each of, and the transactions contemplated by, the Finance Documents;

14.5.2	to ensure that those obligations are valid and legally binding and enforceable; and

14.5.3	to make each Relevant Document admissible in evidence in the courts of any relevant jurisdiction to which the parties to such Finance Document have submitted,

have been taken, fulfilled and done in order for it to comply with its obligations to the Finance Parties (or the counterparty to such Finance Documents) under, and the transactions contemplated by, the Finance Documents.

14.6	No conflict

Each Obligor’s entry into, exercise of its rights and/or performance of or compliance with its obligations under, and the transactions contemplated by, the Finance Documents do not:

14.6.1	violate, or exceed any borrowing or other power or restriction granted or imposed by any law to which it or its assets are subject or its constitutional documents; or

14.6.2	result in the existence of, or oblige it to create, any Security over its assets other than as permitted under Clause 17.5 (Negative pledge); or

14.6.3	conflict with any document or agreement which is binding upon any Obligor or any asset of an Obligor.

14.7	No default

No Default is continuing or would occur as a result of the making of any Advance.

14.8	Equal ranking

The Secured Obligations do and will rank at least equally and rateably with all other unsecured obligations of each Obligor except for obligations mandatorily preferred by law applying generally.

14.9	Title to assets

14.9.1	No Security exists over the assets of each Obligor other than as permitted under Clause 17.5 (Negative pledge);

14.9.2	the Borrower and each other Belgian Obligor is the owner or is the holder of a leasehold interest (houder van erfpacht/emphytéose) of each Property situated in Belgium and each of its other assets which are expressed to be the subject of any Security created by any of them under a Finance Document;

14.9.3	except as disclosed in any Certificate on Title in relation to each Property situated in England and Wales, each English Obligor is the legal and beneficial owner of, and has a good and valid title (which was acquired with full title guarantee) to, each such Property and each of its other assets which are expressed to be the subject of any Security created by the relevant English Obligor under a Finance Document;

14.9.4	each French Obligor has good and marketable title, for which the root of title is regular in excess of a period of 30 years to each Initial Property situated in France or is the holder of a commercial lease (bail commercial) and each of its other assets which are expressed to be the subject of any Security created by any of them under a Finance Document;

14.9.5	each Dutch Obligor is the owner (eigenaar), or holder of a leasehold interest (houder van een erfpachtrecht) in, each Property situated in The Netherlands; and

14.9.6	with the exception of those Properties where a Swedish Obligor owns only the buildings situated on such Property (byggnad pā ofri grund), each Swedish Obligor holds legal title (lagfart) to each Property situated in Sweden and, in respect of the part of any Property where a Swedish Obligor owns only the buildings situated on such Property (byggnad pā ofri grund), the relevant Swedish Obligors own the buildings situated on these land units (byggnad pā ofri grund).

14.10	Certificate on Title

To the best of the information, knowledge and belief of each English Obligor after making all due enquiry, all factual information provided by, or on behalf of, it to the solicitors preparing each Certificate on Title on its Properties situated in England and Wales is, in each case, complete and accurate in all material respects as at the date it was compiled or supplied and it has not knowingly withheld (after making all due enquiry) any information the omission of which would render any such Certificate on Title misleading in any material respect.

14.11	Environmental Laws

14.11.1	Each Obligor has obtained, at the relevant time, all requisite Environmental Permits and has at all times complied in all respects with:

(a)	the terms and conditions of such Environmental Permits; and

(b)	all other applicable Environmental Law,

which, in each case, if not obtained or complied with, would give rise to a Material Adverse Change;

14.11.2	except as disclosed in any Certificate of Title, no Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any site or premises (whether or not owned, leased, occupied or controlled by it or any of its subsidiaries (if any) and including any off-site waste management or disposal location utilised by it or any such subsidiary (if any)) in circumstances where this would have a Material Adverse Change; and

14.11.3	there is no Environmental Claim pending or threatened, and there are no past or present acts, omissions, events or circumstances that might be likely to form the basis of any Environmental Claim, against any Obligor which, if reasonably determined against an Obligor by the Instructing Group, have, or would be likely to have, a Material Adverse Change.

14.11.4	In the case of the Original English Obligor:

(a)	an investigation to identify asbestos containing materials has been carried out as recommended by the Phase I environmental audit dated 18 March 1999 prepared by WSP Environmental Limited in relation to the Property known as Westmount Centre, Uxbridge Road, Hayes, Middlesex and that all materials containing asbestos have been removed or will be removed from that Property in accordance with the timetable delivered to the Agent in accordance with Clause 3.1.1 (Conditions Precedent);

(b)

any works that are recommended as a result of an intrusive ground investigation to identify potential contamination in relation to the Property known as Westmount Centre, Uxbridge Road, Hayes, Middlesex has been carried out in accordance with the timetable to be delivered to the Agent in accordance with Clause 3.1.1 (Conditions Precedent);

(c)	there is no asbestos contained in any structure on the Property known as Monarch House, Caversham Road, Reading, Berkshire;

(d)	all asbestos in any structure on the Property known as 475, 477 and 479 Brighton Road and land lying to the rear of 88-124 (even) Grange Road, Croydon has been removed in accordance with appropriate safety guidelines.

14.12	Information

14.12.1	To the best of each Obligors’ information and belief after making all due enquiry, all factual information contained in:

(a)	the Due Diligence Reports;

(b)	when issued, the Information Memorandum; and

(c)	any other information supplied by the Obligors or their advisor to the Agent in connection with the Finance Documents and the transactions contemplated by them,

is, in each case, complete and accurate in all material respects as at the date it was prepared or supplied;

14.12.2	it has not knowingly withheld any information from the Agent the omission of which would render any statements in the Due Diligence Reports. Information Memorandum or such other information untrue or misleading in a material respect as at the date it was prepared or supplied; and

14.12.3	as far as it is aware after making all due enquiry, nothing has occurred since the date or dates of the Due Diligence Reports, Information Memorandum or such other information was provided which renders the information contained in it untrue or misleading in any material respect.

14.13	Litigation

To the best of its information and belief after making all due enquiry, no litigation, arbitration or administrative proceeding is current in relation to any Obligor:

14.13.1	to restrain its entry into, exercise of its rights under and/or performance or enforcement of, or compliance with any of its respective obligations under the Relevant Documents to the extent that it will have a Material Adverse Change on that Obligor; or

14.13.2	which is likely to be determined adversely against the relevant Obligor and to have a Material Adverse Change on that Obligor.

14.14	Accounts

14.14.1	In the case of the Borrower, the consolidated accounts of the Group most recently delivered to the Agent pursuant to Clauses 15.2 (Annual accounts) and 15.3 (Quarterly accounts):

(a)	have been prepared in accordance with United States generally accepted accounting principles; and

(b)	give a true and fair view of the consolidated financial condition of the Group as at the date upon which they were drawn up (in the case of audited accounts) and (subject to normal year and adjustments) fairly present the consolidated financial condition of the Group as at the date to which they were drawn up (in the case of any other accounts).

14.14.2	In the case of each Obligor, its accounts most recently delivered to the Agent pursuant to Clauses 15.2, (Annual accounts), and 15.3 (Quarterly accounts):

(a)	have been prepared in accordance with the applicable accounting law and generally accepted accounting principles, and in the case of the Belgian Obligors follow the full format set out by Belgian accounting law (irrespective of any entitlement to use an abbreviated or simplified format by reason of such Obligor’s status as a commanditaire vennootschap/société en commandite or besloten vennootschap met beperkte aansprakelijkheid/société privee a responsibilité); and

(b)	give a true and fair view of its financial condition as at the date upon which they were drawn up (in the case of audited accounts) and (subject to normal year end adjustments) fairly present its financial condition as at the date to which they were drawn up (in the case of any other accounts).

14.15	Ownership

Each Charging Company is at least 95 per cent, directly or indirectly owned, and is controlled by, by the Borrower.

14.16	Year 2000 compliance

14.16.1	each Original Obligor believes (having undertaken a comprehensive review and assessment) that all Computer Systems used by any member of the Group are Year 2000 Compliant except for:

(a)	a computer operated gate at the Property situated at Nice; and

(b)	the storage management system software of the Original Obligors which have not installed the Group’s new storage management system software (which will be installed by all Obligors before 31 December 1999); and

14.16.2	each Original Obligor (having made due enquiry) believes that each of the Group’s customers (which are of material importance to the business and operations of the Group) will also, on a timely basis, ensure that their Computer Systems are Year 2000 Compliant.

14.17	Repetition

The representations and warranties set out in Clauses 14.2 (Status) to 14.15 (Ownership) (save in Clause 14.12 (Information) in relation to the Information Memorandum) are made by:

14.17.1	each Obligor on the date of this Agreement; and

14.17.2	each New Charging Company on the date of its accession as a party to this Agreement.

and each such representation and warranty will thereafter be repeated by each Obligor:

(a)	save in the case of Clauses 14.10 (Certificate on Title), 14.12 (Information), and 14.14 (Accounts) and 14.16 (Year 2000 compliance), on the date of each Drawdown Notice, each Drawdown Date and each Interest Payment Date;

(b)	in the case of Clause 14.12 (Information) in relation to the Information Memorandum only, on the date of the Information Memorandum; and

(c)	in the case of Clause 14.14 (Accounts), on each date on which any Obligor delivers, or, if earlier, is obliged to deliver, audited financial statements in accordance with Clauses 15.2 (Annual accounts) and 15.3 (Quarterly accounts), in each case, with reference to the facts and circumstances then subsisting.

15.	FINANCIAL UNDERTAKINGS

15.1	Loan to value

The Borrower will ensure that, on the first anniversary of the date of this Agreement and on each anniversary thereafter, the aggregate sum of the Advances on that date does not exceed the euro equivalent of 70 per cent. of the aggregate value of:

15.1.1	each Obligor’s interests in each Property on which a Project is situated which has achieved Project Completion as recorded in the then most recent Valuation of each such Property; and

15.1.2	all Project Costs incurred by each Obligor in relation to each Property on which a Project is situated which has not achieved Project Completion as recorded in the then most recent Drawdown Report.

15.2	Annual accounts

The Borrower will furnish, or procure that there is furnished, to the Agent (in sufficient copies for each of the Banks) as soon as the same become available, but in any event within 120 days after the end of each financial year, beginning with the financial year ending on 31 December 1999 the audited:

15.2.1	consolidated financial statements of the Group; and

15.2.2	financial statements of each Obligor,

in each case, for such financial year (comprising at least an audited and, in the case of the Group, consolidated, balance sheet and profit and loss account and historic cash flow statement for that financial year).

15.3	Quarterly accounts

The Borrower will furnish, or procure that there are furnished, to the Agent (in sufficient copies for each of the Banks) as soon as the same becomes available, but in any event within 30 days after the end of each financial quarter, beginning with the financial quarter ending on 30 September the unaudited:

15.3.1	consolidated management accounts of the Group;

15.3.2	management accounts of each Obligor,

in each case, for such financial quarter prepared in accordance with generally accepted accounting principles, certified by the finance director of the Borrower and another director of the Borrower and in form and substance acceptable to the Agent.

15.4	Year end

No Obligor will change its financial year without the prior consent in writing of the Agent other than to conform its financial year end to that of the Borrower, which is 31 December.

15.5	Finance Costs cover

15.5.1	The Borrower will ensure that, at the end of each calendar month the subject of the then most recent Drawdown Report, the euro equivalent of the aggregate Net Rental Income which is actually received or receivable by the Obligors in respect of each Stabilised Project is not less than 175 per cent. of the lesser of the aggregate Finance Costs payable on the Interest Payment Date falling during that calendar month relating to either:

(a)	all Advances applied in respect of each Project which has achieved Project Completion prior to the commencement of that calendar month as disclosed in that Drawdown Report accruing during that calendar month; or

(b)	Advances assuming that the aggregate principal amount of such Advances is 70 per cent. of the euro equivalent of the lesser of:

(i)	Paid Project Costs incurred by each Obligor in relation to each Stabilised Project as disclosed in the then most recent Drawdown Report; and

(ii)	value of each Obligor’s interest in the relevant part of Properties attributable to each Stabilised Project as recorded in the then most recent Valuation of that Property.

15.5.2	The Borrower will ensure that, at the end of each calendar month the subject of the then most recent Drawdown Report, the euro equivalent of the aggregate Net Rental Income which is actually received or receivable by the Obligors in respect of each Project which has achieved Project Completion prior to the commencement of that calendar month is not less than 125 per cent. of the aggregate amount of the Finance Costs payable on the Interest Payment Date falling during that calendar month relating to Advances applied in respect of such Projects as disclosed in that Drawdown Report.

15.5.3	In the event that the Banks extend the Final Repayment Date pursuant to Clause 7.2 (Extension option) the Borrower will ensure that the euro equivalent of the aggregate Net Rental Income which is actually received or receivable by all Obligors in each calendar month during which or following the date of such extension (determined as an average of such Net Rental Income received or receivable during that calendar month and the previous five calendar months) is not less than:

(a)	in respect of an extension made pursuant to Clause 7.2.2 only, 175 per cent. of the sum of:

(i)	the aggregate Finance Costs; and

(ii)	all payments of any part of the Advances due and payable,

in each case, payable on the Interest Payment Date falling during that calendar month; and

(b)	in respect of any extension made pursuant to Clauses 7.2.1 or 7.2.2, 135 per cent. of the aggregate Finance Costs payable on the Interest Payment Date falling during that calendar month.

16.	CONTROL ACCOUNTS

16.1	Designation of Control Accounts

16.1.1	The Borrower will on, or prior to, the date of this Agreement open and maintain in its name with the Account Bank in Brussels an account styled “Disbursement Account”.

16.1.2	The Borrower will on, or prior to, any date on which it is due to receive any other amount which is required to be deposited into the Proceeds Account in accordance with any Finance Document, open and maintain in its name with the Account Bank in Brussels an account styled “Proceeds Account”.

16.2	Account Bank

16.2.1	Each Control Account will be held at the designated branch of the Account Bank or at such other branch or branches of the Account Bank as the Agent and the Borrower may determine (acting reasonably).

16.2.2	If the Borrower so requests and the Agent consents (such consent not to be unreasonably withheld), the Account Bank will (as soon as practicable):

(a)	be changed to another bank which agrees to that appointment: or

(b)	change any branch at which a Control Account is held.

16.2.3	The Borrower and the Agent will do all such things as may reasonably be required in order to facilitate any such change of Account Bank or the branch of Account Bank (including, without limitation, the execution of bank mandate forms).

16.3	Disbursement Account

16.3.1	The Borrower will have signing rights on the Disbursement Account. However, the Agent will have sole signing rights if a Default is continuing and the Agent gives notice in accordance with Clause 16.3.4.

16.3.2	On or prior to the Interest Payment Date immediately following the delivery by the Borrower of a Drawdown Report in accordance with Clause 5.3 (Drawdown Report), the Agent will notify the Borrower whether or not it is satisfied, based on the then most recent Drawdown Report, that all Obligors have Sufficient Liquid Assets for the period ending immediately before the second Interest Payment Date following the date of the relevant Drawdown Report.

16.3.3	In the event that the Agent does not notify the Borrower within ten Business Days following the delivery by the Borrower of such Drawdown Report whether or not it is satisfied for the purposes of Clause 16.3.2 and 16.3.5, then the Agent shall be deemed to be so satisfied.

16.3.4	In the event that the Agent notifies the Borrower that it is not satisfied for the purposes of Clause 16.3.2 that all Obligors have Sufficient Liquid Assets for the relevant period, the Borrower will, on or prior to the first Interest Payment Date following the date of the relevant Drawdown Report, ensure that the proceeds of all Available Liquid Assets required to be provided by way of equity contributions in the Borrower in order to maintain Sufficient Liquid Assets for the period commencing on the last date in the month the subject of that Drawdown Report and ending immediately before the second Interest Payment Date following the date of the relevant Drawdown Report are paid directly into the Disbursement Account.

16.3.5	The Borrower may withdraw such proceeds from the Disbursement Account for application as Available Liquid Assets in a manner consistent with the Finance Documents if:

(a)	no Default is continuing; and

(b)	the Agent is satisfied that all Obligors have Sufficient Liquid Assets for the period ending immediately before the second Interest Payment Date following the date of the relevant Drawdown Report:

16.3.6	If a Default is continuing, the Agent may give notice to the Account Bank that no amount may be withdrawn from the Disbursement Account without its consent.

16.4	Proceeds Account

16.4.1	The Agent will have sole signing rights on the Proceeds Account.

16.4.2	Each Obligor will ensure that:

(a)	any Realisation Proceeds to be applied in or towards the Secured Obligations in accordance with Clause 17.6.2(e)(iii) (Disposals):

(b)	proceeds of a claim under any Insurance required to be deposited into the Proceeds Account in accordance with Clauses 18.4.8(b)(i) or (iv) (Insurance Policies); and

(c)	all amounts payable to it (not otherwise paid directly to the Agent) under any interest rate Hedge,

are promptly paid directly into the Proceeds Account.

16.4.3	On any relevant Interest Payment Date, the Agent will (and is irrevocably authorised by the Borrower to) withdraw from the Proceeds Account such amount of Realisation Proceeds or such proceeds paid under any Insurance Policy on deposit in that account as is required for application in or towards the payment and discharge of the following items (or, if the credit balance of such proceeds in that Proceeds Account is insufficient, in or towards payment of the following items in the following order):

(a)	first, to the extent not paid when due in accordance with this Agreement, in the following order:

(i)	all accrued interest and Mandatory Costs due by the Borrower under this Agreement;

(ii)	all unpaid costs, fees and expenses owed by any Obligor to the Finance Parties under the Finance Documents; and

(iii)	any unpaid sum due by the Borrower or any other Obligor to any Finance Party, or any counterparty approved by the Agent, in each case under any Hedge;

(b)	second, any principal amount of the Advances which is due and payable;

(c)	third, all other Secured Obligations whether or not due and payable; and

(d)	fourth, any surplus not otherwise required to be applied in accordance with the Finance Documents to the order of the Borrower.

16.4.4	On each Interest Payment Date, the Agent will (and is irrevocably authorised by the Borrower to) withdraw from the Proceeds Account such amounts paid under any interest rate Hedge on deposit in that account as it may determine for application in or towards payment and discharge of those items set out in (and in the order of) Clause 16.4.3(a).

16.5	Control Accounts generally

16.5.1	Each Control Account will be denominated in euro.

16.5.2	The Borrower may pay to the Account Bank such reasonable transaction charges and other fees (in each case, consistent with the Account Bank’s usual practice in relation to similar accounts) as the Borrower may from time to time agree with the Account Bank. No other charges or fees will be payable to the Account Bank (in its capacity as such) in respect of the Control Accounts.

16.5.3	The Agent (acting reasonably) may require any amount, which has been, or is to be, paid into a Control Account to be paid into a separate sub-account as it considers appropriate to assist in monitoring payments from that account or in holding currencies other than euro units.

16.5.4	This Clause 16 (Control Accounts) does not limit or affect any Obligor’s obligations to pay all Project Costs due and payable by it, to pay or discharge the Secured Obligations owed by it when due or to make voluntary or mandatory payments under the Finance Documents.

16.5.5	The Finance Parties will not be responsible to the Obligors for the non-payment of:

(a)	any Input VAT or relevant Project Costs due and payable by any Obligor which could be paid out of moneys standing to the credit of any Control Account; or

(b)	any of the Secured Obligations due to them which could be paid out of moneys standing to the credit of any Control Account.

17.	GENERAL UNDERTAKINGS

17.1	Notice of Default

Each Obligor will notify the Agent of the occurrence of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

17.2	Authorisations

Each Obligor will:

17.2.1	obtain, maintain and comply with the terms of; and

17.2.2	supply certified copies to the Agent of,

any authorisation required undér law to enable it to perform its rights and obligations under, or for the validity or enforceability of, any Finance Document.

17.3	Maintenance of legal validity

Each Obligor will obtain, and will comply with the terms of and do all that is necessary to maintain in full force and effect, all consents required in or by the laws of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under the Finance Documents and to ensure (subject in any case to the matters referred to in Clause 14.4.1 to 14.4.7 (inclusive) (Legal validity)) the legality, validity or admissibility in evidence in the relevant jurisdictions of each of the Finance Documents.

17.4	Equal ranking

Each Obligor will ensure that the Secured Obligations will at all times rank at least equally and rateably in all respects with the claims of all of its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application and those secured claims permitted under clause 17.5 (Negative Pledge).

17.5	Negative pledge

17.5.1	No Obligor will create or permit to subsist any Security on the whole or any part of its assets without the prior written consent of the Agent.

17.5.2	The consent of the Agent is given to:

(a)	Security arising by operation of law or by contract in the ordinary course of an Obligor’s business (including retention of title arrangements and equipment leasing) and securing amounts not more than 30 days overdue;

(b)	Security in respect of any asset of an Obligor which is not the subject of any Security constituted under a Finance Document;

(c)	Security in the form of cash collateral in an aggregate amount for all Obligors of not more than euro 2,000,000 provided by any Obligor in support of a letter of credit or other assurance against financial loss given to a Trade Contractor under any Trade Contract or a seller under a purchase contract for the purchase of real estate;

(d)	Security arising, or expressly authorised by, under any Finance Document;

(e)	existing Security to be released or discharged in full:

(i)	in the case of the Original Belgian Obligors and the Original English Obligor, on the Drawdown Date of the Initial Advance;

(ii)	in the case of the Original Dutch Obligor, the Original French Obligors and the Original Swedish Obligors, on the Drawdown Date of the Second Advance; and

(f)	any bankers lien of the Account Bank over the Control Accounts which is discharged within 30 days.

17.6	Disposals

17.6.1	No Obligor will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer or otherwise dispose of any part of its assets without the prior written consent of the Agent.

17.6.2	The consent of the Agent is given to:

(a)	the disposal of obsolete assets which have outlasted their useful life and which are no longer required for the efficient operation of the Obligor’s business;

(b)	the disposal of assets (other than any Property and buildings and fixtures thereon, Rental Income, rights under any Project Document and rights to any Control Account) in the ordinary course of business;

(c)	the disposal of any asset of an Obligor not the subject of any Security constituted under a Finance Document;

(d)	expenditure of cash for purposes consistent with the Finance Documents; and

(e)	the sale or refinancing of any Property on arm’s length terms provided that:

(i)	in the case of any such sale of any Property:

(1)	no Default is continuing on the date such sale is agreed;

(2)	the entire consideration for such sale is payable in cash

(3)	a deposit of not less than 10 per cent of the total Realisation Proceeds contracted to be paid is paid in relation to such sale in immediately available funds into the Proceeds Account on the date such sale is agreed; and

(4)	the balance of the consideration is contracted to be paid to the relevant Obligor in immediately available funds not later than 90 days after the date such sale is agreed;

(ii)	in the case of any such refinancing, all Properties owned by the relevant Obligor are refinanced contemporaneously by one or more loans made to an Obligor; and

(iii)	in the case of any such sale or refinancing, Realisation Proceeds derived from such sale or refinancing (or an amount equal to such Realisation Proceeds) of not more than the euro equivalent of the higher of:

(1)	80 per cent. (in the case of any such sale or refinancing of a Property (other than an Excluded Property which is not a Finished Property)) or 15 per cent. (in the case of any such sale or refinancing of an Excluded Property which is not a Finished Property) of then most recent Valuation of the relevant Property (subject to a maximum amount equal to 100 per cent of all Project Costs incurred by the relevant Obligor to date in relation to the carrying out of the Projects on that Property); and

(2)	85 per cent (in the case of any such sale or refinancing of a Property (other than an Excluded Property which is not a Finished Property) or 15 per cent. (in the case of any such sale or refinancing of an Excluded Property which is not a Finished Property) of all Project Costs incurred by the relevant Obligor to date in relation to the carrying out of each Project on that Property, are deposited into the Proceeds Account for application in accordance with Clause 16.4 (Proceeds Account) provided items (1) and (2) above shall not apply to excess land identified as such in relation to any Initial Property in the relevant Real Estate Package,

(iv)	in the case of any such sale or refinancing of an Excluded Property which is not a Finished Property and the Agent and the Security Trust will release such Property from the Security constituted under the Finance Documents (including the release of any Share Pledge over the Investments in the relevant Obligor) only if:

(A)	no Default is continuing at the relevant time; and

(B)	the relevant Obligors comply with paragraph (iii) above in relation to such sale or refinancing.

17.7	Compliance with laws

Each Obligor will:

(i)	not to violate any laws applicable to it or its assets; and

(ii)	to obtain all necessary authorisations in respect of, and comply with, laws applicable to it or its assets.

17.8	Maintenance of status, etc

Each Obligor will ensure that it has the right and is duly qualified to conduct any part of its business as it is conducted from time to time in all relevant jurisdictions.

17.9	Financial Indebtedness

17.9.1	Each Obligor will not, without the prior written consent of the Agent:

(a)	permit any Financial Indebtedness to be outstanding to it by, or to make any other form of credit available to, any person;

(b)	incur or have outstanding any Financial Indebtedness to any affiliate of an Obligor;

(c)	incur or have outstanding any Financial Indebtedness to any other person; and

(d)	pay or discharge (including, without limitation, by way of set-off or combination of accounts), or grant any guarantee, indemnity, bond, letter of credit or similar assurance against financial loss in support of, any Financial Indebtedness owed by it or any other person.

17.9.2	The consent of the Agent is given to any Financial Indebtedness owed by any Obligor;

(a)	under, or expressly permitted by, a Finance Document;

(b)	which is subordinated to amounts owing under the Finance Documents by the Recom Loan Agreement or which is the subject of Security created under the Receivables Pledge Agreement;

(c)	which relates to any indebtedness owed by the Borrower to Recom or Shurgard Storage Centers Inc. of not more than euro 25,000,000 incurred by the Borrower after 30 June 1999 which is repaid or discharged in full on or before the Drawdown Date of the Second Advance;

(d)	owed by one Obligor to another;

(e)	that arises as a normal trade credit in the ordinary course of any Obligor’s business and is not outstanding for more than 30 days;

(f)	that arises as a normal trade credit in respect of a Trade Contract or arises under a purchase contract or real estate which is secured by a letter of credit or other assurance against financial loss in an aggregate amount for all Obligors of not more than euro 2,000,000; and

(g)	that arises in refinancing a Property in accordance with Clause 17.6.2(e) (Disposals).

17.9.3	The consent of the Agent is given to any credit provided by any Obligor:

(a)	in the ordinary course of business on arm’s length terms in favour of third parties; and

(b)	to any other Obligor in accordance with Clause 17.18 (Intercompany loans).

17.10	Book and other debts

Each Obligor will:

17.10.1	get in and realise its book and other debts and monetary claims (including all Rental Income) in the ordinary and usual course of its business; and

17.10.2	not factor, securitise or discount any of its book and other debts and monetary claims (including all Rental Income) or enter into any agreement for such factoring, securitisation or discounting.

17.11	Change of business

Each Obligor will only conduct the business of acquiring, owning, developing and operating the Properties and related activities in any manner which is in all material respects consistent with the Finance Documents.

17.12	Mergers

No Obligor will enter into any amalgamation, demerger, merger or reconstruction except with the prior written consent of the Agent (such consent not to be unreasonably withheld).

17.13	Taxes

Each Obligor will:

17.13.1	maintain its tax residence solely in the place of its incorporation; and

17.13.2	procure that all taxes payable by, or assessed upon, it are paid when due except to the extent they are contested in good faith and by appropriate means and an adequate reserve has been set aside with respect to the unpaid tax.

17.14	Hedges

The Borrower will:

17.14.1	prior to the Drawdown Date of the Initial Advance; and

17.14.2	prior to the date of any extension in the Final Repayment Date being made in accordance with Clause 7.2 (Extension option),

enter into any Hedge with the Agent, or such other financial institution authorised by the Agent, as counterparty for the purpose of hedging or fixing:

(a)	the rate of interest payable on the full amount of the Advances and such other Secured Obligations as specified by the Agent; and

(b)	the buy and/or sell rates of exchange between the currency of the jurisdiction in which a Project is being carried out and euro units,

each such Hedge and related documentation to be in form and substance satisfactory to the Agent.

17.15	Distributions and investments

No Obligor will:

17.15.1	declare or pay any dividends or interest on unpaid dividends or distributions, fees or expenses in the nature of or intended to act as a distribution to any of its members or make any payments in respect of Financial Indebtedness owed to any of its shareholders in that capacity (except to any other Obligor); or

17.15.2	make any payments in respect of any guarantee, indemnity, bond, letter of credit or similar assurance against financial loss given by any such shareholder or any affiliate of any such shareholder to any creditor; or

17.15.3	acquire or contract or offer to acquire, by subscription or otherwise, any business, Investments or otherwise acquire control of or make any investment in, any company or business other than in the same scope of the Group’s business taken as a whole.

17.16	Share capital

17.16.1	No Obligor will redeem, repurchase, defease, retire or repay any of its share capital, waive any obligation to pay up capital contributions, or resolve to do so without the prior consent of the Agent.

17.16.2	Each Obligor will pay on the same becoming due all calls or other payments which may be or become due in respect of any of the Investments.

17.16.3	The Borrower will call on outstanding contributions on the profit sharing certificates issued by it whenever it has the obligation to provide more equity under this Agreement.

17.17	Syndication

Each Obligor will take all steps reasonably requested by them by the Agent to assist the Parties in:

17.17.1	preparing and issuing the Information Memorandum within three months of the date of this Agreement; and

17.17.2	the syndication of their participations in the Facility including by way of meetings with and representations to potential lenders for a period of twelve months after the date of this Agreement.

17.18	Intercompany loans

17.18.1	The Borrower will promptly apply Available Liquid Assets required by any Charging Company to meet Project Costs and other operating costs and expenses incurred or to be incurred by such Charging Company by way of intercompany loan lent either:

(a)	directly to the relevant Charging Company concerned; or

(b)	where any applicable law would require a Charging Company to make any deduction or withholding on account of tax from any interest accruing on any intercompany loan owed by that Charging Company to the Borrower, to a Dutch Obligor (or in such other manner as is acceptable to the Agent (acting reasonably)) which will then promptly on lend the proceeds of relevant intercompany loan to the relevant Charging Company concerned.

17.18.2	Any Charging Company may apply Available Liquid Assets required by the Borrower or any other Charging Company to meet any Secured Obligations, Project Costs and other operating costs and expenses incurred or to be incurred by the Borrower or such other Charging Company by way of intercompany loan lent either:

(a)	directly to the Borrower; or

(b)	where any applicable law would require the Borrower to make any deduction or withholding on account of tax from any interest accruing on any intercompany loan owed by the Borrower to that Charging Company, to a Dutch Obligor (or in such other manner as is acceptable to the Agent (acting reasonably)) which will then promptly on lend the proceeds of relevant intercompany loan to the Borrower, and where such Available Liquid Assets are required by such other Charging Company, the Borrower will lend such Available Liquid Assets to such Charging Company in accordance with Clause 17.18.1.

17.18.3	Each such intercompany loan (and all accrued interest thereon) may not be repaid until after the date on which the Secured Obligations are paid or discharged in full.

17.18.4	Except as permitted under Clause 20.9.l(i) (Deferral of Charging Companies’ rights), no such intercompany loan may be set off against any other liability except to the extent mandatorily required by law.

17.18.5	Interest will accrue on each such intercompany loan:

(a)	at a rate per annum of not less than the rate of interest payable from time to time by the Borrower on the Advances under Clause 6 (Interest) plus,

in the case of each intercompany loan on-lent in accordance with Clause 17.18.1(b), 0.01 per cent. per annum:

(b)	in arrear (on the basis of a 360 day year) during each Interest Period applicable to the Advances: and will be payable on each Interest Payment Date, by way of:

(i)	the Obligor concerned incurring a corresponding intercompany balance owed to the relevant Obligor: or

(ii)	set-off against any intercompany loan or loans to be advanced on the same date by the relevant Obligor to the Obligor concerned.

18.	PROPERTY UNDERTAKINGS

18.1	Projects

18.1.1	Carry out Projects: Each Obligor, in relation to any Project being conducted by it or on its behalf:

(a)	will diligently and expeditiously to:

(i)	carry out and complete, or procure the carrying out and completion of, that Project in accordance with the applicable Relevant Documents in a good and workmanlike manner and will prevent or mitigate any delay arising in the progress of that Project; and

(ii)	procure that Project Completion occurs in accordance with the Project Timetable for that Project;

(b)	may, in relation to any Project being conducted by it or on its behalf at any time other than during a Cost Overrun Period:

(i)	enter into, or permit any Project Contractor to enter into, any Building Contract, Trade Contract or Professional Appointment, or accept a tender, or issue a letter of intent, in respect of any such agreement or contract; or

(ii)	terminate or otherwise amend or vary any Building Contract, Trade Contract or Professional Appointment,

in each case, upon such terms as it may determine which do not constitute a breach of the Finance Documents; and

(c)	will ensure that each Project is designed as a self storage centre and that each Project will be fit for its purpose as such.

18.1.2	Project Contractor: Each Obligor, in relation to any Project being conducted by it or on its behalf:

(a)	may not, during any Cost Overrun Period, enter into any Building Contract (except for any Building Contract approved in accordance with Clause 18.2 (New Projects)) or accept a tender, or issue a letter of intent, in respect of any such Building Contract without the prior approval of the Agent (not to be unreasonably withheld) such approval to be upon such terms and subject to such conditions as the Agent may reasonably impose (including, without limitation, arrangements for and the amounts of bonds, parent company and other guarantees and letters of credit);

(b)	will ensure that the Project Contractor selected is a reputable building contractor having relevant experience in building and managing the construction of developments similar to that Project;

(c)	will procure, in relation to any such Building Contract under which the maximum payable by any Obligor is more than euro 500,000, that prior to the later of the making of the relevant Advance and the commencement of work on any Project by or through the relevant Project Contractor, that Project Contractor executes and, where applicable, exchanges the relevant Building Contract with, and executed and delivers a copy of a Collateral Warranty to, the Agent.

(d)	will, in relation to:

(i)	any Project Contractor which is an affiliate of the Borrower, procure;

(ii)	any other Project Contractor, to procure,

that Project Contractor complies with the relevant Obligor’s obligations under Clauses 18.1.1 (Carry out Projects) and 18.1.3 (Major Trade Contractors) to 18.1.4 (Professional Appointments) in relation to any Project to which it has been appointed; and

(e)	will provide, during a declared Cost Overrun Period, a copy of the Building Contract and all amendments and variations thereto to the Agent within ten Business Days after the date on which the same are entered into or take effect (whichever is the later).

18.1.3	Major Trade Contractors: Before the later of commencement of work in relation to any Project being conducted by or on behalf of the relevant Obligor, the relevant Obligor will:

(a)

not, during any Cost Overrun Period, enter into any Trade Contract with any Major Trade Contractor (except for any Trade Contract approved in accordance with Clause 18.2 (New Projects)) or accept a tender, or issue a letter of intent, in respect of any such Trade Contract unless it is in a form approved by the Agent (not to be unreasonably withheld in the case of a form previously approved by the Agent);

(b)	procure that a Collateral Warranty is delivered to the Agent: and

(c)	provide, during a Cost Overrun Period, a copy of each Trade Contract to which a Major Trade Contractor is party and all amendments and variations thereto to the Agent within ten Business Days after the date on which the same are entered into or take effect whichever is the later.

18.1.4	Professional Appointments: Each Obligor will, in relation to any Project being conducted by it or on its behalf:

(a)	not, during a Cost Overrun Period, enter into, or permit any Project Contractor to enter into, a Professional Appointment (except for any Professional Appointment approved in accordance with Clause 18.2 (New Projects)) or accept an offer, or issue a letter of offer, in respect of any such Professional Appointment without the prior approval of the Agent) (not to be unreasonably withheld in the case of a form previously approved by the Agent;

(b)	ensure that the Professional selected is a reputable professional in the relevant field having relevant experience in providing similar professional services to developments similar to that Project;

(c)	procure that before the later of the drawing down of the relevant Advance and commencement of any services in relation to that Project by a Professional, that Professional will:

(i)	enter into a Professional Appointment with the Project Contractor (where applicable, approved in accordance with paragraph (a)(i) above); and

(ii)	execute and deliver to the Agent a Collateral Warranty.

18.1.5	No termination: Each Obligor will not in relation to any Project being conducted by it or on its behalf (without the prior approval of the Agent such approval not to be unreasonably withheld):

(a)	do or knowingly omit to do anything which would entitle any Project Contractor or other person, and procure that the relevant Project Contractor will not do or omit to do anything which would entitle a Major Trade Contractor or Professional or other person to terminate the Project Documents to which it is a party; or

(b)	discharge or release any Project Contractor or other person, and procure that the relevant Project Contractor will not discharge or release any Major Trade Contractor or Professional or other person from, or waive any of their respective material obligations under any such agreement or contract.

18.1.6	Variations: No Obligor may, at any time during a Cost Overrun Period in relation to any Project being conducted by it or on its behalf, make, or allow to be made, any material addition, variation or alteration to:

(a)	any Project Document or any other material contract or agreement entered into by or the benefit of which is vested in an Obligor in each case in connection with that Project_ or

(b)	any of the Plans and Specifications.

except with the prior consent of the Agent (not to be unreasonably withheld) and shall not be withheld if the Agent (acting reasonably) determines such addition, variation or alteration would not have, or is reasonably likely not to have, a Material Adverse Change on an Obligor.

18.1.7	Project Costs:

(a)	No Obligor may, at any time during a Cost Overrun Period in relation to any Project being conducted by or on behalf of it, incur or agree to incur a material increase in any Project Costs above that permitted for the same category of costs and expenses as set out in the Real Estate Package for such Project unless the relevant Project Costs, or increase:

(i)	is a Cost Overrun funded in accordance with paragraph (b) below; or

(ii)	is consented to by the Agent (not to be unreasonably withheld).

(b)	Where any unfunded Cost Overrun arises in relation to any Project, the Borrower (on behalf of the relevant Obligor) will in the first instance use the available Contingency attributable to that Project to fund that Cost Overrun.

18.1.8	Statutory Requirements etc: Each Obligor will, in relation to any Project being conducted by or on its behalf:

(a)	procure that each of its Projects comply with the Statutory Requirements and the requirements of every competent authority;

(b)	do all works or things required by any of the said Statutory Requirements or authorities; and

(c)	obtain and comply with all necessary Consents and will give all necessary notices required or desirable under the Statutory Requirements,

in each case so that there is no Material Adverse Change on the ability of that Obligor and that Project Contractor, if applicable, to perform its obligations under the relevant Project Documents.

18.1.9

Easements, light and air: Each Obligor will, in relation to any Project being conducted by or on its behalf, negotiate and agree such deeds of grant, surrender or variation of easements, quasi easements, rights, consents or licences with adjoining owners or occupiers or other third parties as may be necessary for the construction, use, occupation or operation of each of its Projects.

18.1.10	Prohibited materials: Each Obligor will, in relation to any Project being conducted by or on its behalf, to procure the use of, materials in each of its Projects which are:

(a)	of an appropriate standard and quality and are consistent with material used in other Projects which have achieved Project Completion;

(b)	used in accordance with Environmental Laws and Environmental Permits and all relevant laws and codes of practice for the time being; and

(c)	not otherwise generally known or suspected within the construction industry at the time of use or specification to be deleterious to health and safety or to the durability of the relevant Properties;

and each Obligor will, in relation to any Project being conducted by or on its behalf, to procure that, on written request or requests made by the Agent prior to Project Completion of the relevant Project, the relevant Project Contractor provides written confirmation to the Agent to the effect that only such materials have, to the best of its information and belief after making all due enquiry, been so used.

18.1.11	Planning Permission etc:

(a)	Each Obligor will not, in relation to any Project being conducted by it or on its behalf, enter into or make (or agree so to do) any agreement or application under any law relating to any Planning Permission in relation to any Property without the prior consent of the Agent such consent not to be unreasonably withheld.

(b)	The consent of the Agent is given to any such agreement which has been entered into:

(i)	prior to the date of this Agreement in relation to any Initial Project and as disclosed in the relevant Certificate on Title or Due Diligence Report; and

(ii)	at any time other than during a Cost Overrun Period

18.1.12	Inspection and audit:

The Agent may at any time, together with the Monitoring Surveyor (at the expense of the Borrower):

(a)	review of the Obligors’ internal control procedures and accounting policies approved by the Agent prior to drawdown of the Initial Advance as applied by the Obligors in the preparation of each Drawdown Report in relation to each Project; and

(b)	during reasonable hours of the day and on reasonable prior notice to the relevant Obligor and the relevant Project Contractor, if applicable, enter (with such Monitoring Surveyor) upon any Property to view the state and progress of the Project on that Property and to audit the relevant Obligor’s internal control procedures and accounting policies as applied in relation to that Project (without the Agent thereby becoming liable in any way as, for example, a mortgagee in possession).

18.1.13	Agent’s consent or approval

Any consent or approval required to be given by the Agent under Clauses 18.1.2(a) (Project Contractors). 18.1.3(a) (Trade Contractors), 18.1.4(a) (Professional Appointments), 18.1.5 (No termination), 18.1.6 (Variations), 18.1.7(a) (Project Costs) or 18.1.11 (a) (Planning Permission etc.) will be deemed to be given by the Agent on the terms originally requested by the Borrower if the Agent does not notify the Borrower of whether or not such consent approval is given_ (on any terms as specified by the Agent) at any time within 15 Business Days of the Agent being requested to grant such consent or approval.

18.2	New Projects

18.2.1	An Obligor may, at any time, other than during a Cost Overrun Period:

(a)	acquire, or otherwise designate, any freehold, leasehold or other real property specified in Schedule 6 (Approved New Properties) as an Approved New Property; and/or

(b)	commence any construction and development project on an Approved New Property as an Approved New Project,

without the consent of any Finance Party provided that:

(i)	any such freehold, leasehold or other real property specified in Schedule 6 (Approved New Properties) is acquired on, or otherwise complies with, substantially the same terms as those disclosed in the relevant Real Estate Package delivered to the Agent in accordance with Clause 3.1.2 (Conditions precedent);

(ii)	any such construction and development project will be carried out substantially in accordance with the relevant Real Estate Package;

(iii)

the aggregate Budgeted Costs relating to such construction and development project are not more than 15 per cent_ above the aggregate Budgeted Costs contained in the relevant Real Estate Package or such lesser percentage as is necessary so as to ensure a projected yield of 12 per cent per annum in respect of the relevant Approved New Property for the financial year the relevant Approved New Project is projected in the relevant Real Estate Package to become a Stabilised Project, determined by reference to the annual

Net Rental Income for such Approved New Property as projected in the relevant Real Estate Package divided by the aggregate Budgeted Costs for that Project; and

(iv)	on or prior to the first drawdown in respect of such construction and development project the Agent has confirmed to the Borrower and the other Finance Parties that it has received, or it is satisfied that it will receive upon such drawdown, all items relating to:

(1)	the relevant freehold, leasehold or other real property specified in Schedule 6 (Approved New Properties) as specified (as if that property were an Initial Property) in paragraphs 1, 2 and 8 of Part B Schedule 2 (Conditions precedent); and

(2)	where applicable, the Approved New Project as specified (as if that Approved New Project were an Initial Project) in paragraphs 1, 2, 3 and 8 of Part B Schedule 2 (Conditions precedent).

18.2.2	Where any freehold, leasehold or other real property specified in Schedule 6 (Approved New Properties) or any construction and development project on an Approved New Property does not comply with Clause 18.2.1, no Obligor may include such freehold, leasehold or other real property as an Approved New Property, nor commence the development of such construction and development project, unless:

(a)	the Agent has, subject to Clause 27.6.2 (Instructing Group’s instructions), approved in its absolute discretion a revised Real Estate Package for that Project; and

(b)	on or prior to the first drawdown in respect of the Approved New Project the Agent has confirmed to the Borrower and the other Finance Parties that it has received, or it is satisfied that it will receive upon such drawdown, all items relating to:

(i)	the relevant freehold, leasehold or other real property specified in Schedule 6 (Approved New Properties) as specified (as if that property were an Initial Property) in paragraphs 1, 2 and 8 of Part B Schedule 2 (Conditions precedent); and

(ii)	where applicable, the relevant construction and development project as specified (as if that Approved New Project were an Initial Project) in paragraphs 1, 2, 3 and 8 of Part B Schedule 2 (Conditions precedent).

18.2.3

The Agent may at any time, during a Cost Overrun Period, review the Real Estate Package relating to any Approved New Property and may (in its absolute discretion) require that changes specified by it be made to such Real

Estate Package and if work shall not have commenced in respect of an Approved New Project and the relevant Obligor has not entered into a Building Contract, a Professional Appointment or a Trade Contract with a Major Trade Contractor, the Agent may withdraw any approval it may have granted in respect of that Project.

18.2.4	The Borrower may, at any time if a Default is not continuing, request the Agent to consent to an Obligor conducting the development of one or more Projects on:

(a)	any Property where such Property is not an Approved New Property; or

(b)	any other freehold, leasehold or other real property:

(i)	of which the relevant Obligor is the absolute owner; or

(ii)	as all the Banks may approve which is proposed to become a New Property,

18.2.5	Any consent regarding:

(a)	any such freehold, leasehold or other real property becoming a New Property;

(b)	any Obligor conducting, or having conducted on its behalf, a New Project, and the terms upon which such development is or is to be conducted,

in each case, may only be given by the Agent subject to Clause 27.6.2 (Instructing Group’s instructions) it its absolute discretion upon such conditions as it may specify having regard to, amongst other things, the relevant matters specified in Parts A and B Schedule 2 (Conditions precedent).

18.2.6	If consent is given in accordance with Clause 18.2.5 to any such freehold, leasehold or other real property becoming a New Property or any such development becoming a New Project and upon satisfaction of any conditions specified in relation to any such consent:

(a)	that freehold, leasehold or other real property will become the relevant New Property; and

(b)	that development to be carried out by, or on behalf of, that Obligor on terms approved in accordance with Clauses 18.2.4 and 18.2.5 will become that Obligor’s New Project.

18.3	Properties

18.3.1

Repair: Each Obligor will, after Project Completion of the relevant Project conducted by it or on its behalf, to keep its Property and any other machinery and equipment forming part of that Property in good and substantial repair and condition and when necessary replace the same by items of similar quality and value, make good any want of repair and implement any recommendations of any structural survey.

18.3.2	Alterations: No Obligor will, after Project Completion of the relevant Project conducted by it or on its behalf, effect, carry out or permit any demolition, reconstruction or rebuilding of or any structural alteration to or material change in the use of its Property or sever or remove any of the fixtures (except for the purpose and in the course of effecting necessary repairs thereto or of replacing the same with new or improved models or substitutes or in the ordinary course of business) or for the purposes of complying with any Statutory Requirements thereon belonging to or in use by it without the prior consent of the Agent (not to be unreasonably withheld).

18.3.3	Tenants and licensees: Each Obligor will use its best endeavours, in relation to its Properties:

(a)	find tenants or licences for any vacant lettable space in its Properties (or. where applicable, the reversion thereof);

(b)	observe and perform all its material covenants and obligations as lessor under any Lease or as grantor under or as party to any licence or contract (in all cases) now or at any time relating to or affecting its Properties and protect its rights and interests under the same:

(c)	not, without the prior consent of the Agent, grant a Lease:

(i)	to any tenant for a term which is longer than twelve months; and

(ii)	of more than 2.5 per cent. of the annual projected revenue, appearing in the applicable Real Estate Package for that Project, of any single self-storage centre situated on a Property to a single tenant (or to any affiliate of that tenant).

18.3.4	Planning: Each Obligor will:

(a)	comply with any conditions attached to the relevant Planning Permission relating to or affecting its Property and not on or of its Property or make any material change in use of its Property;

(b)	not implement any planning permission (other than the relevant Planning Permission or any planning permission necessary in relation to its obligations under the Project Documents) obtained in relation to its Property without the prior consent of the Agent such consent not to be unreasonably withheld; and

(c)	comply with all Planning Laws

18.3.5	Notices:

(a)

Each Obligor will promptly give full particulars (and if requested a copy of any written particulars received by the Obligor concerned, if applicable) to the Agent of any material notice, order, directive, designation, resolution or proposal having application to its Property or to the area in which it is situate by any planning authority or other public body or authority under or by virtue of the Planning Laws or any other statutory power or powers conferred by any other law; and

(b)	if so required by the Agent, following reasonable prior written notice to the Borrower (on behalf of the relevant Obligor), the Agent may at the cost of the Borrower, take all steps (in the name of the relevant Obligor or otherwise as are necessary) to procure compliance with any obligations imposed by any such notice or order and may, at the cost of the relevant Obligor, make such objection or objections or representations against or in respect of any proposal for such a notice or order as the Agent (acting reasonably) considers necessary.

18.3.6	Title: Each Obligor will:

(a)	observe and perform all restrictive or other covenants, stipulations and obligations now or at any time affecting its Property and its Project Documents insofar as the same are subsisting and are capable of being enforced; and

(b)	duly and diligently enforce all restrictive or other covenants, stipulations and obligations benefiting its Property and not waive, release or vary (or agree so to do) the obligations of any other party thereto.

18.3.7	Headleases: Each Obligor will, in relation to any Lease under which it derives its estate or interest in its Property:

(a)	observe and perform all material covenants, stipulations and obligations on the lessee under any such Lease;

(b)	diligently enforce all material covenants and due performance and observance of obligations on the part of the lessor under any such Lease;

(c)	not, without the prior written consent of the Agent:

(i)	waive, release or vary any material obligation under, or the terms of; or

(ii)	exercise any option or power to break, determine or extend,

in each case, any such Lease;

(d)	not do or permit anything under any such Lease whereby the same may be forfeited;

(e)	not agree any increase in the rent payable under any such Lease without the prior written consent of the Agent; and

(f)	promptly notify the Agent of any matter or event under or by reason of which any such Lease has or may become subject to determination or to the exercise of any right of re-entry or forfeiture.

18.3.8	Environmental Laws:

(a)	Each Obligor will, to the extent that failure to do so would give rise to a Material Adverse Change:

(i)	comply with all applicable Environmental Laws and obtain and comply with all requisite Environmental Permits;

(ii)	not allow any circumstances to arise which could lead to a competent authority or a third party taking action or making an Environmental Claim, including the revocation, suspension, variation or non-renewal of any Environmental Permits;

(iii)	notify the Agent as soon as reasonably possible of any claim, notice or other communication received by it in respect of:

(1)	any actual or alleged breach of, or corrective or remedial obligation or liability under, any Environment Law or Environmental Permit; or

(2)	threatening to withdraw or not to renew or not renewing any Environmental Permit.

(b)	In relation to the Property known as north side of Twickenham Road. Hanworth (also known as Popham Close. Hounslow), the Original English Obligor will:

(i)	comply, in accordance with a timetable delivered to the Agent in accordance with Clause 3.1.1 (Conditions precedent), with the recommendations set out in a Phase I and II environmental audit dated 12 November 1998 prepared by WSP Environmental Limited (the “Hounslow Audit”) relating to hydrocarbon contamination due to that Property’s prior use as a landfill and motor engineering site, volatile organic compounds in the soil and ground water as well as the presence of tetrachloroethene above the relevant trigger level and elevated copper concentration in one bore hole which would only become an issue if that Property were to be redeveloped for a more sensitive end use;

(ii)	procure in accordance with such timetable:

(1)	the installation of further groundwater monitoring wells throughout that Property for periodic monitoring of ground water to provide data to assess the quality of water entering into and exiting on that Property;

(2)	confirmatory sampling to be undertaken to permit laboratory analysis and categorisation of suspected asbestos materials (identified during a visual inspection on 12 October 1998) in order that such materials may be appropriately managed and if the future use of that Property requires or causes disturbance of these materials, then such materials will be removed at the earliest opportunity by a licensed asbestos removal contractor; and

(3)	the removal at the earliest opportunity of all insulation board materials from that Property by a licensed asbestos removal contractor if the aforementioned laboratory analysis confirms the presence of brown asbestos.

(iii)	take such further remedial action at its expense as recommended by WSP Environmental Limited or such other environmental audit company as may be approved by the Agent (acting reasonably); and

(iv)	promptly notify the Agent of:

(1)	the results of the above installations, samplings and removals and any new potential sources of contamination discovered during such investigations; and

(2)	when the implementation in the Hounslow Report or with any recommendation made in accordance with paragraph (iii) above have fully been completed.

(c)	In relation to the Property known as the Westmount Centre. Uxbridge Road, Hayes, Middlesex, the Original English Obligor will:

(i)	comply, in accordance with a timetable delivered to the Agent in accordance with Clause 3.1.1 (Conditions precedent), with the recommendations set out in the Phase I environmental audit dated 16 March 1999 prepared by WSP Environmental Limited (the “Hayes Audit”) relating to potentially contaminating activities associated with the historical use of that Property and current on site fuels storage;

(ii)	procure in accordance with such timetable:

(1)	an intrusive ground investigation prior to commencement of any Project on that Property to identify potential contamination; and

(2)	an investigation to identify asbestos containing materials;

(iii)	take such further remedial action at its expense as recommended by WSP Environmental Limited or such other environmental audit company as may be approved by the Agent (acting reasonably); and

(iv)	promptly notify the Agent of:

(1)	the results of the above investigations and any new potential sources of contamination discovered during such investigations; and

(2)	when the implementation in the Hayes Report or with any recommendation made in accordance with paragraph (iii) above have fully been completed.

18.3.9	Compulsory purchase:

(a)	Each Obligor will notify the Agent as soon as reasonably possible upon it becoming aware of any part of its Property being compulsorily purchased or the applicable governmental agency or authority making an order for the compulsory purchase of the same.

(b)	On receipt of such notice from the Borrower, the Agent will be entitled to request a revised Valuation of the Property concerned (the cost of any such Valuation will be borne by the Borrower) ignoring that part being compulsorily purchased, for the purposes of Clause 15.1 (Loan to value).

(c)	All proceeds of any compulsory purchase order will, upon receipt by or on behalf of the relevant Obligor, promptly be paid into the Proceeds Account for application in or towards payment of the Secured Obligations.

18.3.10	Pay rents charges and taxes: Subject to Clause 17.9.2 (Financial Indebtedness), each Obligor will punctually pay or cause to be paid and indemnify the Agent on demand (and as a separate covenant any receiver or receivers appointed by it) against all existing and future rents, taxes, duties, fees, renewal fees, charges, assessments, impositions and outgoings whatsoever whether imposed by deed or by statute or otherwise and whether in the nature of capital or revenue and even though of a wholly novel character which now or at any time during the continuance of the security constituted by or pursuant to this Agreement are payable in respect of its Property or any part thereof.

18.3.11	Agent’s consent or approval

Any consent or approval required to be given by the Agent under Clauses 18.3.4 (Planning) or 18.3.7(c) or (e) (Headleases) will be deemed to be given by the Agent on the terms originally requested by the Borrower if the Agent does not notify the Borrower of whether or not such consent approval is given (on any terms as specified by the Agent) at any time within 15 Business Days of the Agent being requested to grant such consent or approval.

18.4	Insurance

18.4.1	Maintaining Policies: Each Obligor will effect and maintain or procure to be effected and maintained:

(a)	in relation to any of its Projects, at all times before its Project Completion, construction all risks insurance to the extent generally available in the relevant jurisdiction including all risks of loss or damage to those of its Properties upon which such Projects are being conducted and such Projects (including subsidence), whether permanent or temporary, including materials or other goods incorporated or for incorporation or used or intended to be used in connection with any such Properties or the construction works all being the property of the insured or for which the insured is responsible on a full reinstatement basis, including, without limitation, site clearance, professional fees and VAT where applicable;

(b)	at any other time, insurance in respect of its other Properties, fixtures and fixed plant and machinery forming part of such Properties against loss or damage by fire, storm, tempest, flood, earthquake, avalanche, lightning, explosion, impact, aircraft (other than hostile aircraft) and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes and such other risks and contingencies as are insured in accordance with sound commercial practice or which the Agent may, acting reasonably, direct from time to time to the full reinstatement value thereof with adequate provision also being made for the cost of clearing the site and, as from 31 December 1999, the fees of professionals incidental thereto (together with provision for forward inflation) and the loss of rents or prospective rents for a period of not less than two years or such other period as the Agent may, acting reasonably, agree to and having regard to any potential increases in rent as a result of reviews;

(c)	insurance against acts of terrorism; and

(d)	insurance against third party and public liability risks (including, where the Agent so requires and where commercially or legally usual and possible, the Agent as co-insured).

18.4.2	Form of Insurance Policies: Each Obligor will procure, subject to Statutory Requirements, at all times that all Insurance Policies contain:

(a)	a mortgagee clause whereby such Insurance Policy will not be vitiated or avoided as against a mortgagee or security holder in the event of or as a result of any misrepresentation, act, neglect or failure to make disclosure on the part of the insured party (other than the Finance Parties) or any circumstances beyond the control of any insured party; and

(b)	terms prohibiting the insurer from vitiating or avoiding any Insurance Policy as against a mortgagee in the event of any misrepresentation, act, neglect or failure to make full disclosure on the part of each Obligor or any tenant or other insured party and a waiver of all rights of subrogation; and

(c)	terms providing that it will not be invalidated so far as the Agent is concerned for failure to pay any premium due without the insurer first giving to the Agent not less than 14 days written notice.

18.4.3	Coverage of Insurance Policies: The Agent may request any Obligor to give to the Agent details of any Insurance Policy and may, if it considers that the amount insured by, or the risks covered by, any such Insurance Policy are inadequate, require such Obligor to increase the amount insured by, and/or amend the category of risks covered by, any such Insurance Policy to such extent and in such manner as the Agent may consider appropriate and the Obligor will promptly comply with such request.

18.4.4	Information: Each Obligor will:

(a)	procure that there has been given to the Agent such information in connection with, and copies of, the Insurance Policies as the Agent may at any time reasonably require and will notify the Agent of renewals made and material variations or cancellations of Insurance Policies, to the knowledge of each Obligor made, threatened or pending; and

(b)	notify the Agent in writing of any material changes to its insurance cover made from time to time.

18.4.5	Non avoidance: No Obligor will knowingly do or omit or permit anything to be done which may make void or voidable any Insurance Policy.

18.4.6	Insurers: Each Obligor will effect and maintain Insurance Policies with an insurance office or with underwriters in each case approved by the Agent, not to be unreasonably withheld, from time to time.

18.4.7	Pay premiums: Each Obligor will duly and punctually pay all premiums and other moneys payable under its Insurance Policies and promptly, upon request by the Agent, produce to the Agent copies of the premium receipts or other evidence of the payment thereof.

18.4.8	Co-insured: Each Obligor will at all times:

(a)	procure that each Insurance Policy maintained by each Obligor is in its name and the Agent as co-insured with the Agent named as loss payee;

(b)	procure that the proceeds of any insurance claim under any Insurance Policy are payable as follows:

(i)	where payment of a claim is made in respect of loss of rents or prospective rents, payment will be paid into the Proceeds Account;

(ii)	where payment of a claim is made in respect of third party liability insurance, payment will be made to the relevant third party except where payment or partial payment has been made to that third party by the relevant Obligor in which case payment or the relevant part payment will be made to the relevant Obligor; and

(iii)	where payment of a claim is made for the purposes of reinstatement any amount so received will be applied in such reinstatement; and

(iv)	otherwise, will be paid into the Proceeds Account.

(c)	where any asset is for the time being insured otherwise than in the name of the Agent and the relevant Obligor, cause the interest of the Agent to be noted or endorsed on the policy or policies of insurance relating thereto.

18.4.9	Agent effecting insurance: If any Obligor does not comply with its obligations in respect of any Insurance Policy, the Agent may (without any obligation to do so) effect or renew any such Insurance Policy in its own name with an endorsement of the Agent’s interest and the moneys expended by the Agent on so effecting or renewing any such insurance will be reimbursed by the relevant Obligor to the Agent on demand.

18.4.10	Application of insurance monies: Subject to the terms of any relevant occupational lease and Statutory Requirements, all proceeds of insurance will be used in or towards reinstatement of the relevant Property to the extent practicable but otherwise in prepayment or repayment of the Secured Obligations and, if there is an insufficient amount, will be applied in accordance with Clause 24.7 (Partial Payments).

18.4.11	Third Party Insurances: Notwithstanding anything to the contrary in this Agreement, no Obligor will be, or be deemed to be, in breach of its obligations under this Clause 18.4 (Insurance) to the extent that any provision of any Relevant Document, Lease or other contract or agreement entered into with any of the landlords of a Property is in conflict with any provision of this Clause 18.4 (Insurance) and the relevant Obligor is complying with the material provisions of that Project Document, Lease or other contract or agreement.

18.4.12	Monies to be held for Agent: All claims and moneys received or receivable by each Obligor under any Insurance Policy will be held by that Obligor and promptly applied in accordance with Clause 18.4.8(b) (Co-insured).

18.4.13	Defective title indemnity insurance: In relation to the Property known as the Westmount Centre, Uxbridge Road, Hayes, Middlesex, the Original English Obligor will procure defective title indemnity insurance from a reputable insurer prior to the Second Advance.

18.5	Valuation

18.5.1	The Agent may request the Valuers promptly to prepare and deliver to the Finance Parties a Valuation of:

(a)	each Property (except for any such Property the subject of a Valuation conducted in accordance with paragraph (b) below less than 90 days before the relevant anniversary) on which a Project is situated which has achieved Project Completion prior to the first anniversary of the date of this Agreement and prior to each anniversary thereafter or at any other time while a Default is continuing; and

(b)	any Property after the Project situated on that Property has achieved Project Completion.

18.5.2	The cost of each such Valuation will be borne by the Borrower.

18.6	Other information

18.6.1	The Borrower will, in respect of each Property (other than any Property upon which is situated a Project which has not achieved Project Completion), provide to the Agent within ten Business Days of the commencement of each calendar month (beginning in the calendar month following the date on which the Borrower draws down its Initial Advance, the following information in form and substance satisfactory to the Agent (in sufficient copies for each of the Banks):

(a)	a schedule in an agreed form of the lettings in respect of each such Property showing for the average for the previous month of the rent, VAT and any other payments receivable (and, separately, actually received) in the previous month by tenants and licensees;

(b)	details of any material arrears of rent in the previous month in respect of each such Property and the steps being taken to recover such arrears;

(c)	details of the level of unlet space in respect of each such Property in the previous month; and

(d)	details of the level of any new lettings and licences in respect of each such Property.

18.6.2	The Borrower will also furnish, or procure that there is furnished, to the Agent (in sufficient copies for each of the Banks):

(a)	as soon as the same are instituted or, to its knowledge, threatened, details of any litigation, arbitration or administrative proceedings involving any Obligor which:

(i)	would involve liability or potential liability of any Obligor in excess of euro 1,000,000 (or its euro equivalent); or

(ii)	is likely to be adversely determined and would involve liability or potential liability of any Obligor in excess of euro 500,000 (or its euro equivalent);

(b)	any amendment or variation to the Joint Venture Agreement; and

(c)	promptly, such further information regarding the financial condition, business and assets of any Obligor (including any requested amplification or explanation of any item in any accounts or other material provided under this Agreement) as the Agent may reasonably request from time to time.

18.7	Year 2000 Compliance

The Borrower will procure that all Computer Systems used by any member of the Group are (or will by no later than 31 December 1999 be) Year 2000 Compliant.

19.	EVENTS OF DEFAULT

19.1	Events of Default

Each of the events referred to in Clauses 19.2 (Non-payment) to 19.19 (Material Adverse Change) (inclusive) is, subject to Clause 19.22 (Project specific Events of Default), an Event of Default (whether or not its occurrence is caused by any person outside the control of an Obligor or any other person).

19.2	Non-payment

Any Obligor fails to pay any amount payable by it under any Finance Document at the time, in the currency and in the manner in which it is expressed to be payable unless any failure to pay is caused solely by:

19.2.1	a technical or administrative delay or error in the transmission of funds outside the control of the relevant Obligor and such failure is remedied to the satisfaction of the Agent within two Business Days of the due date therefor; or

19.2.2	default on the part of the Agent in applying proceeds standing to the credit of a Control Account in paying any such amount as required by this Agreement.

19.3	Misrepresentation

Any representation, warranty or statement made or deemed to be made by an Obligor in any Finance Document or in any notice or other document, certificate or statement delivered by it pursuant to, or in connection with, any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

19.4	Breach of specific undertakings

Subject to Clause 19.22 (Project specific Events of Default), any Obligor fails duly to perform or comply with any undertaking or other obligation owed or assumed by it under:

19.4.1	Clauses 15 (Financial undertakings) (other than Clause 15.5 (Finance Costs cover)), 16 (Control Accounts), 17.1 (Notice of Default), 17.4 (Equal ranking), 17.5 (Negative pledge), 17.6 (Disposals), 17.9 (Financial Indebtedness), 17.11 (Change of business), 17.12 (Mergers), 17.14 (Hedges), 17.15 (Distributions and investments), 17.16 (Share capital), 17.17 (Share capital), 17.18 (Intercompany loans), 18.1.1(b) (Carry out Projects). 18.1.2(a), (b), (c) and (e) (Project Contractor), 18.1.3 (Mayor Trade Contractors), 18.1.4 (Professional Appointments), 18.1.6 (Variations), 18.1.7 (Project Costs), 18.1.11 (Planning Permission etc), 18.1.12 (Inspection and audit), 18.2 (New Projects), 18.3.2 (Alterations), 18.3.3(c) (Tenants and licensees), 18.3.4(b) (Planning), 18.3.5 (Notices) to 18.3.9 (Compulsory purchase) (inclusive), 18.4.1 (Maintaining Policies), 18.4.2 (Form of Insurance Policies), 18.4.5 (Non-avoidance) to 18.4.8 (Co-insured) (inclusive), 18.4.10 (Application of insurance monies), 18.4.12 (Monies to be held for Agent), 18.4.13 (Defective title indemnity insurance) and 18.5 (Valuation) to 18.7 (Year 200 compliance) (inclusive) (other than those obligations referred to in Clause 19.2 (Non-payment)); and

19.4.2	Clauses 15.5 (Finance Costs cover) for any two successive calendar months.

19.5	Breach of other undertakings

Subject to Clause 19.22 (Project specific Events of Default), any Obligor fails duly to perform or comply with any undertaking or other obligation owed or assumed by it under a Finance Document (other than those obligations referred to in Clauses 19.2 (Non payment) and 19.4 (Breach of specific undertakings)) and, if any such non-performance or non-compliance is, in the opinion of the Agent, capable of remedy, it is not remedied to the satisfaction of the Agent within seven Business Days after the Agent has given notice to the Borrower of such non-performance or non-compliance.

19.6	Major damage

Except where the relevant Obligor has disposed of, or refinanced, the relevant Property in accordance with Clause 17.6.2(e) (Disposals) and subject to Clause 19.22 (Project specific Events of Default), the buildings and fixtures situated on any Property are destroyed or otherwise damaged to a material extent and the Agent determines (acting reasonably) that such destruction or damage is not fully insured for full reinstatement value or may result in any abatement of rent under any Lease which abatement the Agent determines (acting reasonably) is not fully insured for a period of at least two years.

19.7	Cross-default

19.7.1	Any Financial Indebtedness of an aggregate amount of more than euro 50,000 of any member of the Group (other than under a Finance Document) is not paid when due (or within any applicable grace period) or is declared to be or otherwise becomes due and payable on demand prior to its specified maturity; or

19.7.2	a creditor of any such member becomes entitled to declare any such Financial Indebtedness of that member due and payable prior to its specified maturity (or within any applicable grace period) or payable on demand; or

19.7.3	any commitment for any such Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any such member (other than upon the expiry of any applicable commitment period): or

19.7.4	any Security (other than under a Finance Document) securing any such Financial Indebtedness over an asset of any such member becomes immediately enforceable.

19.8	Insolvency

19.8.1	Any Belgian Obligor is, or admits that it is, unable to pay its debts as they fall due (is in staat van staking van betalingen/est en état de cessation de paiements) or otherwise is, or admits that it is, insolvent;

19.8.2	any French Obligor is, or admits that it is, unable to pay its debts as they fall due (état de cessation des paiements); or

19.8.3	any English Obligor is deemed, within the meaning of Sections 123(1)(e) or (2) or 224(1)(d) or (2) of the Insolvency Act 1986 (UK), unable to pay its debts; or

19.8.4	any Dutch Obligor:

(a)	is in the position that it has stopped paying its debts and is declared bankrupt (failliet) by judicial decision whether on its own request or on request of one or more of its creditors or on the basis of a demand of the public prosecutor;

(b)	foresees that it cannot continue to pay its claimable debts and applies for a moratorium of payments (surséance van betaling) (article 1 and 213 of the Dutch Bankruptcy Code (Faillissementswet));

19.8.5	any Swedish Obligor becomes unable to pay its debts as they fall due and such inability is not only temporary; or

19.8.6	any Obligor:

(a)	stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness; or

(b)	begins negotiations or takes or proposes any proceedings or other step with a view to re-adjusting, re-scheduling or deferring its indebtedness

(or any part thereof which it would otherwise be unable to pay when due).

19.9	Insolvency proceedings

19.9.1	to the extent as may be valid under Belgian law in relation to a Belgian Obligor:

(a)	a gerechtelijk bestuurder/administrateur judiciaire, speciaal commissaris/commissaire spécial, sekwester/séquestre or similar officer is appointed over any Belgian Obligor or of any substantial part or all of its revenues and assets; or

(b)	any corporate action or other steps are taken or legal proceedings are started by or against any Belgian Obligor with a view to any of the above events (subject, in the case of legal proceedings started against such member with a view to the appointment of a gerechtelijk bestuurder/administrateur judiciaire, speciaal commissaris/commissaire spécial, sekwester/séquestre or similar officer, to the condition that these proceedings continue for more than 90 days without being dismissed);

19.9.2	in relation to a Dutch Obligor any corporate action or other steps are taken or legal proceedings are started or (to the best of its knowledge and belief) threatened against any Dutch Obligor for its bankruptcy, suspension of payments, winding-up (other than within the framework of a solvent reorganisation of the Group), placement under administration, liquidation (other than within the framework of a solvent organisation of the Group), winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues;

19.9.3	in relation to an English Obligor:

(a)	a meeting of any English Obligor (or of its directors) is convened for the purposes of considering any resolution, or to petition, for its winding-up or for its administration under the Insolvency act 1986 or any such resolution is passed; or

(b)	a petition is presented for the making of an administration order under the Insolvency Act 1986 in respect of any English Obligor; or

(c)	a petition is presented to any court in Great Britain for the making of a winding-up order in respect of any English Obligor (other than a petition which the Agent is satisfied is vexatious or frivolous and which is discharged within 21 days); or

(d)	an order for the winding-up or administration under the Insolvency Act 1986 of any English Obligor is made;

19.9.4	in relation to a French Obligor, any corporate action which is taken or legal proceedings (procedure known as Reglement Amiable (Amicable Settlement) or the appointment of a Mandataire ad hoc or the procedure known as Redressement Judiciaire (Judicial Rehabilitation) proceedings with a view to the appointment of an Administrateur Judiciaire, a Juge Commissaire and a Réprésentant des Créanciers) which are started by or against any French Obligor with a view to any of the above events.

19.9.5	in relation to a Swedish Obligor any proceedings are initiated, against the relevant Obligor and such proceedings are not dismissed within 21 days, or by the relevant Obligor, under any applicable liquidation, bankruptcy, composition, reorganisation or other similar laws;

19.9.6	any member of the Group is declared bankrupt, is dissolved or enters into liquidation, is annulled as a legal entity; or

19.9.7	any petition or proposal is made, or any meeting is convened, with a view to the bankruptcy, winding-up or administration of any member of the Group or a composition assignment or arrangement with any creditors of any member of the Group.

19.10	Appointment of receivers or managers

19.10.1	A receiver, manager, administrative receiver or like person is appointed (other than pursuant to any Finance Document) in respect of any Obligor or in respect of any of its assets; or

19.10.2	any Obligor (or its directors) requests the appointment of a receiver, manager, administrative receiver or like person (other than pursuant to any Finance Document) without the prior consent of the Bank.

19.11	Creditors’ process

19.11.1	Any attachment, sequestration, distress or execution affects any asset of any Obligor and, if that asset is considered by the Agent not to be material in the context of the assets of the Obligors, such attachment, sequestration, distress or execution is not discharged fully within 30 days.

19.11.2	Any executory or conservatory seizure (uitvoerend of bewarend beslag/saisie exécution ou conservatoire) is made on the whole or any part of the property, undertaking or assets of any Belgian Obligor and, in respect of a conservatory seizure in respect of an asset considered by the Agent not to be material in the context of the assets of the Obligors, such conservatory seizure is not lifted within 90 days of its first being made.

19.12	Analogous proceedings

There occurs, in relation to any Obligor, any event in any country or territory which in the opinion of the Agent corresponds with any of those mentioned in Clauses 19.8 (Insolvency) to 19.11 (Creditors’ process) (inclusive).

19.13	Compulsory purchase

Any part or interest of any Obligor in any Property is compulsorily purchased or is otherwise nationalised or otherwise expropriated which, in the opinion of the Agent, will have a material and adverse effect on the financial condition of any Obligor or on the ability of an Obligor to comply with its obligations under the Finance Documents.

19.14	Change of control

Any Charging Company ceases to be at least 95 per cent. directly or indirectly owned by, and is controlled by, the Borrower.

19.15	Cessation of business

Any Obligor ceases, or threatens to cease or to carry on a substantial part of its business.

19.16	Unlawfulness

It is or becomes unlawful for an Obligor to perform or pay the Secured Obligations or for any Obligor to perform any other obligation of such Obligor under the Finance Documents which the Agent acting reasonably, considers material.

19.17	Disputes with Professionals and Major Trade Contractors

Subject to Clause 19.22 (Project specific Events of Default), if:

19.17.1	any dispute arises between an Obligor and any Project Contractor, Professional or Major Trade Contractors under any Building Contract or any Trade Contract or Professional Appointment under which a consideration of more than euro 1,000,000 is payable by that Obligor to such Project Contractor, Professional or Major Trade Contractor; and

19.17.2	as a direct result of that dispute, the relevant Project Contractor, Major Trade Contractor or Professional withdraws its equipment and/or employees from participating in the relevant Project in accordance with the relevant Project Document, the relevant Obligor does not appoint a replacement Project Contractor, Major Trade Contractor or Professional in relation to the relevant Project within one calendar month of the date such withdrawal first occurred.

19.18	Joint Venture Agreement

The Joint Venture Agreement is amended or varied in any respect affecting any obligation relating to the funding of the profit sharing certificates or any guarantee relating thereto without the prior written consent of the Agent.

19.19	Material Adverse Change

Any event or series of events occurs which gives rise to a Material Adverse Change.

19.20	Acceleration

19.20.1	Upon the occurrence of any Event of Default specified in Clauses 19.8.1 (Insolvency), 19.9.1, 19.9.2 or 19.9.3 (Insolvency proceedings), 19.11.2 (Creditors’ process) or 19.12 (Analogous proceedings) (but in the latter case only in respect of events analogous to those referred to in the foregoing Clauses):

(a)	the Secured Obligations will immediately become due and payable; and

(b)	the Total Commitments will immediately be cancelled and reduced to zero.

19.20.2	The Agent and, in addition, in the case of paragraphs (a)(iv) and (b) below, the Security Trustee may (and, if so instructed by an Instructing Group, will) at any time, if any other Event of Default is continuing, do any of the following:

(a)	by notice in writing to the Borrower (on behalf of Obligors):

(i)	declare any part of the Secured Obligations to be immediately due and payable, whereupon the same will immediately due and payable; or

(ii)	declare any part of the Secured Obligations to be due and payable on demand, whereupon the same will immediately become due and payable on demand by the Agent to the Borrower; or

(iii)	cancel the Total Commitments in part pro rata or in full, whereupon the same will be so cancelled and, if cancelled in full, immediately reduced to zero;

(iv)	require the Borrower to call on all outstanding contributions on profit sharing certificates issued by it immediately up to the amount required to discharge the Secured Obligations in full; or

(b)	take any step to enforce any Security, or exercise any rights of the Finance Parties, under the Finance Documents; or

(c)	terminate any Hedge (to the extent permitted under the terms of any such Hedge).

19.21	No independent action

No Bank may, except with the prior consent of an Instructing Group:

19.21.1	enforce any Security created or evidenced by any Finance Document or require the Agent to enforce any such Security;

19.21.2	sue for, or institute any creditor’s process (including a mareva injunction, garnishee order, execution or levy, whether before or after judgment) against any party to this Agreement in respect of, the Secured Obligations or any obligations (whether or not for the payment of money) owing to it under or in respect of any Finance Document:

19.21.3	take any step (including petition, application, notice of meeting or proposal to creditor) for the winding-up or administration of, or any insolvency proceeding, voluntary arrangement or scheme or arrangement in relation to, any Obligor: or

19.21.4	apply for any order for an injunction or specific performance in respect of any party to this Agreement in relation to any of the Finance Documents.

19.22	Project specific Events of Default

19.22.1	If any event referred to in:

(a)	Clause 19.4 (Breach of specific undertakings) (excluding any failure by an Obligor duly to perform or comply with any undertaking or other obligation owed or assumed by it under Clauses 15 (Financial undertakings), 16 (Control Accounts), 17.5 (Negative pledge) and 17.6 (Disposals));

(b)	Clause 19.5 (Breach of other undertakings) (in relation only to any failure by an Obligor duly to perform or comply with any undertaking or other obligation owed or assumed by it under Clauses 17 (General undertakings) and 18 (Property undertakings));

(c)	Clause 19.6 (Major damage); and

(d)	Clause 19.17 (Disputes with Professionals and Major Trade Contractors),

occurs solely in relation to a specific Property (or a Project situated on that Property), such event will not, and will cease to, constitute a Default and an Event of Default only if:

(i)	the Borrower (on behalf of relevant Obligor):

(1)	notifies the Agent of the occurrence of such event within five Business Days of becoming aware of its occurrence; and

(2)	gives reasonably particulars of such event and the relevant Property or Project to which it solely relates;

(ii)	no other Event of Default is continuing at the time the Borrower notifies the Agent in accordance with paragraph (i)(1) above; and

(iii)	the Obligors comply strictly with this Clauses 19.22.

19.22.2	The Agent will, upon receipt of any such notification given in accordance with Clause 19.22. 1(i)(1), promptly (and, in any event, within five Business Days) notify the Borrower that either (in its absolute discretion):

(a)	the relevant Obligor must sell the relevant Property in accordance with Clause 17.6.2(e) (Disposals) within a period specified by the Agent (being a period of not less than one calendar month); or

(b)	the relevant Property is designated an Excluded Property with effect from the next Interest Payment Date.

19.22.3	If the Agent designates the relevant Property as being a Excluded Property, it may at any time, by notice to the Borrower, determine that the relevant Obligor must sell the relevant Property in accordance with Clause 17.6.2(e) (Disposals) within a period specified by the Agent (being a period of not less than one calendar month).

19.22.4	If any Obligor fails strictly to comply with this Clause 19.22 in relation to any relevant Property, the relevant event will thereupon constitute an Event of Default (whether or not its occurrence is caused by any person outside the control of an Obligor or any other person) as if the Borrower had not issued any notice in relation to the occurrence of that event in accordance with Clause 19.22.1(i)(1).

19.22.5	Each Obligor will cease to be obliged to comply with this Clause 19.22 in relation to any Property on the date of the earlier to occur of:

(a)	the relevant event which gave rise to the notification referred to in Clauses 19.22.1(i)(1) being waived or cured in accordance with this Agreement as if it were an Event of Default; and

(b)	the relevant Property ceasing to be a Property in accordance with this Agreement.

20.	GUARANTEE

20.1	Guarantee

Each Charging Company irrevocably and unconditionally guarantees to each Finance Party the due and punctual observance and performance of the Secured Obligations (this guarantee being a cautionnement solidaire/hoofdelijke borgstelling).

20.2	Indemnity

Each Charging Company irrevocably and unconditionally agrees as a primary obligation to indemnify each Finance Party from time to time on demand by the Agent from and against any loss incurred by any Finance Party as a result of the Secured Obligations or any other obligation of another Obligor under a Finance Document being or becoming void, voidable, unenforceable or ineffective as against any Obligor for any reason whatsoever, whether or not known to any Finance Party or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from any other Obligor.

20.3	Limitation

The liability of each French Obligor under Clause 20.1 (Guarantee) and 20.2 (Indemnity) will be limited to the amount determined by the Agent at any time to be the euro equivalent of the greater of:

20.3.1	the aggregate of all intercompany loans made to such French Obligor up to the date of such determination to the extent only that any such loan is funded directly or indirectly out of the proceeds of any Advance; and

20.3.2	90 per cent, of the Net Assets of such French Obligor calculated on the basis of the Accepted Financial Statements of such French Obligor or, if a greater, on the basis of its last audited financial statements available at the date of such determination.

where “Net Assets” means the shareholders equity (including the share capital, share premium, net income or loss of a period, legal and statutory reserves, other reserves, profits and losses carried forward, investment subsidies and regulated provisions) (capitaux propres) in the relevant French Obligor.

20.4	Additional security

The obligations of each Charging Company under this Clause 20 (Guarantee) are in addition to and independent of every other Security which any Finance Party may at any time hold in respect of the Secured Obligations.

20.5	Continuing obligations

The obligations of each Charging Company under this Clause 20 (Guarantee) constitute continuing obligations of each Charging Company despite any settlement of account and will not be considered satisfied by any intermediate payment or satisfaction of any of the Secured Obligations and will continue in full force and effect until the Secured Obligations have been fully and irrevocably paid or discharged and all Commitments reduced to nil.

20.6	Obligations not discharged

The obligations of each Charging Company under this Clause 20 (Guarantee) and the rights, powers and remedies conferred in respect this Clause 20 (Guarantee) of by law will not be discharged, impaired or otherwise affected by:

20.6.1	the winding-up, dissolution, administration or re-organisation of an Obligor or any other person or any change in an Obligor’s status, function, control or ownership; or

20.6.2	any of the Secured Obligations or the obligations of any other person under any Relevant Document being or becoming illegal, invalid, unenforceable or ineffective in any respect; or

20.6.3	time or other indulgence being granted or agreed to be granted to an Obligor in respect of the Secured Obligations; or

20.6.4	any:

(a)	amendment to or waiver under; or

(b)	variation, waiver or release of, any obligation of an Obligor under, any Finance Document; or

20.6.5	any failure to take, or fully to take, any Security contemplated by any Finance Document or otherwise agreed to be taken in respect of the Secured Obligations; or

20.6.6	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any Security taken under the Finance Documents or any of the Secured Obligations; or

20.6.7	any action taken or purported to be taken by any Charging Company under Clause 20.10 (Further assurance) (whether or not any such action is authorised by such Clause).

20.7	Settlement conditional

Any settlement or discharge between a Charging Company and a Finance Party is conditional upon no Security or payment to a Finance Party by an Obligor or any other person on behalf of an Obligor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such Security or payment is so avoided or reduced, each Finance Party will be entitled to recover the value or amount of such Security or payment from any Obligor as if such settlement or discharge had not occurred.

20.8	Exercise of rights

No Finance Party is obliged, before exercising any of the rights, powers or remedies conferred upon it in respect of a Charging Company under this Clause 20 (Guarantee) or by law:

20.8.1	to make any demand of an Obligor or any other person other than provided under the relevant Finance Document or by law; or

20.8.2	to take any action or obtain judgment in any court against an Obligor or any other person; or

20.8.3	to make or file any claim or proof in a winding-up or dissolution of an Obligor or any other person; or

20.8.4	to enforce or seek to enforce any Security taken in respect of any of the Secured Obligations.

20.9	Deferral of Charging Companies’ rights

Each Charging Company agrees that, so long as any of the Secured Obligations remain outstanding or unpaid:

20.9.1	it will not exercise any rights which it may at any time have by reason of performance by it of its obligations under the Finance Documents or any other document:

(a)	to be indemnified by any Obligor; or

(b)	to claim any contribution from any other guarantor of an Obligor’s obligations under the Relevant Documents; or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right or Security of the Finance Parties under the Finance Documents,

except:

(i)	by way of setting-off any liability incurred and paid by the relevant Charging Company by reason of performance by it of its obligations under the Finance Documents or any other document against intercompany indebtedness owed by that Charging Company to another Obligor; or

(ii)	upon such terms as the Agent may require;

20.9.2	it will promptly, upon receipt of the same, apply any moneys received by it as a result of the exercise of any such rights in or towards the payment or discharge of the Secured Obligations; and

20.9.3	it hereby pledges all such rights to the Finance Parties as security for the payment and discharge of the Secured Obligations.

20.10	Further assurance

Each Charging Company agrees that it will promptly, at the direction of the Agent (acting reasonably), execute and deliver at its own expense any document (executed as a deed or under hand as the Agent may direct) and do any act or thing in order to confirm or establish the validity and enforceability of the guarantee and indemnity intended to be created by this Clause 20 (Guarantee) in support of the Secured Obligations.

21.	COMMITMENT COMMISSION AND FEES

21.1	Commitment commission

21.1.1	The Borrower will pay to the Agent for the account of each Bank a commitment commission on the amount of such Bank’s undrawn Commitment from day to day.

21.1.2	The commitment commission is calculated at the rate of 0.75 per cent, per annum and payable in arrears on the last Business Day:

(a)	of each successive period of three months which ends during such period; and

(b)	before the end of the Availability Period,

and will be payable together with any VAT and other taxes payable in respect of any such commission.

21.2	Arrangement fee

The Borrower will pay to Arranger the arrangement fee in accordance with the Fee Letter, together with any VAT and other taxes payable in respect of such fee.

21.3	Agency fee

The Borrower will pay to the Agent for its own account the agency fees at the times, and in the amounts, specified in the Fee Letter, together with any VAT and other taxes payable in respect of any such fees.

21.4	Underwriting fee

The Borrower will pay to the Banks which are party to this Agreement on the date hereof an underwriting fee specified in the Fee Letter, together with any VAT and other taxes payable in respect of any such fees, and such underwriting fee will be shared amongst such Banks in the proportion their respective Commitments as at the date of this Agreement bear to Total Commitments on that date.

21.5	Exit fee

If the Total Commitments are cancelled in full on or prior to the first anniversary of the date of this Agreement, the Borrower will pay to the Banks in the proportion their respective Commitments bear to Total Commitments on the date of such cancellation a fee on such date equal to the amount of accrued interest calculated in accordance with Clause 6.1 (Interest rate) on the following basis:

21.5.1	the Total Commitments are fully drawn as Advances on the date this Agreement and remain outstanding until such date;

21.5.2	EURIBOR applicable to such Advances is determined at the rate applicable on the Interest Payment Date falling immediately prior to such date; and

21.5.3	the applicable Interest Period commenced on the date this Agreement and ended on such date

22.	COSTS AND EXPENSES

22.1	Transaction expenses

The Borrower will, on demand by the Agent or the Security Trustee, pay or reimburse the Agent and the Security Trustee all costs and expenses (including legal and Monitoring Surveyors’ fees and expenses), together with any VAT and other taxes payable in respect of any such costs and expenses, incurred by it in connection with the negotiation, preparation and execution of the Finance Documents and the completion of the transactions contemplated by the Finance Documents.

22.2	Stamp taxes

The Borrower will pay all stamp, registration and other taxes to which any Relevant Document or any judgment given in connection with any Relevant Document is or may be subject and will, on demand by the Agent or the Security Trustee, indemnify each Finance Party against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

22.3	Agent’s and Security Trustee’s costs

In addition to the fees, costs and expenses paid or payable to the Agent under Clause 21.4 (Agency fee) and to the Agent and the Security Trustee under Clause 32.5 (Amendment costs) and the other provisions of this Clause 22 (Costs and expenses), the Borrower will, on demand by the Agent or the Security Trustee, pay or reimburse the Agent and the Security Trustee for its own account at such daily or hourly rates as determined by the Agent or the Security Trustee (each acting reasonably) for all costs and expenses (including legal costs, telephone, fax, copying, travel and personnel costs) incurred by the Agent and the Security Trustee in connection with it taking such action as it may deem appropriate or in complying with any instructions from the Banks, an Instructing Group or a Bank (as the case may be) or any request by an Obligor in connection with the Finance Documents.

22.4	Banks’ liabilities for costs

If the Borrower fail to perform any of its obligations under this Clause 22 (Costs and expenses), each Bank will indemnify the Agent and the Security Trustee, in the proportion to which its Commitment at that time bears to Total Commitments at that time (or if Total Commitments have been cancelled in full, the proportion will be determined by reference to its Commitment and Total Commitments immediately prior to such cancellation), against any loss incurred by the Agent and the Security Trustee as a result of such failure and the Borrower will promptly reimburse each Bank for any payment made by it pursuant to this Clause 22.4 (Bank’s liability for costs).

23.	DEFAULT INTEREST, BREAK COSTS AND INDEMNITIES

23.1	Default Interest Period

If any sum due and payable by any Obligor under:

23.1.1	any Finance Document is not paid on its due date; or

23.1.2	any judgment of any court in connection with any Finance Document is not paid on the date of such judgment,

the period beginning on such due date (or, in the case of a sum due as interest, as soon as and to the extent permitted by Article 1154 of the Civil Code) or, as the case may be, the date of such judgment and ending on the date upon which the obligation to pay such sum (the balance for the time being unpaid being referred to as an “unpaid sum”) is discharged will be divided into successive periods, each of which (other than the first) will start on the last day of the preceding such period and the duration of each of which will (except as otherwise provided in this Clause 22) be selected by the Bank.

23.2	Default interest

During each such Interest Period, the rate of interest applicable to each Bank’s portion of any unpaid sum will be the rate per annum determined by the Agent as being the sum of EURIBOR applicable to the unpaid sum for such Interest Period, the Margin (increased in accordance with Clause 23.3 (Penalty)) and, where the Agent so determines, the Mandatory Costs Rate.

23.3	Penalty

If and for so long as any sum due and payable by any Obligor under any Finance Document or under any judgement rendered in connection therewith will remain outstanding, the Margin will be increased by 0.5 per cent. per annum.

23.4	Payment of default interest

Any accrued interest in respect of an unpaid sum will be due and payable and will be paid by the Obligor concerned at the end of each Interest Period applicable to it or on any other date as the Agent may specify by written notice to that Obligor. The Agent will promptly notify the Borrower and each Finance Party of the duration of each determination of interest in relation to any unpaid sum in accordance with Clause 23.1.2 (Default interest).

23.5	Break costs

23.5.1	Despite any other provision of any Finance Document, the Borrower agrees that if:

(a)	a Bank receives or recovers all or part of an Advance or unpaid sum under the Finance Documents from whatever source otherwise than on the date such Obligor is scheduled to make repayment; or

(b)	the Borrower fails to pay any principal and interest due under this Agreement on the Advances or such unpaid sum except to the extent that such interest is paid in full when due under any Hedge,

it will, upon demand by the Agent, indemnify that Bank against any loss or liability, together with any interest, penalties and expenses payable or incurred in connection with such loss or liability, it may incur (including, without limitation, under any Hedges) as a result of any such receipt or recovery or failure to pay interest when due under this Agreement.

23.5.2	If a Bank intends to make a claim pursuant to Clause 23.5.1, it will notify the Agent of the event by reason of which it is entitled to do so. The Agent will then make demand under Clause 23.5.1 on behalf of that Bank.

23.6	Indemnity

The Borrower irrevocably and unconditionally agrees as a primary obligation to indemnify each Finance Party, on demand by the Agent, against any loss or liability arising out of:

23.6.1	the occurrence of a Default; or

23.6.2	the operation of Clauses 19.20 (Acceleration) or 26 (Sharing); or

23.6.3	(other than by reason of the negligence or default of a Finance Party) an Advance not being advanced after the Borrower has delivered a Drawdown Notice; or

23.6.4	any part of the Advances not being repaid in accordance with a notice of prepayment.

23.7	Hedge indemnity

The Borrower irrevocably agrees to indemnify the Finance Parties in respect of and against:

23.7.1	any sum payable by any Finance Party to a counterparty under any Hedge upon complete or partial termination prior to stated maturity, for any reason, of that Hedge: and

23.7.2	any cost, claim, loss, expense, or liability incurred by any Finance Party in respect of any Hedge occurring as a result of any Obligor repaying an Advance or any part of it (or any other Secured Obligation) on any date other than its scheduled date for repayment.

23.8	Currency indemnity

If:

23.8.1	a Finance Party receives:

(a)	any amount due and payable by an Obligor under a Finance Document; or

(b)	any amount due and payable by an Obligor under any order or judgment of a court given or made in relation to a Finance Document; or

23.8.2	any amount is converted into a claim or proof in respect of an Obligor,

in a currency (“payment currency”) other than the currency (“account currency”) in which that amount is expressed to be payable under the relevant Finance Document, order or judgment:

(i)	the Borrower irrevocably and unconditionally agrees as a primary obligation to indemnify that Finance Party, on demand by the Agent, against any loss or liability arising out of the conversion of the payment currency into the account currency at a market rate in the usual course of business of that Finance Party;

(ii)	if the amount received by that Finance Party, when converted into the account currency at a market rate in the usual course of business of that Finance Party is less than the amount owed in the account currency, the Borrower will, on demand by the Agent, pay to that Finance Party an amount in the account currency equal to the deficit (plus accrued interest, if any); and

(iii)	the Borrower will also pay to that Finance Party, on demand by the Agent, any exchange costs and taxes payable in connection with any such conversion.

24.	PAYMENTS

24.1	Currency of account

Euro units are the currency of account and payment for the Secured Obligations except that:

24.1.1	each payment in respect of costs and expenses will be made in the currency in which the same were incurred; and

24.1.2	each payment pursuant to Clause 9.2 (Tax Indemnity) or 10.2 (Increased Costs) will be made in the currency specified by the Finance Party concerned.

24.2	Payments to the Agent and the Security Trustee

Each payment by an Obligor or Finance Party under a Finance Document will be paid, in immediately available, freely transferable and cleared funds to the Agent or, where such payment is expressly required to be paid to the Security Trustee, to the Security Trustee, to the account designated “Credit Suisse First Boston, London Branch - account number 8552940 with Citibank NA, London Branch, London Swift: CITIGB2L (or such other account as the Agent or the Security Trustee may have specified for this purpose from time to time) so as to be received by 10.00 a.m. on the due date for each such payment.

24.3	Payments by the Agent and the Security Trustee

24.3.1	Except as specifically provided elsewhere in the Finance Documents, each payment received by the Agent or the Security Trustee for the account of a party to a Finance Document will be made available by the Agent to such party for value on the same day by transfer to the account of such party being:

(a)	in the case of each Bank, the account notified by it to the Agent of its Facility Office; and

(b)	in the case of any other party, the account previously notified in writing to the Agent upon not less than five Business Days’ notice.

24.3.2	A payment will be deemed to have been made by the Agent and the Security Trustee on the date on which it is required to be made under this Agreement if the Agent or the Security Trustee has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing system used by the Agent or the Security Trustee in order to make the payment.

24.4	No set-off

All payments required to be made by an Obligor to a Finance Party under a Finance Document will be calculated without reference to any set-off or counterclaim and will be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

24.5	Alternative payment arrangements

If, at any time, it becomes unlawful or impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for any party to any Finance Document to make any payment under a Finance Document in accordance with Clause 24.2 (Payments to the Agent and the Security Trustee), such party:

24.5.1	if it is a Finance Party, may agree with the Agent or the Security Trustee alternative arrangements for making such, and any subsequent, payment; and

24.5.2	if it is an Obligor, will make such, and any subsequent, payment in accordance with any such alternative payment arrangement as may be specified by the Agent or the Security Trustee from time to time (acting reasonably).

24.6	Clawback

If an amount is, or is to be, paid or credited to the Agent or the Security Trustee for the account of another party to any Finance Document, the Agent and the Security Trustee will not be obliged to make the same available to that other party until it has been able to establish to its satisfaction that it has actually received such amount, but if the Agent or the Security Trustee does so and it has not received such amount, then the party to whom such amount was so made available will promptly, upon the request of the Agent or the Security Trustee, refund the same to the Agent or the Security Trustee together with an amount sufficient to indemnify the Agent and the Security Trustee against any cost or loss it may have suffered or incurred by reason of its having paid out such amount prior to its having received such amount.

24.7	Partial payments

If and whenever a payment is made by an Obligor under any Finance Document and the Agent or the Security Trustee receives an amount less than the due amount of such payment, the Agent or the Security Trustee may, unless such payment is required to be applied (notwithstanding any purported appropriation by any Obligor) in accordance with Clause 16 (Control Accounts), apply that amount received in or towards the Secured Obligations in such order as the Agent or the Security Trustee may determine and any surplus, after all Secured Obligations have been irrevocably paid or discharged in full, will be paid to the Borrower or other person entitled to the same.

25.	SET-OFF

25.1	Contractual set-off

25.1.1	Each Obligor authorises each Finance Party to apply any credit balance to which any Obligor is entitled in satisfaction of the Secured Obligations.

25.1.2	For this purpose, each Finance Party is authorised to purchase with the moneys standing to the credit of any such account any other currency as may be necessary to effect any such application.

25.2	Set-off not mandatory

No Finance Party is obliged to exercise any right given to it by Clause 25.1 (Contractual Set-off).

26.	SHARING

26.1	Distribution of payments

If a Finance Party (in this Clause 26 (Sharing), a “Recovering Finance Party”) applies any receipt or recovery from an Obligor to the payment of any of the Secured Obligations owed to it and such amount is received or recovered other than in accordance with Clause 24 (Payments), then such Recovering Finance Party will:

26.1.1	notify the Agent and the Security Trustee of such receipt or recovery; and

26.1.2	at the request of the Agent or the Security Trustee, promptly pay to the Agent or the Security Trustee an amount (in this Clause 26 (Sharing), a “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent or the Security Trustee determines may be retained by such Recovering Finance Party as its share of any payment to be made in accordance with Clause 24.7 (Partial payments).

26.2	Redistribution of payments

The Agent and the Security Trustee will treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 24.7 (Partial payments).

26.3	Recovering Finance Party’s rights

The Recovering Finance Party will be subrogated into the rights of the parties which have shared in a redistribution pursuant to Clause 26.2 (Redistribution of payments) in respect of the Sharing Payment (and the relevant Obligor will be liable to the Recovering Finance Party in an amount equal to the Sharing Payment).

26.4	Repayable recoveries

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by such Recovering Finance Party, then:

26.4.1	each party which has received a share of such Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) will, upon request of the Agent or the Security Trustee, pay to the Agent or the Security Trustee for account of such Recovering Finance Party an amount equal to its share of such Sharing Payment; and

26.4.2	such Recovering Finance Party’s rights of subrogation in respect of any reimbursement will be cancelled and the relevant Obligor will be liable to the reimbursing party for the amount so reimbursed.

26.5	Exception

This Clause 26 (Sharing) will not apply if the Recovering Finance Party would not, after making any payment pursuant to this Agreement, have a valid and enforceable claim against the relevant Obligor.

27.	FINANCE PARTIES

27.1	The Agent

27.1.1	Each Bank, the Arranger and the Security Trustee appoints the Agent to act as its agent under and in connection with the Finance Documents and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent under or in connection with the Finance Documents, together with all such rights, powers, authorities and discretions as are reasonably incidental to such rights, powers, authorities and discretions.

27.1.2	Unless otherwise expressly provided in any Finance Document, the relationship between the Agent and the other Finance Parties is that of agent and principal only.

27.2	Arranger

The Arranger has acted, and may continue to act, in arranging, and introducing Banks to, the Facility. Except as specifically provided in this Agreement, the Arranger has no obligations of any kind to any other party under or in connection with a Finance Document.

27.3	Security Trustee

27.3.1	The Security Trustee is appointed, and continues to act, as security trustee for the Finance Parties under the Security Trust Deed in relation to the Trust Assets (as defined therein).

27.3.2

Each Finance Party authorises the Security Trustee to exercise such rights, powers, authorities and discretions as are specifically delegated to the Security Trustee under or in connection with the Finance Documents, together with all such rights, powers, authorities and discretions as are reasonably incidental to such rights, powers, authorities and discretions.

27.4	Duties

The duties of the Agent, the Arranger and the Security Trustee under the Finance Documents are solely mechanical and administrative in nature.

27.5	Information

27.5.1	The Agent will promptly:

(a)	forward to the person concerned the original or a copy of any document which is delivered to the Agent by a party to this Agreement for that person;

(b)	inform any other Finance Party of the contents of any notice or document received by the Agent under Clause 3 (Conditions precedent); and

(c)	notify each Bank of the occurrence of any Default of which the Agent has notice from the Borrower or any Bank.

27.5.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another party to this Agreement.

27.5.3	Except as provided above, neither the Agent nor the Security Trustee has any duty:

(a)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of any Obligor whether coming into its possession, on or after the date of this Agreement; or

(b)	unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from any Obligor.

27.6	Instructing Group’s instructions

The Agent and the Security Trustee:

27.6.1	will, if so instructed by an Instructing Group, or where specifically required, by all the Banks, refrain from exercising any right, power or discretion vested in it as the Agent or as the Security Trustee under the Finance Documents;

27.6.2	may exercise any right, power or discretion vested in it as the Agent or as the Security Trustee unless instructed by:

(a)	an Instructing Group not to exercise any such right, power or discretion; or

(b)	all the Banks to exercise any such right, power or discretion and, if it is to be exercised, as to the manner in which it should be exercised; and

27.6.3	may refrain from acting as instructed by an Instructing Group or, where required, all the Banks where the Agent or the Security Trustee determines that:

(a)	for it or any of its delegates to do so it is likely to constitute it or any such delegate acting unlawfully; or

(b)	it may be required to begin any legal action or proceedings arising out of or in connection with any Relevant Document unless it has received such security as it may require (whether by payment in advance or otherwise) for all costs, claims, losses, expenses and liabilities together with VAT thereon which it will or may expend or incur in complying with such instructions.

27.7	Delegation

The Agent, the Arranger and the Security Trustee may engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained.

27.8	Exoneration

The Agent, the Arranger and the Security Trustee are not:

27.8.1	bound to enquire as to:

(a)	whether or not any representation made or deemed to be made by an Obligor under any Relevant Document is true or correct;

(b)	the occurrence or otherwise of any Default; or

(c)	the performance, or any breach or default, by an Obligor of its obligations under any Relevant Document;

27.8.2	bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

27.8.3	bound to disclose to any other person any information relating to any Obligor if:

(a)	the person providing such information expressly stated that such information was confidential; or

(b)	such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any person; or

27.8.4	under any obligation except as expressly provided in this Agreement.

27.9	Indemnities

27.9.1	Without limiting the liability of any Obligor under the Relevant Documents, each Bank will promptly on demand by the Agent, the Arranger or the Security Trustee indemnify, in its proportion, the Agent, the Arranger or the Security Trustee against any costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent, the Arranger or the Security Trustee may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as such (other than any which have been reimbursed by the Borrower pursuant to Clause 23 (Default interest, break costs and indemnities)).

27.9.2	A Bank’s proportion of the liability under Clause 27.9.1 will be the proportion which its participation in the Advances (if any) bears to the total amount of the Advances on the date of the demand. If, however, no part of the Advances is outstanding on the date of demand, then the proportion will be the proportion which its Commitment, bears to the Total Commitments as at the date of demand (or if the Total Commitments have been cancelled in full, the proportion will be determined by reference to its Commitment and the Total Commitments immediately before being cancelled).

27.9.3	The Borrower will promptly on demand by the Agent or the Security Trustee reimburse each Bank for any payment made by it under Clause 27.9.1.

27.10	Exclusion of liability

27.10.1	Except in the case of gross negligence or wilful default, the Agent, the Arranger and the Security Trustee accept no responsibility for, or any liability (whether in negligence or otherwise) in respect of:

(a)	the adequacy, accuracy and/or completeness of any information supplied by the Agent, the Arranger or the Security Trustee, by any Obligor or by any other person in connection with the Relevant Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Relevant Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement; or

(c)	the exercise of, or the failure to exercise, any judgment, discretion or power given to any of them by or in connection with any Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement.

27.10.2	Each party to this Agreement agrees that it will not assert or seek to assert against any director, officer or employee of the Agent, the Arranger or the Security Trustee any claim it might have against any of them in respect of the matters referred to in Clause 27.10.1.

27.11	Banks’ own credit appraisal

Each Bank agrees with the Agent, the Arranger and the Security Trustee that:

27.11.1	it has not, and will not at any time, rely on the Agent, the Arranger or the Security Trustee; and

27.11.2	at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Relevant Documents and the Obligors, in each case, in relation to (without limitation):

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy and enforceability of each Relevant Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement;

(c)	whether such Bank has recourse, and the nature and extent of that recourse, against an Obligor or any other person or any of their respective assets under or in connection with any Relevant Document, the transactions herein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, the Arranger or the Security Trustee, an Obligor, or by any other person in connection with any Relevant Document, the transactions contemplated by the Relevant Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Agreement.

27.12	Compliance

27.12.1	The Agent and the Security Trustee may at its own discretion refrain from:

(a)

commencing any legal or administrative action, proceeding or arbitration (whether or not in accordance with the instructions of an Instructing Group) until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in connection with such action, proceedings or arbitration; and

(b)	doing anything (whether or not in accordance with the instructions of an Instructing Group) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

27.12.2	Without limiting Clause 27.12.1, neither the Agent nor the Security Trustee need disclose any information relating to any Obligor or any of its affiliates if the disclosure might, in the opinion of the Agent or the Security Trustee, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

27.13	Banks and other parties

The Agent, the Arranger and the Security Trustee may:

27.13.1	treat each Bank as a Bank, entitled to payments under the Finance Documents and as acting through its Facility Office until notice to the contrary is received by the Agent from that Bank;

27.13.2	assume that any right, power, authority or discretion vested under the Finance Documents upon an Instructing Group, the Banks or any other person or group of persons has not been exercised;

27.13.3	as to any matters of fact which might reasonably be expected to be within the knowledge of an Obligor, rely upon a certificate signed by or on behalf of such Obligor;

27.13.4	rely upon any communication or document believed by it to be genuine; and

27.13.5	assume any representation made or deemed to be made by an Obligor under any Relevant Document is true and correct and not misleading;

27.13.6	assume that no Default or Event of Default has occurred or is continuing;

27.13.7	assume that no Obligor is in default of its obligations under any Relevant Document;

27.13.8	assume that any notice or request by any Obligor is made on behalf of all Obligors; and

27.13.9	rely upon any communication or document believed by it to be genuine.

27.14	The Agent, the Arranger and the Trustee individually

27.14.1	The Agent, the Arranger and the Security Trustee, if it is also a Bank, have the same rights and powers under the Finance Documents as any other Bank and may exercise those rights and powers as though it were not the Agent, the Arranger or the Security Trustee.

27.14.2	The Agent, the Arranger and the Security Trustee may accept deposits from, act as agent for, or in relation to, any financing, lend money to and generally engage in any kind of banking or other business with any member of the Group and retain any profits or remuneration in connection with the same.

27.15	Agency division separate

In acting as Agent or Security Trustee, the Agent and the Security Trustee will be regarded as acting through its Loans Agency Department which will be treated as a separate entity from any other of its divisions or departments and, despite the provisions of this Clause 27 (Finance Parties), any information received by some other division or department of the Agent or the Security Trustee may be treated as confidential and will not be regarded as having been given to its Loans Agency Department.

27.16	Syndicate meetings

27.16.1	The Agent may at any time in its own discretion convene a meeting of the Banks and the Security Trustee.

27.16.2	If authorised by an Instructing Group, the Agent will at any time convene a meeting of the Banks and the Security Trustee.

27.16.3	Whenever the Agent is to convene any such meeting it will promptly give notice in writing to the Banks and the Security Trustee of the day, time and place thereof and the nature of the business to be transacted thereat.

27.16.4	All meetings of Banks and the Security Trustee will be held in London unless otherwise agreed by all Banks.

27.17	Amendments by Agent

27.17.1	If authorised in accordance with Clause 32 (Amendments), the Agent may (except where any other authority is required for the same by the express provisions of a Finance Document) grant waivers or consents or (with the agreement of the Borrower (on behalf of the Obligors)) vary the terms of any Finance Document.

27.17.2	Any such waiver, consent or variation so authorised and effected by the Agent will be binding on all the Finance Parties and the Agent will be under no liability whatsoever in respect of any such waiver, consent or variation.

27.18	Resignation

27.18.1	The Agent and the Security Trustee may resign its appointment under the Finance Documents at any time without assigning any reason for doing so by giving not less than 30 days’ prior notice to that effect to the Borrower (on behalf of the Obligors), and each other Finance Party. No such resignation will be effective unless a successor for the Agent is appointed in accordance with this Clause 27.18 (Resignation).

27.18.2	An Instructing Group may remove the Agent or Security Trustee from its role as the Agent or Security Trustee, respectively, by notice to that effect to the Agent or Security Trustee, the Borrower and each Bank.

27.18.3	If the Agent or the Security Trustee gives notice of its resignation pursuant to Clause 27.18.1, then any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent or the Security Trustee by an Instructing Group during the period of such notice but, if no such successor is so appointed, the Agent or, as applicable, the Security Trustee may appoint such a successor itself.

27.18.4	If a successor to the Agent or the Security Trustee is removed under Clause 27.18.2 or appointed under Clause 27.18.3, then:

(a)	the retiring or departing Agent or the Security Trustee will be discharged from any further obligation under the Finance Documents but will remain entitled to the benefit of the provisions of this Clause 27 (Finance Parties);

(b)	its successor and the other parties to the Finance Documents will have the same rights and obligations amongst themselves as they would have had if such successor had been party to this Agreement as the Agent or, as applicable, the Security Trustee; and

(c)	no Obligors will incur any additional liability under this Agreement (including, but not limited to Clauses 9 (Taxes), 10 (Increased Costs) and 11 (Illegality)) to the Agent or the Security Trustee in excess of the amount it would have been obliged to pay after the successor Agent or, as applicable, the Security Trustee had not been so appointed unless:

(i)	after the date on which the successor Agent or the Security Trustee is appointed, there is any change in, or in the interpretation or application of, any relevant law or the practice giving rise to any such liability; or

(ii)	the relevant Obligor would incur such liability irrespective of whether or not the successor Agent or the Security Trustee had been appointed.

27.18.5	The resigning or departing Agent or the Security Trustee will make available to the successor Agent or, as applicable, the Security Trustee such documents and records and provide such assistance as the successor Agent or, as applicable, the Security Trustee may reasonably request for the purposes of performing its functions as the Agent or, as applicable, the Security Trustee under the Finance Documents.

27.19	The Agent as Mandataire

27.19.1	Each Finance Party appoints the Agent as its attorney (mandataire) with a view to the signing of the Share Pledges in respect of shares in an Original French Obligor with full power on its behalf and in its name:

(a)	to do all acts and things and agree the terms of and execute all documents which the Agent may consider necessary or useful for the purposes of executing, registering and administering the Shares Pledges in respect of shares in an Original French Obligor and enforcing, renewing such power if and when needed, waiving or releasing any right acquired by them hereunder, subject always to Clause 32.1 (Amendments); and

(b)	generally, to take any action in any manner whatsoever related to the Shares Pledges in respect of shares in an Original French Obligor.

27.19.2	Each Finance Party undertakes, if so requested by the Agent, to ratify or confirm any act of the Agent performed in accordance with Clause 27.19.1 and/or grant any specific and supplementary power of attorney, especially (but without limitation) with respect to the enforcement of the Shares Pledges in respect of shares in an Original French Obligor.

28.	PARTIES

28.1	Benefit of Finance Documents

Each Finance Document will be binding upon and inure to the benefit of each party to the Finance Documents and its or any subsequent successors, transferees and assigns.

28.2	No transfers by Obligors

No Obligor may assign or in any way transfer any of its rights or obligations under a Finance Document.

28.3	Transfers by Banks

28.3.1	A Bank may, at any time, assign, transfer or novate all or any of its rights and obligations under the Finance Documents to a New Bank. However, no Bank may assign, transfer or novate all or any of its rights and obligations under the Finance Documents to a New Bank which is not a Qualifying Bank on the date such assignment, transfer or novation takes effect.

28.3.2	The benefit of each Finance Document will be maintained in favour of the beneficiary of any such assignment, transfer or novation, and the Agent will be the agent for each such beneficiary in accordance with the terms of the Finance Documents.

28.3.3

A Bank may transfer all or any of its rights, benefits and/or obligations under the Finance Documents to a New Bank by way of novation by delivering to the Agent a duly completed Transfer Certificate executed by such Bank and the New Bank in which event, on the later of the date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business

Day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

(a)	to the extent specified in such Transfer Certificate:

(i)	the transferring Bank’s rights against, and further obligations towards, the Obligors and the other Finance Parties respectively; and

(ii)	the Obligors’ and the other Finance Parties’ respective rights against, and further obligations towards, the transferring Bank,

in each case, under the Finance Documents will be cancelled and released (in this Clause 28.3.3, the “discharged rights and obligations”);

(b)	the Obligors and the other Finance Parties will respectively assume rights and obligations towards the New Bank which is party to such Transfer Certificate, and such New Bank will assume rights and obligations towards the Obligors and the other Finance Parties respectively, which, in each case, differ from the discharged rights and obligations only insofar as the discharge rights and obligations are assumed by or in respect of the New Bank in place of the transferring Bank; and

(c)	such New Bank will become party as a Bank to those Finance Documents to which the transferring Bank was a party.

28.4	Transfer fees

On the date upon which an assignment, transfer or novation takes effect pursuant to Clause 28.3.3, the relevant assignee or New Bank will pay to the Agent for its own account a fee of euro 1,000.

28.5	New Charging Companies

28.5.1	The Borrower may, at any time if a Default is not continuing, request all the Banks to consent to a wholly-owned special purpose subsidiary of the Borrower acceding as a New Charging Company under this Agreement.

28.5.2	Any such consent may only be given by all the Banks in their absolute discretion upon such conditions as they may specify.

28.5.3	If consent is given in accordance with Clause 28.5.2 to the accession of a New Charging Company and subject to any conditions specified in relation to such consent, the Borrower will procure that its wholly-owned subsidiary promptly delivers to the Agent an Accession Agreement, duly executed by it.

28.5.4	The Agent will be obliged to execute that Accession Agreement if:

(a)	all the Banks have given such consent in accordance with Clause 28.5.2 (subject to any conditions specified in relation to such consent);

(b)	no Default is continuing in relation to that New Charging Company or would result upon that New Charging Company acceding as a party to this Agreement; and

(c)	the New Charging Company has duly executed and delivered to the Security Trustee an Accession Deed under (and as defined in) the Security Trust Deed.

28.5.5	Each party to this Agreement (other than the relevant New Charging Company) irrevocably authorises the Agent to execute the relevant Accession Agreement on its behalf. The execution of an Accession Agreement by the New Charging Company concerned constitutes confirmation by it that it is an Obligor under this Agreement.

28.5.6	The relevant Accession Agreement will take effect, subject to the satisfaction of any conditions specified in relation to such consent, on the date of execution of that Accession Agreement by the Agent or, if later, the date specified in that Accession Agreement and, on that date that subsidiary will become a New Charging Company.

28.6	Notifications

The Agent will:

(a)	notify the Borrower and the other Banks within fourteen days of the date upon which an assignment takes effect pursuant to Clause 28.3 (Transfers by Banks); and

(b)	notify the Banks within fourteen days of the date upon which a New Charging Company accedes as a party to this Agreement pursuant to Clause 28.5 (New Charging Companies).

29.  CALCULATIONS AND EVIDENCE OF DEBT

29.1	Basis of accrual

Interest and commitment commission will accrue from day to day and will be calculated on the basis of a year of 360 days (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

29.2	Evidence of debt

Each Bank will maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

29.3	Accounts

The Agent will maintain on its books a control account or accounts in which will be recorded:

29.3.1	the amount of the Advances and each Bank’s participation in the Advances;

29.3.2	the amount of all principal, interest and other amounts due or to become due from each Obligor to any Finance Party under the Finance Documents and each Bank’s share in such amounts; and

29.3.3	the amount of any amount received or recovered by any Finance Party under the Finance Documents.

29.4	Evidence

In any legal action or proceeding arising out of or in connection with a Finance Document, the entries made in the accounts maintained pursuant to Clauses 29.2 (Evidence of debt) and 29.3 (Accounts) will, in the absence of manifest error, be conclusive evidence of the existence and amounts of the specified obligations of the Obligors.

29.5	Certificate of Banks

A certificate of a Bank as to:

29.5.1	the amount by which a sum payable to it under a Finance Document is to be increased under Clause 9.1 (Tax gross-up); or

29.5.2	the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clauses 9.2 (Tax indemnity) or 10.2 (Increased Costs),

will, in the absence of manifest error, be conclusive evidence of any such amounts.

29.6	Agent’s and Security Trustee’s certificates

A certificate of the Agent or the Security Trustee as to:

29.6.1	the amount at any time due from an Obligor to a Finance Party under a Finance Document; or

29.6.2	the amount which, but for any obligation of an Obligor to a Finance Party under a Finance Document being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from that Obligor, will, in the absence of manifest error, be conclusive evidence of any such amount.

29.7	Information

Any information which is of a confidential nature to the Group which is supplied by or on behalf of any Obligor to any Finance Party pursuant to the Finance Documents may only be used by the Finance Parties (and disclosed to its professional advisors) for:

29.7.1	the purposes of exercising their rights under the Relevant Documents and matters reasonably incidental thereto;

29.7.2	communicating to a proposed New Bank and it has validly executed and delivered to the Borrower in its favour a confidentiality undertaking substantially the same as this Clause 29.7;

29.7.3	protecting or obtaining advice on the rights and duties of a Finance Party under the Relevant Documents;

29.7.4	the purposes of its audit requirements,

and such confidential information will not otherwise be disclosed by any Finance Party to any third party except:

(a)	with the prior consent of the Borrower (not to be unreasonably withheld or delayed)

(b)	if the intended recipient of such confidential information is any bank, building society, financial institution or other person who may enter into contractual relations with such Bank in relation to the Finance Documents and it has validly executed and delivered to the Borrower in its favour a confidentiality undertaking substantially the same as this Clause 29.7;

(c)	to the extent required by law or any order or request of any court;

(d)	to the extent required by any state (or political subdivision thereof) or supra-national agency, authority, central bank, government, legislature, executive or person having jurisdiction, control or authority over the relevant Finance Party; or

(e)	to the extent it is or becomes a matter of public knowledge.

30.	REMEDIES AND WAIVERS

30.1	No failure to exercise, nor any delay in exercising, on the part of a Finance Party, any right or remedy under a Finance Document will operate as a waiver of any such right or remedy, nor will any single or partial exercise of any right or remedy prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy.

30.2	The rights and remedies of the Finance Parties under the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

31.	NOTICES

31.1	Giving of notices

31.1.1	Any notice, demand or other communication under or in connection with a Finance Document will be given in writing and will be made in the English language, and will be deemed to be given, as follows:

(a)	in writing, when delivered; or

(b)	by fax, when received.

31.1.2	However, a notice or other communication given in accordance with the above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

31.2	Addresses for notices

31.2.1	The address and fax number of each party to this Agreement for all notices, demands and other communications under or in connection with a Finance Document are:

(a)	if a person is a party to this Agreement on the date of this Agreement, as set out under its name (or, in the case of each Obligor, the Borrower’s name) in Schedule 7 (Addresses for notices) to this Agreement;

(b)	if a person becomes a party to this Agreement after the date of this Agreement, those notified by that party for this purpose to the Agent on or before the date it becomes a party to this Agreement; and

(c)	any other notified by that party to this Agreement for this purpose to the Agent by not less than five Business Days’ notice.

31.2.2	The Agent will, promptly upon request from any party to this Agreement, give that party the then current address and fax number of any party to this Agreement.

32.	AMENDMENTS

32.1	Amendment procedures

Subject to Clauses 32.2 (All Bank consent), 32.3 (Agent’s rights) and 32.3 (Security Trustee’s rights), the Agent, if so instructed by an Instructing Group, and the Borrower (on behalf of Obligors) may from time to time amend any Finance Document or waive, prospectively or retrospectively, any of the requirements of any Finance Document and any such amendment or waiver will be binding on all parties to this Agreement.

32.2	All Bank consent

Any waiver or amendment of a Finance Document which:

32.2.1	relates to Clause 26 (Sharing) or this Clause 32 (Amendments);

32.2.2	reduces the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from an Obligor under a Finance Document to which any Bank is entitled; or

32.2.3	changes the principal amount of or currency of the Advances; or

32.2.4	changes the Margin, the amount or currency of any payment of interest, fees or any other amount payable under a Finance Document to a Finance Party or defers the due date for repayment of such amount; or

32.2.5	defers the Final Repayment Date; or

32.2.6	changes the definition of “Instructing Group”; or

32.2.7	changes any provision of the Security Trust Deed; or

32.2.8	changes any provision which contemplates the need for the consent or approval of all the Banks,

may not be made in accordance with Clause 32.1 (Amendment procedures) without the prior consent of all Banks.

32.3	Agent’s rights

The Agent is not obliged to agree to any waiver or amendment of a Finance Document which:

32.3.1	changes Clauses 21.3 (Agency fee), 22 (Costs and expenses), 27 (Finance Parties) or this Clause 32 (Amendments); or

32.3.2	otherwise changes any rights of the Agent under any Finance Document or otherwise subjects the Agent to any new or additional obligations under any Finance Document.

32.4	Security Trustee’s rights

The Security Trustee will not, without its agreement, be bound by any waiver or amendment of a Finance Document which:

32.4.1	changes Clauses 22 (Costs and expenses), 27 (Finance Parties) or this Clause 32 (Amendments); or

32.4.2	changes the Security Trust Deed; or

32.4.3	otherwise changes any rights of the Security Trustee under any Finance Document or otherwise subjects the Agent to any new or additional obligations under any Finance Document.

32.5	Amendment costs

If an Obligor requests any amendment or waiver to any Finance Document, the Borrower will, on demand of the Agent or the Security Trustee, reimburse each Finance Party for all costs and expenses (including legal fees of the Agent and the Security Trustee) together with any VAT thereon incurred by each Finance Party in responding to or complying with such request.

33.	APPLICABLE LAW AND JURISDICTION

33.1	This Agreement is governed by Belgian law.

33.2	Each Obligor agrees for the benefit of the Finance Parties that any dispute in connection with this Agreement will be subject to the exclusive jurisdiction of the courts of Brussels, without prejudice to the rights of any Finance Party to take legal action before any other court of competent jurisdiction.

33.3	For the purposes of any legal action in connection with any Finance Document, each Obligor elects domicile at the offices of the Borrower and undertake at all times to maintain an elected domicile in Brussels.

34.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

The pages of this Agreement were initialled for the purposes of authentication by:

(A)	Jonas Deroo or Christopher Litt of De Bandt, Hecke, Lagae & Loesch, Brederode-Straat 13, 1000 Brussels, or Patrick Metdepenninghen or David Grant of the Borrower of 48 Quai du Commerce, 1000 Brussels, on behalf of the Original Obligors; and

(B)	Yves Herinckx, Christel Vanassche, Lounia Czupper or James Stott of Clifford Chance, Avenue Louise 65, 1050 Brussels or Jeff Nash, Derek Vago or Louise Weir of the Arranger of One Cabot Square London E14 4QJ, on behalf of the Finance Parties.

Made in six originals, of which one will be held by the Borrower, one by the Borrower for each of the Original Charging Companies, one by the Agent for itself, the Arranger and the Security Trustee and three copies by the Agent for the Banks, on 11 October 1999.

SCHEDULE 1

PARTIES

Part A

Banks

Banks	Facility Offices	Commitment (euro)
Credit Suisse First Boston, London Branch	Five Cabot Square London E14 4QR	140,000,000

Fax:             +44 020 7888 8398

Acc no:       8552940

maintained with Citibank NA, London

Attention:   Loans Agency Department

with a copy to:

Credit Suisse First Boston (Europe) Limited

One Cabot Square

London E14 4QJ

Fax: 00 44 207 888 4699

Attention: The Directors, European Real Estate Products Group

		140,000,000

Part B

Original Charging Companies

Original Charging Companies	Registered office	Reg. No./RC	Jurisdiction
SSC Benelux Zaventem SCS	18 Quai du Commerce, 1000 Brussels	RC Brussels N° 547,856	Belgium

SSC Benelux Machelen SCS	18 Quai du Commerce, 1000 Brussels	RC Brussels N° 3,502	Belgium

Imoganco BVBA	18 Quai du Commerce, 1000 Brussels	RC Brussels N° 626,394	Belgium

Shurgard France SAS	191, rue Saint Honoré, 75001 Paris	RCS B403 609 779	France

Shurgard Meditérannée SAS	138 Boulevard des Jardiniers 06200 Nice	RCS B948 678 244	France

Shurgard Storage Centers Sweden KB	Skytteholmvägen 2, 171 44 Solna	969639-8479	Sweden

Shurgard Sweden AB	Skytteholmvägen 2, 171 44 Solna	556550-5152	Sweden

Shurgard Storage Centres UK Limited	14 St. Mary’s Road Long Ditton Surbiton Surrey KT6 5EY	3454778	England and Wales

Shurgard Nederland B.V.	Bachlaan 35 5707RN Helmond	17112607	Netherlands